Exhibit 99.(f)(2)

Financial Statements of the
Government of New Zealand

For the year ended 30 June 2008

6 October 2008

978-0-478-33024-3 (Print)
978-0-478-33025-0 (Online)

1

Contents

Ministerial Statement

Statement of Responsibility

Commentary

Introduction

Summary

Fiscal Strategy

Revenue

Expenses

Surpluses

Cash Position

Debt

NZS Fund

Historical Financial Information

Report of the Auditor-General

Financial Statements

Statement of Financial Performance

Analysis of Expenses by Functional Classification

Statement of Cash Flows

Statement of Recognised Income and Expense

Statement of Financial Position

Notes to the Financial Statements

Note 1:  Summary of Accounting Policies

Note 2:  Taxes and Levies Collected through the Crown’s Sovereign Power

Note 3:  Sales of Goods and Services

Note 4:  Interest Revenue and Dividends

Note 5:  Other Revenue

Note 6:  Transfer Payments and Subsidies

Note 7:  Personnel Expenses

Note 8:  Depreciation and Amortisation

Note 9:  Other Operating Expenses

Note 10:  Interest Expenses

Note 11:  Insurance Expenses

Note 12:  Gains and Losses on Financial Instruments

Note 13:  Gains and Losses on Non-Financial Instruments

Note 14:  Receivables

Note 15:  Marketable Securities, Deposits and Derivatives in Gain

Note 16:  Share Investments

Note 17:  Advances

Note 18:  Inventory

Note 19:  Other Assets

Note 20:  Property, Plant and Equipment

Note 21:  Equity Accounted Investments

Note 22:  Payables

Note 23:  Borrowings

Note 24:  Insurance Liabilities

Note 25:  Retirement Plan Liabilities

Note 26:  Provisions

Note 27:  Net Worth

Note 28:  Capital Objectives and Fiscal Policy

Note 29:  Segment Analysis

Note 30:  Commitments

Note 31:  Contingent Liabilities and Contingent Assets

Note 32:  Financial Instruments

Note 33:  Impact of Adoption of NZ IFRS

Note 34:  Subsequent Events

Supplementary Statements

Statement of Borrowings

Statement of Unappropriated Expenditure

Statement of Expenses or Capital Expenditure Incurred in Emergencies

Statement of Trust Money

Additional Financial Information

Fiscal Indicator Analysis

Performance

Core Crown Residual Cash

Debt

NZ Superannuation Fund

Information on State-owned Entities and Crown Entities

Government Reporting Entity

Ministerial Statement

Since 2000, New Zealand has enjoyed the longest uninterrupted period of economic expansion since World War II.

That growth, accompanied by a dramatic rise in employment, big fall in unemployment, strong increases in workers’ wages and firms’ profits, all assisted Crown revenue growth which in turn assisted the government to dramatically lift public investment in health, education, infrastructure and other public goods.

But just as important, the government has been utilising favourable economic conditions to position the Crown in a strong financial position to better withstand any future external shocks to our economy and society.

Since 1999, the government has driven gross sovereign-issued debt down, from over 35 percent of GDP to be nearer the government’s long-term target of 20 percent of GDP, while simultaneously building up the financial assets of the New Zealand Superannuation Fund to part pre-fund future pension liabilities.

In 2006, the New Zealand Government’s net financial asset position moved into positive territory for the first time in the nation’s history, a position maintained in the 2007/08 financial statements for the year ended 30 June.

These statements are the first prepared under New Zealand International Financial Reporting Standards (NZ IFRS).  The statements show an operating profit before gains and losses (OBEGAL) of $5,637 million, $410 million higher than forecast in the 2008 Budget Economic and Fiscal Update.  The operating balance was on target at $2,384 million.  This result compares with the previous year’s operating balance of $8,022 million which included some large actuarial gains on the Government’s long term liabilities while this year’s result has been impacted by the decline in overseas equity markets.

Core Crown residual cash was $736 million less than in the previous year but $1,149 million higher than forecast.  The delay in the $690 million KiwiRail purchase to 1 July drove most of this surplus with operating cash flows $274 million higher than forecast.

Gross sovereign-issued debt (excluding Reserve Bank settlement cash) continued to fall as a percentage of GDP at 17.4 percent in 2008 compared with 18.2 percent last year. This continues to be consistent with the Government’s long term debt objective to keep gross sovereign-issued debt broadly stable at 20 percent of GDP over the next ten years.

As at 30 June 2008 the financial statements show that the Crown’s net financial asset position inclusive of the assets of the New Zealand Superannuation Fund was equivalent to a positive 7.9 percent of GDP, compared with a positive 5.3 percent of GDP a year earlier.

The New Zealand Superannuation Fund grew by $1,239 million over the year to a net worth of $14,212 million.  The Fund was adversely impacted by the downturn in overseas equity markets, making an $881 million operating loss for the year ended 30 June 2008.  The Fund’s annualised return since inception remains positive at 10.34% (over 3% above the risk free rate of return for the same period).

Hon Dr Michael Cullen
Minister of Finance
30 September 2008

Statement of Responsibility

These financial statements have been prepared by the Treasury in accordance with the provisions of the Public Finance Act 1989.  The financial statements comply with generally accepted accounting practice.

The Treasury is responsible for establishing and maintaining a system of internal control designed to provide reasonable assurance that the transactions recorded are within statutory authority and properly record the use of all public financial resources by the Crown.  To the best of my knowledge, this system of internal control has operated adequately throughout the reporting period.

John Whitehead
Secretary to the Treasury

30 September 2008

I accept responsibility for the integrity of these financial statements, the information they contain and their compliance with the Public Finance Act 1989.

In my opinion, these financial statements fairly reflect the financial position of the Crown as at 30 June 2008 and its operations for the year ended on that date.

Hon Dr Michael Cullen
Minister of Finance

30 September 2008

Commentary

Introduction

This commentary outlines the key trends for each of the fiscal indicators along with a comparison to the forecasts provided in the 2008 Budget Economic and Fiscal Update.  It should be read in conjunction with the financial statements on pages 24 to 157.

These are the first set of annual audited financial statements of the Government prepared in accordance with NZ IFRS.  Comparative figures have been restated to align with NZ IFRS.  Restated data prior to 30 June 2007 has not been subject to audit.

Each section in the commentary follows the components of the Government’s fiscal strategy (outlined in the 2008 Fiscal Strategy Report – which is summarised on page 5):

•                  Revenue (including taxes)

•                  Expenses

•                  Surpluses

•                  Cash Position

•                  Debt, and

•                  The New Zealand Superannuation Fund (NZS Fund).

The financial statements of the Government of New Zealand refer to both core Crown and total Crown results.  Core Crown includes Ministers, Departments, Offices of Parliament, the NZS Fund and the Reserve Bank of New Zealand but excludes state-owned enterprises (SOEs) and Crown entities (CEs).  Total Crown includes the core Crown, SOEs and CEs.

Summary

The key results were:

•                  both the operating balance and OBEGAL for the year were in line with the 2008 Budget forecasts (after taking into account a reclassification of the ACC actuarial loss)

•                  residual cash was $1,149 million higher than forecast for the year although this was essentially timing in nature (eg, the $690 million purchase of KiwiRail expected on 30 June took place on 1 July)

•                  debt was also lower than forecast at year end, primarily driven by the higher than expected residual cash surplus and, as such, is also considered to be timing in nature, and

•                  the NZS Fund recorded an operating deficit of $881 million for the year ended 30 June 2008 as a result of the downturn in equity markets (particularly the United States).  The Fund’s net worth at 30 June 2008 was $14,212 million.

Fiscal Strategy

The Government’s fiscal strategy (outlined in more detail in the 2008 Fiscal Strategy Report) is to strengthen its fiscal position so that it is well placed to respond to future challenges such as those associated with population ageing.  The strategy is summarised in Figure 1.

The Government is implementing this strategy primarily by building up financial assets in the New Zealand Superannuation Fund (NZS Fund) and maintaining gross sovereign-issued debt at around 20% of GDP.  In order to keep debt at around 20% of GDP, the Government has said it intends to run its cash flow position so that borrowing tracks in line with GDP over time.  In practice, this means running operating surpluses, on average, that are sufficient to cover the contributions to the NZS Fund and some capital spending needs.

The Financial Statements of the Government provide a record of the Government’s financial performance over financial year ended 30 June 2008 and its financial position as at 30 June 2008.  They provide a comparison with the fiscal forecasts in the 2008 Budget Economic and Fiscal Update.  They also provide the public with a snapshot of the progress the Government has made in implementing its fiscal strategy as set out in the Fiscal Strategy Report.

Figure 1 – Fiscal strategy at a glance

Fiscal Indicators for the Year Ended to 30 June 2008

Table 1 – Fiscal indicators

Year ended 30 June $ million	2003 Actual	2004 Actual	2005 Actual	2006 Actual	2007 Actual	Original Budget	Est Actuals	2008 Actual
Revenue and expenses
Core Crown revenue excl NZS Fund	43,371	46,165	51,088	55,844	58,482	59,304	61,814	61,671
Core Crown expenses	39,897	41,882	44,895	49,320	54,004	56,096	57,364	56,997
Surpluses
Total Crown OBEGAL	4,366	5,573	7,075	7,091	5,860	4,958	5,227	5,637
Total Crown OBEGAL excl NZS Fund retained revenue	4,297	5,526	7,140	7,252	6,250	4,860	5,219	5,586
Total Crown operating balance	1,621	7,309	5,931	9,542	8,022	6,431	2,559	2,384
Cash position
Core Crown residual cash	1,217	520	3,104	2,985	2,793	(976)	908	2,057
Debt
GSID (excl settlement cash)	36,617	36,017	35,478	33,903	30,647	34,477	31,763	31,390
Net core Crown debt incl NZS Fund financial assets	16,093	11,613	4,538	(1,817)	(7,467)	(10,784)	(11,254)	(12,953)
Net core Crown debt	17,977	15,569	11,093	8,044	4,109	4,655	1,846	(19)
NZS Fund
NZS Fund net worth	1,884	3,956	6,555	9,855	12,973	15,977	14,461	14,212
Nominal GDP(1)	132,738	143,170	151,993	158,321	168,672	173,187	180,137	180,077
% of GDP
Revenue and expenses
Core Crown revenue excl NZS Fund	32.7	32.2	33.6	35.3	34.7	34.2	34.3	34.2
Core Crown expenses	30.1	29.3	29.5	31.2	32.0	32.4	31.8	31.7
Surpluses
Total Crown OBEGAL	3.3	3.9	4.7	4.5	3.5	2.9	2.9	3.1
Total Crown OBEGAL excl NZS Fund retained revenue	3.2	3.9	4.7	4.6	3.7	2.8	2.9	3.1
Total Crown operating balance	1.2	5.1	3.9	6.0	4.8	3.7	1.4	1.3
Cash position
Core Crown residual cash	0.9	0.4	2.0	1.9	1.7	(0.6)	0.5	1.1
Debt
GSID (excl settlement cash)	27.6	25.2	23.3	21.4	18.2	19.9	17.6	17.4
Net core Crown debt incl NZS Fund financial assets	12.1	8.1	3.0	(1.1)	(4.4)	(6.2)	(6.2)	(7.2)
Net core Crown debt	13.5	10.9	7.3	5.1	2.4	2.7	1.0	(0.0)
NZS Fund
NZS Fund net worth	1.4	2.8	4.3	6.2	7.7	9.2	8.0	7.9

(1)     GDP for the year ended 30 June 2008 is the forecast GDP published in the 2008 Pre-election Economic and Fiscal Update (Source:  Treasury).

Fiscal Strategy Perspective on the Financial Results to June

The following table shows how the fiscal strategy is represented in the financial results.

Table 2 – Fiscal Strategy Perspective

Fiscal Strategy	Fiscal Indicators/Financial Statements	Actual 30 June 2007 $million	Forecast Original Budget $million	Forecast Estimated Actuals $million	Actual 30 June 2008 $million
Taxes ...	Taxation as % of GDP	31.7%	31.6%	31.5%	31.5%
	Core Crown taxation	53,477	54,707	56,673	56,747
... combined with other revenue ...	Other Core Crown operating items	7,037	5,852	4,420	4,141
... fund core crown expenses ...	Core Crown expenses	(54,004)	(56,096)	(57,364)	(56,997)
... and with the results of entities outside the budget process ...	Net surpluses/(deficits) of SOEs and Crown entities	1,512	1,968	(1,170)	(1,507)
... results in a surplus or deficit...	Operating balance	8,022	6,431	2,559	2,384
... part of which is gains or losses set aside for fiscal strategy purposes...	Other (gains)/losses	(2,162)	(1,473)	2,668	3,253
... and so we have developed an operating indicator excluding these items.	OBEGAL	5,860	4,958	5,227	5,637
Some of this is income retained that is not available for fiscal purposes	Net return on NZS Fund (excl. revaluations)	390	(98)	(8)	(51)
“ ” “ ” “ ”	Net retained surpluses of SOEs and CEs	(1,652)	(1,652)	(655)	(814)
and some is income and expenses not impacting cash	Non-cash items and working capital movements	3,988	1,830	2,454	2,520
The Operating cash flow that results, needs to provide sufficient funds for	Core Crown Cash flow from Operations	8,586	5,038	7,018	7,292
- building up assets in NZ Superannuation	Contribution to NZS Fund	(2,048)	(2,103)	(2,103)	(2,104)
- meeting the capital expenditure budget, and	Purchase of physical assets	(1,755)	(1,803)	(1,544)	(1,433)
- making advances (e.g. to students and DHBs)	Advances and capital injections	(1,990)	(2,108)	(2,463)	(1,698)
with a residual impact on debt consistent with fiscal strategy	Residual Cash	2,793	(976)	908	2,057
	... and as a percentage of GDP	1.7%	-0.6%	0.5%	1.1%

Revenue

Table 3 – Breakdown of revenue

Year ended 30 June $ million	Actual 2003	Actual 2004	Actual 2005	Actual 2006	Actual 2007	Forecast Original Budget	Forecast Est Actuals	Actual 2008
Core Crown tax revenue	40,518	43,358	47,468	50,973	53,477	54,707	56,673	56,747
Core Crown other revenue	2,922	2,861	3,577	4,762	4,734	4,695	5,263	5,072
Core Crown revenue	43,440	46,219	51,045	55,735	58,211	59,402	61,936	61,819
Crown entities, SOE and eliminations	13,170	13,051	14,322	15,690	16,378	17,470	17,877	19,660
Total Crown revenue	56,611	59,271	65,367	71,425	74,589	76,872	79,813	81,479
Core Crown revenue	43,440	46,219	51,045	55,735	58,211	59,402	61,936	61,819
Less NZS Fund revenue	(69)	(131)	(191)	(359)	(436)	(447)	(381)	(385)
Add back NZS Fund intra-segment revenue	—	77	234	468	707	349	259	237
Core Crown revenue (excl NZS Fund)	43,371	46,165	51,088	55,844	58,482	59,304	61,814	61,671

Revenue consists mainly of tax revenue.  Other revenue includes interest, dividends, and sales of goods and services.

Core crown revenue excluding the NZS Fund represents the revenue available to meet the Government’s spending needs and treats the NZS Fund as a third party (ie, its revenue is not included but the tax it pays is).

Core Crown revenue excluding the NZS Fund was $143 million (0.2%) lower than forecast at $61,671 million.  While interest revenue was $219 million (8.5%) lower than forecast due to changes in interest rates and investment levels, this was partially offset by core Crown tax revenue being $74 million (0.1%) higher than forecast.   While core Crown tax revenue was largely on target, there were two compensating variances within this result.

•                  source deduction revenue was $613 million (2.7%) higher than forecast largely due to higher than forecast wage growth, offset by

•                  GST revenue was $662 million (5.6%) lower than forecast due in the main to weaker-than-expected domestic consumption.  In addition the forecast assumed the gap would close between GST revenue and receipts but this did not eventuate.

Compared to last year, core Crown revenue excluding the NZS Fund increased by $3,189 million (5.5%).  This increase was mainly in source deductions tax revenue, caused by high wage and employment growth.

Core Crown tax revenue has increased as a percentage of GDP since 1999 as a result of the progressive nature of the personal tax scale (coupled with the introduction of the 39% personal income tax rate), growth in taxable corporate profits ahead of GDP growth, and increases in interest rates which have led to increases in withholding taxes on interest-bearing deposits.

Expenses

Table 4 – Breakdown of expenses

Year ended 30 June $ million	Actual 2003	Actual 2004	Actual 2005	Actual 2006	Actual 2007	Forecast Original Budget	Forecast Est Actuals	Actual 2008
Social security and welfare	13,907	14,252	14,682	15,598	16,768	17,698	18,071	17,877
Health	7,501	8,111	8,813	9,547	10,355	11,613	11,343	11,297
Education	7,016	7,585	7,930	9,914	9,269	9,719	10,046	9,551
Core government services	2,130	2,091	2,567	2,507	4,817	2,479	3,222	3,371
Other core Crown expenses	9,343	9,843	10,903	11,754	12,795	14,587	14,682	14,901
Core Crown expenses	39,897	41,882	44,895	49,320	54,004	56,096	57,364	56,997
Crown entities, SOE and eliminations	12,347	11,816	13,397	15,015	14,725	15,818	17,222	18,845
Total Crown expenses	52,245	53,698	58,292	64,334	68,729	71,914	74,586	75,842

Core Crown expenses represent the day-to-day operating spending of the Government (ie, it does not include purchases of physical assets or capital spending).

Core Crown expenses were $367 million (0.6%) lower than forecast at $56,997 million.  The main variances were:

•                  social security and welfare expenses were $194 million (1.1%) lower than forecast mainly relating to lower than forecast family assistance expenditure

•                  education expenses were $495 million (4.9%) lower than forecast as the impairment of student loans was $491 million lower than expected

•                  core government expenses were $149 million (4.6%) higher then forecast.  Impairment of tax receivables was $265 million higher than expected reflecting an increase in the underlying overdue debt.  This variance was partially offset by underspends across a number of departments (none of which was individually significant), and

•                  other core Crown expenses were $219 million (1.5%) higher than forecast due in the main to treaty settlements being earlier than forecast.

In comparison to the previous year, Core Crown expenses were $2,993 million (5.5%) higher.  Significant expenditure increases were:

•                  annual indexation of welfare benefits

•                  expense initiatives introduced in the 2007 Budget (including the introduction of KiwiSaver), and

•                  higher demand-driven education expenses.

This increase was partially offset by a decrease in sovereign receivable impairment expenses resulting from a large one-off tax receivable impairment in the year ended 30 June 2007.

Core Crown expenses have increased as a percentage of GDP by 1.6% since 2003 (30.1% in 2003 to 31.7% in 2008) with the introduction of major Government policies such as Working for Families and KiwiSaver.

Surpluses

Table 5 – Total Crown OBEGAL and total Crown operating balance

Year ended 30 June $ million	Actual 2003	Actual 2004	Actual 2005	Actual 2006	Actual 2007	Forecast Original Budget	Forecast Est Actuals	Actual 2008

Total Crown OBEGAL	4,366	5,573	7,075	7,091	5,860	4,958	5,227	5,637
Total Crown gains/(losses)	(2,745)	1,736	(1,144)	2,451	2,162	1,473	(2,668)	(3,253)
Total Crown Operating balance	1,621	7,309	5,931	9,542	8,022	6,431	2,559	2,384

OBEGAL

OBEGAL is the operating balance before gains and losses for the total Crown.  By excluding gains and losses the OBEGAL gives a more direct indication of the underlying stewardship of the Government.

OBEGAL was $410 million (7.8%) higher than forecast for the year ended 30 June 2008 primarily as a result of a forecasting error included in the Budget.  A portion of ACC’s actuarial loss was forecast as an insurance expense.  This error does not impact on the operating balance as it was a reclassification between expenses and losses.

Within this result, the electricity generating SOEs reported large, equal, and opposite variances in both revenue and expenses of approximately $1,400 million.  These variances resulted from higher than expected electricity spot prices.

The OBEGAL (excluding the NZS Fund retained revenue) is a measure of the operating balance that recognises that the NZS Fund has been set up to meet future spending pressures and as a result the returns it earns are not available to the Crown to meet current spending requirements.  OBEGAL (excluding the NZS Fund retained revenue) was $5,586 million for the year; $367 million lower than forecast.

Operating Balance

The operating balance shows whether the government sector has generated enough revenues (including gains) to cover its expenses (including losses) in any given year.

The operating balance for the total Crown was $175 million (6.8%) lower than forecast at $2,384 million.

Losses of $3,253 million resulted in a decline in the operating balance for the year ended 30 June 2008 and were $585 million (21.9%) more than forecast.  These losses compare to gains of $2,162 million for the previous year.  The difference is a reflection of the recent decline in overseas equity markets and increases in the ACC claims and GSF liabilities.

The total Crown operating balance is not drawn upon to fund core Crown operations, as current policy is for the NZS Fund, SOEs and CEs to retain a portion of their surpluses for the purpose of achieving their long-term objectives.  For the year ended 30 June 2008 SOEs and CEs recorded an overall deficit of $803 million.  This deficit includes an operating deficit of $2,408 million in ACC due to equity market and ACC claims liability losses mentioned above.  When ACC is excluded the SOE and CE surpluses totalled $1,605 million (refer pages 164 to 166 for a breakdown by individual entity).

During the year $575 million was returned to the Crown as dividends.

Cash Position

Table 6 – Residual cash reconciliation

Year ended 30 June $ million	Actual 2003	Actual 2004	Actual 2005	Actual 2006	Actual 2007	Forecast Original Budget	Forecast Est Actuals	Actual 2008

Net core Crown cash flow from operations	4,856	5,443	8,560	8,859	8,586	5,038	7,018	7,292
Contributions to NZS Fund	(1,200)	(1,879)	(2,107)	(2,337)	(2,048)	(2,103)	(2,103)	(2,104)
Purchase of physical assets	(1,059)	(1,299)	(1,372)	(1,826)	(1,755)	(1,803)	(1,544)	(1,433)
Advances and capital injections	(1,380)	(1,745)	(1,977)	(1,711)	(1,990)	(2,108)	(2,463)	(1,698)
Core Crown residual cash	1,217	520	3,104	2,985	2,793	(976)	908	2,057

Core Crown residual cash represents the core Crown cash surplus (or deficit) after operating and investing cash requirements (including contributions to the NZS Fund) are met.  It represents the money available to the Government to invest, repay debt or, alternatively, the money the Government needs to fund in any given year.

Residual cash was $1,149 million higher than forecast for the year ended 30 June 2008 at $2,057 million.  Increases in the cash surplus were mainly due to:

•                  the delay in the $690 million KiwiRail purchase from 30 June to 1 July

•                  KiwiSaver payments being $210 million lower than forecast with regards to kick-start payments and employer tax credits, and

•                  department cash requirements being $545 million less than expected.

These surpluses were partially offset by tax receipts which were $417 million (0.7%) lower than forecast.  In particular, the following tax types were lower than forecast:

•                  corporate tax receipts were $419 million (4.0%) lower than forecast due in the main to lower-than-expected provisional tax receipts through May and June from large corporate entities

•                  GST receipts were $148 million (1.3%) lower than forecast reflecting the effects of recent economic activity, and

•                  net other individuals tax receipts were $130 million (3.3%) lower than forecast due to lower than expected provisional tax payments from the agricultural sector.

In contrast, stronger than expected wage growth contributed to source deduction tax receipts being $124 million (0.5%) higher than forecast.

Over recent years residual cash surpluses have reflected strong economic growth coupled with some departmental underspending.

Table 7 – Application of core Crown residual cash for the year ended 30 June 2008 ($ billion)

The residual cash of $2,057 million has resulted in an increase in core Crown financial assets as discussed on page 15.

Capital Investment

Core Crown purchases of physical assets ($1,433 million) and advances and capital injections ($1,698 million) represent the capital investment of the core Crown (refer Table 6).

Advances and capital injections are often used by CEs and SOEs to purchase physical assets (such as roading and rail assets).  Therefore, to obtain a complete picture of the Government’s capital investment it is necessary to “look through” core Crown advances and capital injections and consider total Crown physical asset purchases.

Figures 9 to 11, therefore, show the purchase of physical assets (referred to as “PPE”) of the total Crown, offset by asset disposals.

Total Crown net PPE purchases for the current financial year included:

•             $986 million on state highway roading

•             $571 million on electricity generation assets

•             $509 million on education facilities such as schools

•             $446 million by district health boards

•             $320 million on specialist military equipment, and

•             $234 million on rail assets (excluding KiwiRail).

The $690 million purchase of KiwiRail occurred on 1 July and is therefore not included in this capital investment analysis.

Debt

Table 8 – Gross sovereign-issued debt (GSID) and net core Crown debt

Year ended 30 June $ million	Actual 2003	Actual 2004	Actual 2005	Actual 2006	Actual 2007	Forecast Original Budget	Forecast Est Actuals	Actual 2008
Gross sovereign-issued debt	36,617	36,017	35,478	35,867	36,805	40,400	37,673	37,745
Less Reserve Bank settlement cash (incl. Kiwibank)	—	—	—	(1,964)	(7,758)	(7,523)	(7,510)	(7,955)
Add back changes to DMO borrowing due to settlement cash	—	—	—	—	1,600	1,600	1,600	1,600
Gross sovereign-issued debt excluding settlement cash	36,617	36,017	35,478	33,903	30,647	34,477	31,763	31,390
Gross sovereign-issued debt	36,617	36,017	35,478	35,867	36,805	40,400	37,673	37,745
Less core Crown financial assets	(20,524)	(24,404)	(30,940)	(37,684)	(44,272)	(51,184)	(48,927)	(50,698)
Net core Crown debt (incl NZS Fund)	16,093	11,613	4,538	(1,817)	(7,467)	(10,784)	(11,254)	(12,953)
Add back NZS Fund holdings of core Crown financial assets and NZS Fund financial assets	1,884	3,956	6,555	9,861	11,576	15,439	13,100	12,934
Net core Crown debt	17,977	15,569	11,093	8,044	4,109	4,655	1,846	(19)

Gross Sovereign-issued Debt (GSID)

GSID (excluding settlement cash) represents the debt issued by the sovereign (ie, core Crown) and includes Government stock held by the NZS Fund, ACC and EQC but excludes money deposited with the Reserve Bank by banks (settlement cash).

GSID (excluding settlement cash) was lower than forecast by $373 million (1.2%) at $31,390 million (17.4% of GDP).  This result reflected lower than forecast levels of domestic bonds issuance (refer table 9) partially offset by higher than forecast derivative liabilities.

One of the key components of GSID is the domestic bond programme.  Table 9 sets out the historical net issuances and repayments.

Table 9 – Net bond issuance

Year ended 30 June $ million	Actual 2003	Actual 2004	Actual 2005	Actual 2006	Actual 2007	Forecast Original Budget	Forecast Est Actuals	Actual 2008
Domestic bonds (market)	2,551	2,212	2,146	2,375	2,294	2,520	2,415	1,757
Repayment of domestic bonds (market)	(2,823)	(3,044)	(2,797)	(2,574)	(2,777)	—	—	—
Net increase/(decrease) in market domestic bonds	(272)	(832)	(651)	(199)	(483)	2,520	2,415	1,757
Domestic bonds (non-market)	279	478	459	740	570	208	189	130
Repayment of domestic bonds (non-market)	(737)	(357)	(338)	(375)	(421)	—	—	—
Net increase/(decrease) in non-market domestic bonds	(458)	121	121	365	149	208	189	130
Net total bond issuance/(repayment)	(730)	(711)	(530)	166	(334)	2,728	2,604	1,887

Net Core Crown Debt

Net core Crown debt equates to core Crown borrowings (gross sovereign-issued debt) less core Crown financial assets (excluding the financial assets of the NZS Fund).

By deducting financial assets (excluding the NZS Fund), net debt can provide additional information about the sustainability of the Government’s accounts.  However, it is important to view net debt alongside GSID (excluding settlement cash) as some financial assets are not very easily converted to cash (eg, student loans) in the short term.

Net core Crown debt was lower than forecast by $1,865 million (101%) which resulted in a net asset position of $19 million at 30 June 2008. This position is a result of the higher than forecast residual cash surplus in addition to net valuation gains on financial assets and financial liabilities.

Net core Crown debt has decreased by $4,128 million since 30 June 2007.  Table 10 provides a breakdown of core Crown net debt by portfolio.

The majority of the decrease in net core Crown debt was in the financial instruments administered by the New Zealand Debt Management Office (NZDMO) ($2,776 million).

NZDMO financial assets have increased by $3,594 million which has been primarily financed by:

•             the current year’s residual cash surplus of $2,057 million, and

•             additional borrowings as NZDMO has continued its recent practice of maintaining a smooth bond issuance program year to year.

NZDMO borrowings have increased by around $818 million.  As mentioned above the majority of the additional borrowings have been invested in financial assets, so are net debt neutral.

Table 10 – Net core Crown debt by portfolio

	Year ended 30 June 2008					Year ended 30 June 2007
$ million	NZDMO	Reserve Bank	Student loans	Other	Total	NZDMO	Reserve Bank	Student loans	Other	Total
Core Crown borrowings	28,861	8,689	—	195	37,745	28,043	8,508	—	254	36,805
Core Crown financial assets	17,001	13,735	6,741	287	37,764	13,407	13,023	6,011	255	32,696
Net core Crown debt	11,860	(5,046)	(6,741)	(92)	(19)	14,636	(4,515)	(6,011)	(1)	4,109

NZS Fund

Table 11 – NZS Fund net worth

Year ended 30 June $ million	Actual 2003	Actual 2004	Actual 2005	Actual 2006	Actual 2007	Forecast Original Budget	Forecast Est Actuals	Actual 2008
Opening net worth	615	1,884	3,956	6,555	9,855	12,910	12,973	12,973
Revenue	69	131	191	359	436	447	381	385
Less current tax expense	—	(77)	(234)	(468)	(707)	(349)	(259)	(237)
Less other expenses	—	(7)	(22)	(52)	52	—	(51)	(34)
Gains/(losses)	—	146	557	1,130	1,313	866	(686)	(995)
Operating balance	69	193	492	969	1,094	964	(615)	(881)
Gross contribution from the Crown	1,200	1,879	2,107	2,337	2,048	2,103	2,103	2,104
Other movements in reserves	—	—	—	(6)	(24)	—	—	16
Closing net worth	1,884	3,956	6,555	9,855	12,973	15,977	14,461	14,212

The NZS Fund (“the Fund”) is an important component of the Government’s fiscal strategy.  The Fund’s assets provide the means for the Government to partially pre-fund future fiscal pressures, particularly those pressures arising from an ageing population.

The Government’s contributions to the Fund are calculated over a 40 year rolling horizon to ensure that superannuation entitlements over the next 40 years can be met.

The Fund made an operating loss of $881 million for the year ended 30 June 2008.  This compares to an operating profit of $1,094 million in the previous year and a forecast loss of $615 million for the current year.  This loss results from the downturn in equity markets (particularly the United States).  The Fund’s full year return was -4.92% bringing its annualised return since inception to 10.34%.  This return compares to the risk-free rate of return for the same period of 6.73%.

The Fund’s net worth at 30 June 2008 was $14,212 million, an increase of $1,239 million since 30 June 2007.  $2,104 million of this increase is from Government contributions which were offset by the Fund’s investment performance.

Historical Financial Information

Year ended 30 June $ million	1999 Actual	2000 Actual	2001 Actual	2002 Actual	2003 Actual	2004 Actual	2005 Actual	2006 Actual	2007 Actual	2008 Actual
Statement of financial performance
Core Crown tax revenue	30,875	32,598	35,345	36,809	40,518	43,358	47,468	50,973	53,477	56,747
Core Crown other revenue	2,005	2,348	2,497	3,136	2,922	2,861	3,577	4,762	4,734	5,072
Core Crown revenue	32,880	34,946	37,842	39,945	43,440	46,219	51,045	55,735	58,211	61,819
Crown entities, SOE revenue and eliminations	7,086	6,666	7,259	10,003	13,170	13,051	14,322	15,690	16,378	19,660
Total Crown revenue	39,966	41,612	45,101	49,948	56,611	59,271	65,367	71,425	74,589	81,479
Social security and welfare	12,889	12,883	13,207	13,485	13,907	14,252	14,682	15,598	16,768	17,877
Health	5,875	6,146	6,660	7,032	7,501	8,111	8,813	9,547	10,355	11,297
Education	5,337	5,712	6,136	6,473	7,016	7,585	7,930	9,914	9,269	9,551
Core government services	1,984	1,992	2,148	1,890	2,130	2,091	2,567	2,507	4,817	3,371
Other core Crown expenses	7,854	8,096	8,408	8,633	9,343	9,843	10,903	11,754	12,795	14,901
Core Crown expenses	33,939	34,829	36,559	37,513	39,897	41,882	44,895	49,320	54,004	56,997
Crown entities, SOE expenses and eliminations	5,899	6,189	7,120	9,964	12,347	11,816	13,397	15,015	14,725	18,845
Total Crown expenses	39,838	41,018	43,679	47,476	52,245	53,698	58,292	64,334	68,729	75,842
OBEGAL	128	594	1,422	2,471	4,366	5,573	7,075	7,091	5,860	5,637
Gains/(losses)	1,577	811	(214)	(185)	(2,745)	1,736	(1,144)	2,451	2,162	(3,253)
Operating balance	1,705	1,405	1,208	2,286	1,621	7,309	5,931	9,542	8,022	2,384
Statement of financial position
Property, plant and equipment	42,102	43,609	45,954	50,536	52,667	57,940	67,494	89,141	95,598	103,329
Financial assets	18,564	18,756	21,419	22,497	27,799	32,654	42,005	66,396	73,719	85,063
Other assets	11,305	11,459	11,467	14,846	18,461	18,756	19,714	9,503	11,031	12,443
Total assets	71,971	73,824	78,840	87,879	98,927	109,351	129,212	165,040	180,348	200,835
Borrowings	38,715	37,527	38,130	38,492	39,327	37,720	37,728	40,027	41,898	46,110
Other liabilities	23,134	23,692	25,260	26,562	31,588	32,036	37,243	41,042	41,623	49,211
Total liabilities	61,850	61,219	63,390	65,055	70,915	69,756	74,972	81,069	83,521	95,321
Net worth	10,121	12,605	15,450	22,825	28,012	39,595	54,240	83,971	96,827	105,514
Fiscal Indicators
Core Crown revenue (excl NZS Fund)	32,880	34,946	37,842	39,930	43,371	46,165	51,088	55,844	58,482	61,671
Core Crown expenses	33,939	34,829	36,559	37,513	39,897	41,882	44,895	49,320	54,004	56,997
OBEGAL	128	594	1,422	2,471	4,366	5,573	7,075	7,091	5,860	5,637
OBEGAL (excl NZS Fund)	128	594	1,422	2,456	4,297	5,526	7,140	7,252	6,250	5,586
Operating balance	1,705	1,405	1,208	2,286	1,621	7,309	5,931	9,542	8,022	2,384
Core Crown residual cash	2,048	(386)	349	216	1,217	520	3,104	2,985	2,793	2,057
GSID (excluding settlement cash)	37,307	36,580	37,194	36,650	36,617	36,017	35,478	33,903	30,647	31,390
Net core Crown debt	22,275	21,900	20,293	19,666	17,977	15,569	11,093	8,044	4,109	(19)
NZS Fund net worth	—	—	—	615	1,884	3,956	6,555	9,855	12,973	14,212

Historical Financial Information (continued)

Year ended 30 June $ million	1999 Actual	2000 Actual	2001 Actual	2002 Actual	2003 Actual	2004 Actual	2005 Actual	2006 Actual	2007 Actual	2008 Actual
GDP	104,651	111,039	118,357	125,808	132,738	143,170	151,993	158,321	168,672	180,077
Statement of financial performance
Core Crown tax revenue	29.5%	29.4%	29.9%	29.3%	30.5%	30.3%	31.2%	32.2%	31.7%	31.5%
Core Crown other revenue	1.9%	2.1%	2.1%	2.5%	2.2%	2.0%	2.4%	3.0%	2.8%	2.8%
Core Crown revenue	31.4%	31.5%	32.0%	31.8%	32.7%	32.3%	33.6%	35.2%	34.5%	34.3%
Crown entities, SOE and elimination revenue	6.8%	6.0%	6.1%	8.0%	9.9%	9.1%	9.4%	9.9%	9.7%	10.9%
Total Crown revenue	38.2%	37.5%	38.1%	39.7%	42.6%	41.4%	43.0%	45.1%	44.2%	45.2%
Social security and welfare	12.3%	11.6%	11.2%	10.7%	10.5%	10.0%	9.7%	9.9%	9.9%	9.9%
Health	5.6%	5.5%	5.6%	5.6%	5.7%	5.7%	5.8%	6.0%	6.1%	6.3%
Education	5.1%	5.1%	5.2%	5.1%	5.3%	5.3%	5.2%	6.3%	5.5%	5.3%
Core government services	1.9%	1.8%	1.8%	1.5%	1.6%	1.5%	1.7%	1.6%	2.9%	1.9%
Other core Crown expenses	7.5%	7.3%	7.1%	6.9%	7.0%	6.9%	7.2%	7.4%	7.6%	8.3%
Core Crown expenses	32.4%	31.4%	30.9%	29.8%	30.1%	29.3%	29.5%	31.2%	32.0%	31.7%
Crown entities, SOE and elimination expenses	5.6%	5.6%	6.0%	7.9%	9.3%	8.3%	8.8%	9.5%	8.7%	10.5%
Total Crown expenses	38.1%	36.9%	36.9%	37.7%	39.4%	37.5%	38.4%	40.6%	40.7%	42.1%
OBEGAL	0.1%	0.5%	1.2%	2.0%	3.3%	3.9%	4.7%	4.5%	3.5%	3.1%
Gains/(losses)	1.5%	0.7%	-0.2%	-0.1%	-2.1%	1.2%	-0.8%	1.5%	1.3%	-1.8%
Operating balance	1.6%	1.3%	1.0%	1.8%	1.2%	5.1%	3.9%	6.0%	4.8%	1.3%
Statement of financial position
Property, plant and equipment	40.2%	39.3%	38.8%	40.2%	39.7%	40.5%	44.4%	56.3%	56.7%	57.4%
Financial assets	17.7%	16.9%	18.1%	17.9%	20.9%	22.8%	27.6%	41.9%	43.7%	47.2%
Other assets	10.8%	10.3%	9.7%	11.8%	13.9%	13.1%	13.0%	6.0%	6.5%	6.9%
Total assets	68.8%	66.5%	66.6%	69.9%	74.5%	76.4%	85.0%	104.2%	106.9%	111.5%
Borrowings	37.0%	33.8%	32.2%	30.6%	29.6%	26.3%	24.8%	25.3%	24.8%	25.6%
Other liabilities	22.1%	21.3%	21.3%	21.1%	23.8%	22.4%	24.5%	25.9%	24.7%	27.3%
Total liabilities	59.1%	55.1%	53.6%	51.7%	53.4%	48.7%	49.3%	51.2%	49.5%	52.9%
Net worth	9.7%	11.4%	13.1%	18.1%	21.1%	27.7%	35.7%	53.0%	57.4%	58.6%
Fiscal Indicators
Core Crown revenue (excl NZS Fund)	31.4%	31.5%	32.0%	31.7%	32.7%	32.2%	33.6%	35.3%	34.7%	34.2%
Core Crown expenses	32.4%	31.4%	30.9%	29.8%	30.1%	29.3%	29.5%	31.2%	32.0%	31.7%
OBEGAL	0.1%	0.5%	1.2%	2.0%	3.3%	3.9%	4.7%	4.5%	3.5%	3.1%
OBEGAL (excl NZS Fund)	0.1%	0.5%	1.2%	2.0%	3.2%	3.9%	4.7%	4.6%	3.7%	3.1%
Operating balance	1.6%	1.3%	1.0%	1.8%	1.2%	5.1%	3.9%	6.0%	4.8%	1.3%
Core Crown residual cash	2.0%	-0.3%	0.3%	0.2%	0.9%	0.4%	2.0%	1.9%	1.7%	1.1%
GSID (excluding settlement cash)	35.6%	32.9%	31.4%	29.1%	27.6%	25.2%	23.3%	21.4%	18.2%	17.4%
Net core Crown debt	21.3%	19.7%	17.1%	15.6%	13.5%	10.9%	7.3%	5.1%	2.4%	0.0%
NZS Fund net worth	0.0%	0.0%	0.0%	0.5%	1.4%	2.8%	4.3%	6.2%	7.7%	7.9%

Report of the Auditor-General

To the Readers of the Financial Statements of the Government of New Zealand for the Year Ended 30 June 2008

I have audited the financial statements of the Government of New Zealand for the year ended 30 June 2008, using my staff, resources and appointed auditors and their staff.

Unqualified Opinion

In our opinion, the financial statements of the Government of New Zealand on pages 24 to 157:

•             comply with generally accepted accounting practice in New Zealand; and

•             fairly reflect:

•                  the Government of New Zealand’s financial position as at 30 June 2008; and

•                  the results of its operations and cash flows for the year ended on that date.

The audit was completed on 30 September 2008, and is the date at which our opinion is expressed.

The basis of our opinion is explained below. In addition, we outline the responsibilities of the Government and the Auditor, and explain our independence.

Basis of Opinion

We carried out the audit in accordance with the Auditor-General’s Auditing Standards, which incorporate the New Zealand Auditing Standards.

We planned and performed the audit to obtain all the information and explanations we considered necessary in order to obtain reasonable assurance that the financial statements did not have material misstatements, whether caused by fraud or error.

Material misstatements are differences or omissions of amounts and disclosures that would affect a reader’s overall understanding of the financial statements. If we had found material misstatements that were not corrected, we would have referred to them in our opinion.

The audit involved performing procedures to test the information presented in the financial statements. We assessed the results of those procedures in forming our opinion.

Audit procedures generally include:

•             determining whether significant financial and management controls are working and can be relied on to produce complete and accurate data;

•             verifying samples of transactions and account balances;

•             performing analyses to identify anomalies in the reported data;

•             reviewing significant estimates and judgements made;

•             confirming year-end balances;

•             determining whether accounting policies are appropriate and consistently applied; and

•             determining whether all financial statement disclosures are adequate.

We did not examine every transaction, nor do we guarantee complete accuracy of the financial statements.

We evaluated the overall adequacy of the presentation of information in the financial statements. We obtained all the information and explanations we required to support our opinion above.

Responsibilities of the Government and the Auditor

The Treasury is responsible for preparing financial statements for the Government in accordance with generally accepted accounting practice in New Zealand. Those financial statements must fairly reflect the financial position of the Government as at 30 June 2008.  They must also fairly reflect the results of its operations and cash flows for the year ended on that date. The Minister of Finance is responsible for forming an opinion that those financial statements fairly reflect the financial position and operations of the Government for that year.  The responsibilities of the Treasury and the Minister of Finance arise from the Public Finance Act 1989.

We are responsible for expressing an independent opinion on the financial statements and reporting that opinion to you. This responsibility arises from section 15 of the Public Audit Act 2001 and section 30 of the Public Finance Act 1989.

Independence

The Auditor-General, as an Officer of Parliament, is constitutionally and operationally independent of the Government.  Other than in exercising functions and powers under the Public Audit Act 2001 as the auditor of public entities, the Auditor-General has no relationship with or interest in the Government.

K B Brady

Controller and Auditor-General

Wellington

New Zealand

Financial Statements

Statement of Financial Performance

for the year ended 30 June 2008

Forecast				Actual
Original Budget	Estimated Actuals			30 June 2008	30 June 2007
$m	$m		Note	$m	$m

		Revenue
54,173	56,186	Taxation revenue	2	56,372	53,064
3,693	3,851	Other sovereign revenue	2	3,879	3,496
57,866	60,037	Total revenue levied through the Crown’s sovereign power		60,251	56,560
13,253	13,682	Sales of goods and services	3	15,399	12,613
3,366	3,203	Interest revenue and dividends	4	3,214	2,995
2,387	2,891	Other revenue	5	2,615	2,421
19,006	19,776	Total revenue earned through operations		21,228	18,029
76,872	79,813	Total revenue (excluding gains)		81,479	74,589
		Expenses
17,892	18,520	Transfer payments and subsidies	6	18,374	16,346
15,657	16,422	Personnel expenses	7	16,478	15,284
3,296	3,618	Depreciation and amortisation	8	3,670	3,397
28,997	29,217	Other operating expenses	9	30,656	27,842
2,748	2,954	Interest expenses	10	3,101	2,885
3,010	4,095	Insurance expenses	11	3,563	2,975
314	—	Forecast new operating spending		—	—
—	(240)	Top-down expense adjustment		—	—
71,914	74,586	Total expenses (excluding losses)		75,842	68,729
4,958	5,227			5,637	5,860
1,377	(824)	Net gains/(losses) on financial instruments	12	(617)	1,565
—	(2,007)	Net gains/(losses) on non-financial instruments	13	(2,925)	486
1,377	(2,831)	Total gains/(losses)		(3,542)	2,051
96	166	Net surplus/(deficit) from associates and joint ventures		334	191
6,431	2,562	Operating balance from continuing activities		2,429	8,102
—	(3)	Gain/(loss) from discontinued operations		22	(92)
6,431	2,559	Operating balance (including minority interest)		2,451	8,010
—	—	Operating balance attributable to minority interest in Air New Zealand		(67)	12
6,431	2,559	Operating balance		2,384	8,022

The accompanying Notes and Accounting Policies are an integral part of these Statements.

Analysis of Expenses by Functional Classification

for the year ended 30 June 2008

Forecast			Actual
Original Budget	Estimated Actuals		30 June 2008	30 June 2007
$m	$m		$m	$m
		Total Crown expenses
21,271	22,274	Social security and welfare	21,509	19,829
629	714	GSF pension expenses	690	645
11,699	10,765	Health	10,809	9,989
10,321	10,803	Education	10,397	9,853
2,132	3,163	Core government services	3,274	4,763
3,076	3,192	Law and order	3,082	2,822
1,597	1,524	Defence	1,525	1,478
7,671	7,185	Transport and communications	7,424	6,855
5,879	7,433	Economic and industrial services	9,038	5,395
1,319	1,404	Primary services	1,459	1,233
2,218	2,366	Heritage, culture and recreation	2,337	2,043
961	965	Housing and community development	938	865
79	84	Other	259	74
2,748	2,954	Finance costs	3,101	2,885
314	—	Forecast new operating spending	—	—
—	(240)	Top-down expense adjustment	—	—
71,914	74,586	Total Crown expenses excluding losses	75,842	68,729

Below is an analysis of core Crown expenses by functional classification. Core Crown expenses include expenses incurred by the Crown, Departments and the Reserve Bank, but not Crown entities and SOEs.

Forecast			Actual
Original Budget	Estimated Actuals		30 June 2008	30 June 2007
$m	$m		$m	$m
		Core Crown expenses
17,698	18,071	Social security and welfare	17,877	16,768
629	714	GSF pension expenses	690	645
11,613	11,343	Health	11,297	10,355
9,719	10,046	Education	9,551	9,269
2,479	3,222	Core government services	3,371	4,817
2,836	2,943	Law and order	2,894	2,699
1,641	1,566	Defence	1,562	1,517
2,792	2,290	Transport and communications	2,244	2,405
2,276	2,828	Economic and industrial services	2,889	1,595
494	565	Primary services	541	438
977	1,123	Heritage, culture and recreation	1,107	844
304	282	Housing and community development	260	255
80	84	Other	254	68
2,244	2,527	Finance costs	2,460	2,329
314	—	Forecast new operating spending	—	—
—	(240)	Top-down expense adjustment	—	—
56,096	57,364	Total core Crown expenses excluding losses	56,997	54,004

The accompanying Notes and Accounting Policies are an integral part of these Statements.

Statement of Cash Flows

for the year ended 30 June 2008

Forecast				Actual
Original Budget	Estimated Actuals			30 June 2008	30 June 2007
$m	$m		Note	$m	$m
		Cash Flows From Operations
		Cash was provided from
54,266	55,662	Taxation receipts	2	55,168	52,157
3,472	3,496	Other sovereign receipts	2	3,460	3,224
13,394	14,001	Sales of goods and services		14,635	12,996
2,760	2,718	Interest and dividend receipts		3,111	2,491
2,302	2,532	Other operating receipts		2,211	2,222
76,194	78,409	Total cash provided from operations		78,585	73,090
		Cash was disbursed to
19,529	18,242	Transfer payments and subsidies		18,026	16,344
44,025	46,643	Personnel and operating payments		45,972	41,845
2,530	2,705	Interest payments		2,820	2,441
314	—	Forecast new operating spending		—	—
—	(240)	Top-down expense adjustment		—	—
66,398	67,350	Total cash disbursed to operations		66,818	60,630
9,796	11,059	Net cash flows from operations		11,767	12,460
		Cash Flows From Investing Activities
		Cash was provided from
226	384	Sale of physical assets		401	432
9,237	23,050	Sale of shares and other securities		26,208	20,017
—	13	Sale of intangible assets		26	—
1,091	2,144	Repayment of advances		1,173	2,156
—	2	Sale of investments in associates		109	28
10,554	25,593	Total cash provided from investing activities		27,917	22,633
		Cash was disbursed to
6,887	6,210	Purchase of physical assets		5,323	5,646
13,728	28,013	Purchase of shares and other securities		32,288	28,558
144	312	Purchase of intangible assets		346	232
2,719	3,297	Issue of advances		3,819	2,900
95	996	Acquisition of investments in associates		472	323
184	690	Capital contingency provision		—	—
23,757	39,518	Total cash disbursed to investing activities		42,248	37,659
(13,203)	(13,925)	Net cash flows from investing activities		(14,331)	(15,026)
(3,407)	(2,866)	Net cash flows from operating and investing activities		(2,564)	(2,566)

The accompanying Notes and Accounting Policies are an integral part of these Statements.

Statement of Cash Flows (continued)

for the year ended 30 June 2008

Forecast			Actual
Original Budget	Estimated Actuals		30 June 2008	30 June 2007
$m	$m		$m	$m
(3,407)	(2,866)	Net cash flows from operating and investing activities	(2,564)	(2,566)
		Cash Flows From Financing Activities
		Cash was provided from
178	260	Issues of circulating currency	86	81
3,860	3,335	Issue of Government stock and treasury bills(1)	2,769	2,883
3	922	Issue of foreign currency borrowing	1,278	2,493
2,225	1,735	Issue of other New Zealand dollar borrowing	2,147	5,999
6,266	6,252	Total cash provided from financing activities	6,280	11,456
		Cash was disbursed to
1,637	978	Repayment of Government stock and treasury bills(1)	1,095	6,640
1,133	1,341	Repayment of foreign currency borrowing	179	713
—	—	Repayment of other New Zealand dollar borrowing	2,819	971
—	—	Dividends paid to minority interests	25	37
2,770	2,319	Total cash disbursed to financing activities	4,118	8,361
3,496	3,933	Net cash flows from financing activities	2,162	3,095
89	1,067	Net movement in cash	(402)	529
3,107	4,163	Opening cash balance	4,162	3,676
—	(13)	Foreign-exchange gains/(losses) on opening cash	44	(43)
3,196	5,217	Closing cash balance	3,804	4,162

(1) Net issues of Government stock and treasury bills is after elimination of holdings by entities such as NZS Fund, ACC and EQC.  Further information on the proceeds and repayments of Government stock (“domestic bonds”) is available on page 161.

Statement of Cash Flows (continued)

for the year ended 30 June 2008

Forecast			Actual
Original Budget	Estimated Actuals		30 June 2008	30 June 2007
$m	$m		$m	$m
		Reconciliation Between the Net Cash Flows from Operations and the Operating Balance
9,796	11,059	Net Cash Flows from Operations	11,767	12,460
		Items included in the operating balance
		but not in net cash flows from operations
		Gains/(losses)
1,377	(824)	Gains/(losses) on other financial instruments	(617)	1,565
—	(2,007)	Gains/(losses) on other non-financial instruments	(2,925)	486
1,377	(2,831)	Total gains/(losses)	(3,542)	2,051
		Other Non-cash Items in Operating Balance
(3,296)	(3,618)	Depreciation and amortisation	(3,670)	(3,397)
(518)	(628)	Write-down on initial recognition of financial assets	(559)	(629)
(38)	201	Impairment on financial assets (excl receivables)	213	37
(51)	(78)	Decrease/(increase) in defined benefit retirement plan liabilities	2	13
(1,013)	(2,276)	Decrease/(increase) in insurance liabilities	(1,358)	(1,098)
97	166	Other	334	191
(4,819)	(6,233)	Total other non-cash Items	(5,038)	(4,883)
		Movements in Working Capital
218	267	Increase/(decrease) in receivables	2,100	(1,591)
389	237	Increase/(decrease) in accrued interest	(179)	61
41	107	Increase/(decrease) in inventories	138	83
(2)	(49)	Increase/(decrease) in prepayments	77	(89)
—	(80)	Decrease/(increase) in deferred revenue	(326)	(73)
(569)	82	Decrease/(increase) in payables	(2,613)	3
77	564	Total movements in working capital	(803)	(1,606)
6,431	2,559	Operating balance	2,384	8,022

The accompanying Notes and Accounting Policies are an integral part of these Statements.

Statement of Recognised Income and Expense

for the year ended 30 June 2008

Forecast			Actual
Original Budget $m	Estimated Actuals $m		30 June 2008 $m	30 June 2007 $m
—	43	Revaluation of physical assets	5,896	4,791
—	—	Share of associates revaluation of physical assets	318	471
39	(2)	Effective portion of changes in the fair value of cash flow hedges	9	(331)
74	(15)	Net change in fair value of cash flow hedges transferred to operating profit	22	(59)
—	(36)	Net change in fair value of cash flow hedges transferred to the hedged item	(60)	(13)
—	3	Foreign currency translation differences for foreign operations	17	(65)
—	7	Valuation gain/(losses) on investments available for sale taken to reserves	11	10
—	—	Other movements	—	11
113	—	Total income/(expense) recognised directly in net worth	6,213	4,815
6,431	2,559	Operating Balance (including minority interest)	2,451	8,010
6,544	2,559	Total recognised income and expense	8,664	12,825
		Attributable to:
—	—	- minority interest in Air New Zealand	83	(80)
6,544	2,559	- the Crown	8,581	12,905
6,544	2,559	Total recognised income and expense	8,664	12,825

This statement reports changes in net worth due to the operating balance, items of income or expense that are recognised directly in net worth and the effect of certain accounting changes.

The accompanying Notes and Accounting Policies are an integral part of these Statements.

Statement of Financial Position

as at 30 June 2008

Forecast				Actual
Original Budget $m	Estimated Actuals $m		Note	30 June 2008 $m	30 June 2007 $m
		Assets
3,196	5,217	Cash and cash equivalents		3,804	4,162
12,547	12,326	Receivables	14	14,158	12,057
35,134	36,365	Marketable securities, deposits and derivatives in gain	15	41,189	33,190
16,986	12,536	Share investments	16	12,964	13,581
12,838	13,907	Advances	17	12,948	10,728
982	933	Inventory	18	964	826
1,492	1,425	Other assets	19	1,663	1,527
95,950	98,355	Property, plant & equipment	20	103,329	95,598
6,647	7,519	Equity accounted investments	21	8,065	7,001
1,555	1,772	Intangible assets and goodwill		1,751	1,677
184	690	Forecast for new capital spending		—	—
(200)	—	Top-down capital adjustment		—	—
187,311	191,045	Total assets		200,835	180,347
		Liabilities
3,730	3,704	Issued currency		3,530	3,444
9,036	8,423	Payables	22	10,895	8,077
845	1,046	Deferred revenue		1,292	966
46,364	45,546	Borrowings	23	46,110	41,898
19,011	20,752	Insurance liabilities	24	20,484	17,418
8,414	8,146	Retirement plan liabilities	25	8,257	7,161
3,850	4,045	Provisions	26	4,753	4,556
91,250	91,662	Total liabilities		95,321	83,520
96,061	99,383	Total assets less total liabilities		105,514	96,827
		Net Worth
48,239	46,767	Taxpayer funds		46,700	44,222
47,402	52,498	Property, plant and equipment revaluation reserve		58,566	52,442
127	(178)	Other reserves		(134)	(133)
95,768	99,087	Total net worth attributable to the Crown	27	105,132	96,531
293	296	Net worth attributable to minority interest in Air New Zealand		382	296
96,061	99,383	Total net worth		105,514	96,827

The accompanying Notes and Accounting Policies are an integral part of these Statements.

Notes to the Financial Statements

Note 1: Summary of Accounting Policies

Statement of compliance

These financial statements are prepared in accordance with the Public Finance Act 1989 and with New Zealand generally accepted accounting practice (NZ GAAP).  For this purpose, the Government Reporting entity is designated as a public benefit entity.  The financial statements comply with New Zealand equivalents to International Financial Reporting Standards (NZ IFRS) as appropriate for public benefit entities.  These are the first set of annual audited financial statements of the Government prepared in accordance with NZ IFRS.

The Financial Statements were authorised for issue by the Minister of Finance on 30 September 2008.

Reporting entity

The consolidated financial statements for the Government Reporting entity (financial statements of the Government of New Zealand), as defined in section 2(1) of the Public Finance Act 1989, means:

•    the Sovereign in right of New Zealand, and

•    the legislative, executive, and judicial branches of the Government of New Zealand.

The description “Consolidated financial statements for the Government Reporting entity” and the description “Financial statements of the Government” have the same meaning and can be used interchangeably.

Basis of preparation

The financial statements have been prepared on the basis of historic cost modified by the revaluation of certain assets and liabilities.

The financial statements are prepared on an accrual basis.

The financial statements are presented in New Zealand dollars rounded to the nearest million, unless separately identified.

Judgements and estimations

The preparation of these financial statements requires judgements, estimates and assumptions that affect the application of policies and reported amounts of assets and liabilities, income and expenses.  The estimates and associated assumptions are based on historical experience and various other factors that are believed to be reasonable under the circumstances.  Actual results may differ from these estimates.

The estimates and underlying assumptions are reviewed on an ongoing basis.  Revisions to accounting estimates are recognised in the period in which the estimate is revised if the revision affects only that period, or in the period of the revision and future periods if the revision affects both current and future periods.

Where these judgments significantly affect the amounts recognised in the financial statements they are described below and in the following notes.

Early adoption of standards and interpretations

The Government has elected to adopt the following Standards and Interpretations in advance of their effective dates:

•    NZ IFRS 3 Business Combinations amendments with consequential amendments to other standards revising the application of the acquisition method (effective for reporting periods beginning on or after 1 January 2009)

•    NZ IFRS 2 Share Based Payments amendment relating to vesting conditions and cancellations (effective for reporting periods beginning on or after 1 January 2009)

•    NZ IAS 32 Financial Instruments: Presentation amendments relating to puttable instruments and obligations arising on liquidation (effective for reporting periods beginning on or after 1 January 2009)

•    NZ IFRIC 12 Service Concession Arrangements (effective for reporting periods beginning on or after 1 January 2008)

•    NZ IFRIC 13 Customer Loyalty Programmes (effective for reporting periods beginning on or after 1 July 2008), and

•    NZ IFRIC 14/ IAS 19 The Limit on a Defined Benefit Asset, Minimum Funding Requirements and their Interaction (effective for reporting periods beginning on or after 1 January 2008).

The adoption of these standards and interpretations has had no impact on these financial statements of the Government.

Standards and interpretations not yet adopted

At the date of authorisation of these financial statements, other than the Standards and Interpretations adopted by the Government in advance of their effective dates (as described above) the following amended standards and interpretations were issued but not yet effective:

•    NZ IAS 1 (Amended) Presentation of Financial Statements requiring a statement of comprehensive income (effective from 1 January 2009)

•    NZ IFRS 8 Operating Segments (effective for accounting periods beginning on or after 1 January 2009), and

•    NZ IAS 23 (Revised) Borrowing Costs (effective for accounting periods beginning on or after 1 January 2009).

NZ IAS 1 is a presentation Standard which will result in changes in presentation and a number of additional disclosures but which is not expected to impact on the operating balance, net worth or other key fiscal indicators of the Government.

Public benefit entities are not required to comply with the requirements of NZ IFRS 8 and therefore this standard will not impact on the financial statements.  These financial statements continue to show segmental information as appropriate for a Government Reporting entity.

The revision to NZ IAS 23 requires directly attributable borrowing costs relating to qualifying assets to be capitalised.  Application of this revised standard will increase the depreciation expense, reduce the interest expense reported in the statement of financial performance and increase the reported carrying values of tangible assets and the net worth of the Government.  The amounts involved depend on a variety of assumptions required to be made and therefore it is not possible to reasonably estimate the financial impact of this change.

Significant Accounting Policies

Reporting and forecast period

The reporting and forecast period for the financial statements of the Government of New Zealand is the financial year from 1 July to 30 June.

Where necessary the financial information for State-owned enterprises and Crown entities that have a balance date other than 30 June will be adjusted for any transactions or events that have occurred since their most recent balance date and that are significant for the Government’s financial statements.  Such entities are primarily in the education sector.

Basis of combination

These financial statements combine the following entities using the purchase method of combination:

Core Entities

•      Ministers of the Crown

•      Government departments

•      Offices of Parliament

•      the Reserve Bank of New Zealand

•      New Zealand Superannuation Fund

Other entities

•      State-owned enterprises

•      Crown entities (excl. Tertiary Education Institutions)

•      Air New Zealand Limited

•      Organisations listed in Schedule 4 of the Public Finance Act 1989

Corresponding assets, liabilities, income and expenses, are added together line by line.  Transactions and balances between these sub-entities are eliminated on combination.  Where necessary, adjustments are made to the financial statements of subsidiaries to bring the accounting policies into line with those used by the Government Reporting entity.

Tertiary education institutions are equity accounted for the reasons explained in note 21.  This recognises these entities’ net assets, including asset revaluation movements and surpluses and deficits.

The basis of combination for joint ventures depends on the form of the joint venture.

•      Jointly controlled operations:  The Government reporting entity recognises the assets it controls, the liabilities and expenses that it incurs, and its share of the jointly controlled operations’ income

•      Jointly controlled assets:  The Government reporting entity recognises its share of the jointly controlled assets, its share of any liabilities and expenses incurred jointly, any other liabilities and expenses it has incurred in respect of the jointly controlled asset, and income from the sale or use of its share of the output of the jointly controlled asset, and

•      Jointly controlled entities:  Jointly controlled entities are equity accounted, whereby the Government reporting entity initially recognises its share of interest in these entities’ net assets at cost and subsequently adjusts the cost for changes in net assets. The Government reporting entity’s share of the jointly controlled entity’s surpluses and deficits are recognised in the statement of financial performance.

Business combinations that occurred prior to the transition to NZ IFRS are not restated retrospectively.

Income

Taxation revenue levied through the Crown’s sovereign power

The Government provides many services and benefits that do not give rise to revenue.  Further, payment of tax does not of itself entitle a taxpayer to an equivalent value of services or benefits, since there is no relationship between paying tax and receiving Crown services and transfers.  Such revenue is received through the exercise of the sovereign power of the Crown in Parliament.

Where possible, taxation revenue is recognised at the time the debt to the Crown arises.

Revenue type	Revenue recognition point
Source deductions	When an individual earns income that is subject to PAYE
Resident withholding tax (RWT)	When an individual is paid interest or dividends subject to deduction at source
Fringe benefit tax (FBT)	When benefits are provided that give rise to FBT
Provisional tax	When taxable income is earned
Terminal tax	Assessment filed date
Goods and services tax (GST)	When the liability to the Crown is incurred
Customs and excise duty	When goods become subject to duty
Road user charges and motor vehicle fees	When payment of the fee or charge is made
Stamp, cheque and credit card duties	When the liability to the Crown is incurred
Exhaustible resources levy	When the resource is extracted
Other indirect taxes	When the debt to the Crown arises
Levies (eg, ACC levies)	When the obligation to pay the levy is incurred

Revenue earned through operations

Revenue from the supply of goods and services to third parties is measured at the fair value of consideration received.  Revenue from the supply of goods is recognised when the significant risks and rewards of ownership have been transferred to the buyer.  Revenue from the supply of services is recognised on a straight-line basis over the specified period for the services unless an alternative method better represents the stage of completion of the transaction.

Interest income

Interest income is accrued using the effective interest rate method.

The effective interest rate exactly discounts estimated future cash receipts through the expected life of the financial asset to that asset’s net carrying amount.  The method applies this rate to the principal outstanding to determine interest income each period.

Dividend income

Dividend income from investments is recognised when the Government’s rights as a shareholder to receive payment have been established.

Rental income

Rental income is recognised in the statement of financial performance on a straight-line basis over the term of the lease.  Lease incentives granted are recognised evenly over the term of the lease as a reduction in total rental income.

Donated or Subsidised Assets

Where an asset is acquired for nil or nominal consideration, the fair value of the asset received is recognised as income in the statement of financial performance.

Expenses

General

Expenses are recognised in the period to which they relate.

Welfare benefits and entitlements

Welfare benefits and entitlements, including New Zealand Superannuation, are recognised in the period when an application for a benefit has been received and the eligibility criteria met.

Grants and subsidies

Where grants and subsidies are discretionary until payment, the expense is recognised when the payment is made.  Otherwise, the expense is recognised when the specified criteria have been fulfilled and notice has been given to the Crown.

Interest expense

Interest expense is accrued using the effective interest rate method.

The effective interest rate exactly discounts estimated future cash payments through the expected life of the financial liability to that liability’s net carrying amount.  The method applies this rate to the principal outstanding to determine interest expense each period.

Foreign-currency

Transactions in foreign currencies are initially translated at the foreign exchange rate at the date of the transaction.  Foreign exchange gains and losses resulting from the settlement of such transactions and from the translation at year-end exchange rates of monetary assets and liabilities denominated in foreign currencies are recognised in the statement of financial performance, except when deferred in net worth when hedge accounting is applied.

Non-monetary assets and liabilities measured at historical cost in a foreign currency are translated using the exchange rate at the date of the transaction.  Non-monetary assets and liabilities denominated in foreign currencies and measured at fair value are translated into New Zealand dollars at the exchange rate applicable at the fair value date.  The associated foreign exchange gains or losses follow the fair value gains or losses to either the statement of financial performance or directly to net worth.

Foreign exchange gains and losses arising from translating monetary items that form part of the net investment in a foreign operation are reported in a translation reserve in net worth.

Financial instruments

Financial assets

Financial assets are designated into the following categories: loans and receivables, financial instruments available-for-sale, financial assets held for trading, and financial instruments designated as fair value through profit and loss.  This designation is made by reference to the purpose of the financial instruments, policies and practices for their management, their relationship with other instruments and the reporting costs and benefits associated with each designation.

Although they do not arise out of a contract, receivables from taxes, levies and fines (and any penalties associated with these activities) as well as social benefit receivables are for ease of presentation purposes included as a financial instrument.  These non-contract receivables, collectively referred to as sovereign receivables, are designated separately from other financial assets.

Major financial asset type	Designation
Tax, levy, fine and social benefit receivables	All designated as sovereign receivables
Trade and other receivables	All designated as loans and receivables
Student loans	All designated as loans and receivables
Kiwibank mortgages	Generally designated as fair value through profit and loss
Other advances	Generally designated as loans and receivables
Reserve position at the IMF	Generally designated as available for sale
Share Investments	Generally designated as fair value through profit and loss
Marketable securities	Generally designated as fair value through profit and loss

Sovereign receivables are initially assessed at nominal amount or face value; that is, the receivable reflects the amount of tax owed, levy, fine charged, or social benefit debt payable.  These receivables are subsequently adjusted for penalties and interest as they are charged, and tested for impairment.  Interest and penalties charged on tax receivables is presented as tax revenue in the statement of financial performance.

Loans and receivables are recognised initially at fair value plus transaction costs and subsequently measured at amortised cost using the effective interest rate method (refer interest revenue policy).  Loans and receivables issued with a duration of less than 12 months are recognised at their nominal value, unless the effect of discounting is material.  Allowances for estimated irrecoverable amounts are recognised when there is objective evidence that the asset is impaired.  Interest, impairment losses and foreign exchange gains and losses are recognised in the statement of financial performance.

In accordance with this general policy, student loans are recognised initially at fair value plus transaction costs, and subsequently measured at amortised cost using the effective interest rate method, less any impairment loss.  Fair value on initial recognition of student loans is determined by projecting forward expected repayments required under the scheme and discounting them back at an appropriate discount rate.  The difference between the amount lent and the fair value on initial recognition is expensed on initial recognition.  The subsequent measurement at amortised cost is determined using the effective interest rate calculated at initial recognition. This rate is used to spread the Crown’s interest income across the life of the loan and determines the loan’s carrying value at each reporting date.

The student loans valuation model has been adapted to reflect current student loans policy. As such, the carrying value is sensitive to changes on a number of underlying assumptions, including future income levels, repayment behaviour and macro economic factors such as inflation and the discount rates used to determine the effective interest rate on new borrowers.

The data for valuation of student loans has been integrated from files provided by Inland Revenue Department, Ministry of Social Development and the Ministry of Education. The current data is up to 31 March 2007, and contains information on borrowings, repayments, income, educational factors, and socio-economic factors amongst others and has been analysed and incorporated into the valuation model.  This integrated data has been supplemented by less detailed, but more recent data to value student loans at balance date.  Given the lead time required to compile and analyse the detailed, integrated data, it is expected that there is a lag between the availability of this data set and balance date.

Financial assets held for trading and financial assets designated at fair value through profit or loss are recorded at fair value with any realised and unrealised gains or losses recognised in the statement of financial performance.

A financial asset is designated at fair value through profit and loss if acquired principally for the purpose of trading in the short term. It may also be designated into this category if the accounting treatment results in more relevant information because it either significantly reduces an accounting mismatch with related liabilities or is part of a group of financial assets that is managed and evaluated on a fair value basis, such as with the NZ Superannuation Fund.  Gains or losses from interest, foreign exchange and other fair value movements are separately reported in the statement of financial performance. Transaction costs are expensed as they are incurred.

Available-for-sale financial assets are initially recorded at fair value plus transaction costs. They are subsequently recorded at fair value with any resultant fair value gains or losses recognised directly in net worth except for impairment losses, any interest calculated using the effective interest method and, in the case of monetary items (such as debt securities), foreign exchange gains and losses resulting from translation differences due to changes in amortised cost of the asset. These latter items are recognised in the statement of financial performance. For non-monetary available-for-sale financial assets (eg, some unlisted equity instruments) the fair value movements recognised in net worth include any related foreign exchange component. At derecognition, the cumulative fair value gain or loss previously recognised directly in net worth is recognised in the statement of financial performance.

Cash and cash equivalents include cash on hand, cash in transit, bank accounts and deposits with a maturity of no more than three months from date of acquisition.

Fair values of quoted investments are based on current bid prices.  Regular way purchases and sales of all financial assets are accounted for at trade date.  If the market for a financial asset is not active, fair values for initial recognition and, where appropriate, subsequent measurement are established by using valuation techniques, as set out in the following notes.  At each balance date an assessment is made whether there is objective evidence that a financial asset or group of financial assets is impaired.

Financial liabilities

Major financial liability type	Designation
Accounts payable	All designated at amortised cost
Taxes repayable	All designated at amortised cost
Government stock	Generally designated at amortised cost
Treasury bills	Generally designated as fair value through profit and loss
Government retail stock	Generally designated as fair value through profit and loss
Settlement deposits with Reserve Bank	Generally designated as fair value through profit and loss
Issued currency	Not designated: Recognised at face value

Financial liabilities held for trading and financial liabilities designated at fair value through profit or loss are recorded at fair value with any realised and unrealised gains or losses recognised in the statement of financial performance.  A financial liability is designated at fair value through profit and loss if acquired principally for the purpose of trading in the short term.  It may also be designated into this category if the accounting treatment results in more relevant information because it either eliminates or significantly reduces an accounting mismatch with related assets or is part of a group of financial liabilities that is managed and evaluated on a fair value basis. Gains or losses from interest, foreign exchange and other fair value movements are separately reported in the statement of financial performance.  Transaction costs are expensed as they are incurred.

Other financial liabilities are recognised initially at fair value less transaction costs and subsequently measured at amortised cost using the effective interest rate method.  Financial liabilities entered into with a duration of less than 12 months are recognised at their nominal value.  Amortisation and, in the case of monetary items, foreign exchange gains and losses, are recognised in the statement of financial performance as is any gain or loss when the liability is derecognised.

Currency issued for circulation, including demonetised currency after 1 July 2004, is recognised at face value.  Currency issued represents a liability in favour of the holder.

Derivatives

Derivative financial instruments are recognised both initially and subsequently at fair value.  They are reported as either assets or liabilities depending on whether the derivative is in a net gain or net loss position respectively.  Recognition of the movements in the value of derivatives depends on whether the derivative is designated as a hedging instrument and, if so, the nature of the item being hedged (see Hedging section below).

Derivatives that are not designated for hedge accounting are classified as held-for-trading financial instruments with fair value gains or losses recognised in the statement of financial performance.  Such derivatives may be entered into for risk management purposes, although not formally designated for hedge accounting, or for tactical trading.

Hedging

Individual entities consolidated within the Government reporting entity apply hedge accounting after considering the costs and benefits of adopting hedge accounting, including whether an economic hedge exists and the effectiveness of that hedge, whether the hedge accounting qualifications could be met, and the extent it would improve the relevance of reported results.

Transactions between entities within the Government reporting entity do not qualify for hedge accounting in the financial statements of the Government (although they may qualify for hedge accounting in the separate financial statements of the individual entities). Where a derivative is used to hedge the foreign exchange exposure of a monetary asset or liability, the effects of the hedge relationship are automatically reflected in the statement of financial performance so hedge accounting is not necessary.

(a) Cash flow hedge

Where a derivative qualifies as a hedge of variability in asset or liability cash flows (cash flow hedge), the effective part of any gain or loss on the derivative is recognised in net worth and the ineffective part is recognised in the statement of financial performance. Where the hedge of a forecast transaction subsequently results in the recognition of a non-financial asset or non-financial liability (eg, where the hedge relates to purchase of an asset in a foreign currency), the amount recognised directly in net worth is included in the initial cost of the asset or liability. Otherwise, gains or losses recognised in net worth transfer to the statement of financial performance in the same periods as when the hedged item affects the statement of financial performance (eg, when the forecast sale occurs). Effective parts of the hedge are recognised in the same area of the statement of financial performance as the hedged item.

When a hedging instrument expires or is sold, or when a hedge no longer meets the criteria for hedge accounting, any cumulative gain or loss existing in net worth at that time remains in net worth and is recognised when the forecast transaction is ultimately recognised in the statement of financial performance. When a forecast transaction is no longer expected to occur, the cumulative gain or loss that was reported in net worth is transferred to the statement of financial performance.

(b) Fair value hedge

Where a derivative qualifies as a hedge of the exposure to changes in fair value of an asset or liability (fair value hedge) any gain or loss on the derivative is recognised in the statement of financial performance together with any changes in the fair value of the hedged asset or liability.

The carrying amount of the hedged item is adjusted by the fair value gain or loss on the hedged item in respect of the risk being hedged. Effective parts of the hedge are recognised in the same area of the statement of financial performance as the hedged item.

Inventories

Inventories are recorded at the lower of cost (calculated using weighted average method) and net realisable value.  Inventories held for distribution for public benefit purposes are recorded at cost adjusted where applicable for any loss of service potential.  Where inventories are acquired at no cost, or for nominal consideration, the cost is deemed to be the current replacement cost at the date of acquisition.

Inventories include unissued currency and harvested agricultural produce (eg, logs, wool).

The cost of harvested agricultural produce is measured at fair value less estimated point-of-sale costs at the point of harvest.

Property, plant and equipment (“PPE”)

Items of property, plant and equipment are initially recorded at cost.  Cost may include transfers from net worth of any gains/losses on qualifying cash flow hedges of foreign currency purchases of property, plant and equipment.  Where an asset is acquired for nil or nominal consideration the asset is recognised initially at fair value, where fair value can be reliably determined, and as income in the statement of financial performance.

Revaluations are carried out for a number of classes of property, plant and equipment to reflect the service potential or economic benefit obtained through control of the asset.  Revaluation is based on the fair value of the asset, with changes reported by class of asset.

Subsequent to initial recognition, classes of property, plant and equipment are accounted for as set out below.

Class of PPE	Accounting policy
Land & Buildings

Land and buildings are recorded at fair value less impairment losses and, for buildings, less depreciation accumulated since the assets were last revalued.

Valuations undertaken in accordance with standards issued by the New Zealand Property Institute are used where available.

Otherwise, valuations conducted in accordance with the Rating Valuation Act 1998, may be used if they have been confirmed as appropriate by an independent valuer.

When revaluing buildings, there must be componentisation to the level required to ensure adequate representation of the material components of the buildings. At a minimum, this requires componentisation to three levels: structure, building services and fit-out.

Specialist Military Equipment

Specialist military equipment is recorded on a depreciated replacement cost basis less depreciation and impairment losses accumulated since the assets were last revalued.

Valuations are obtained through specialist assessment by New Zealand Defence Force advisers, and the bases of these valuations are confirmed as appropriate by an independent valuer.

State Highways

State highways are recorded on a depreciated replacement cost basis less depreciation and impairment losses accumulated since the assets were last revalued. Land associated with the state highways is valued using an opportunity cost based on adjacent use, as an approximation to fair value.

Rail Network

The Rail Network is recorded on a depreciated replacement cost basis less depreciation and impairment losses accumulated since the assets were last revalued. Land associated with the rail network is valued using an opportunity cost based on adjacent use, as an approximation to fair value.

Aircraft	Aircraft (excluding Specialised Military Equipment) are recorded at fair value less depreciation and impairment losses accumulated since the assets were last revalued.

Electricity Distribution	Electricity distribution network assets are recorded at cost, less accumulated depreciation and accumulated impairment losses.

Electricity Generation	Electricity generation assets are recorded at fair value less depreciation and impairment losses accumulated since the assets were last revalued.

Other Plant and Equipment	Other plant and equipment, which include motor vehicles and office equipment, are recorded at cost less accumulated depreciation and accumulated impairment losses.

Specified cultural and heritage assets

Specified cultural and heritage assets comprise national parks, conservation areas and related recreational facilities, as well as National Archives holdings and the collections of the National Library, Parliamentary Library and Te Papa. Such physical assets are recorded at fair value less subsequent impairment losses and, for non-land assets, less subsequent accumulated depreciation. Assets are not reported with a financial value in cases where they are not realistically able to be reproduced or replaced, and when they do not generate cash flows and where no market exists to provide a valuation.

Classes of property, plant and equipment that are revalued, are revalued at least every five years or whenever the carrying amount differs materially to fair value.

Items of property are revalued to fair value for the highest and best use of the item on the basis of the market value of the item, or on the basis of market based evidence, such as discounted cash flow calculations. If no market based evidence of fair value exists, an optimised depreciated replacement cost approach is used as the best proxy for fair value. Where an item of property is recorded at its optimised depreciated replacement cost, optimised depreciated replacement cost is based on the estimated present cost of constructing the existing item of property by the most appropriate method of construction, less allowances for physical deterioration and optimisation for obsolescence and relevant surplus capacity. Where an item of property is recorded at its optimised depreciated replacement cost, the cost does not include any borrowing costs.

Unrealised gains and losses arising from changes in the value of property, plant and equipment are recognised as at balance date.  To the extent that a gain reverses a loss previously charged to the statement of financial performance for the asset class, the gain is credited to the statement of financial performance.  Otherwise, gains are credited to an asset revaluation reserve for that class of asset.  To the extent that there is a balance in the asset revaluation reserve for the asset class any loss is debited to the reserve.  Otherwise, losses are reported in the statement of financial performance.

Realised gains and losses arising from disposal of property, plant and equipment are recognised in the statement of financial performance in the period in which the transaction occurs.  Any balance attributable to the disposed asset in the asset revaluation reserve is transferred to retained earnings.

Generally, Government borrowings are not directly attributable to individual assets.  Therefore, any borrowing costs incurred during the period required to complete and prepare assets for their intended use are expensed rather than capitalised.

Where an asset’s recoverable amount is less than its carrying amount, it is reported at its recoverable amount and an impairment loss is recognised. Losses resulting from impairment are reported in the statement of financial performance, unless the asset is carried at a revalued amount in which case any impairment loss is treated as a revaluation decrease.

Depreciation is charged on a straight-line basis at rates calculated to allocate the cost or valuation of an item of property, plant and equipment, less any estimated residual value, over its remaining useful life.

Typically, the estimated useful lives of different classes of property, plant and equipment are as follows:

Class of PPE	Estimated useful lives
Buildings	25 to 60 years
Specialist military equipment	5 to 25 years
State highways: Pavement (surfacing) Pavement (other) Bridges	7 years 36 years 90 to 100 years
Rail Network: Track and ballast Tunnels and bridges Overhead traction and signalling	40 years 80 years 20 years
Aircraft (ex specialist military equipment)	10 to 20 years
Electricity distribution network	2 to 80 years
Electricity generation assets	25 to 55 years
Other plant and equipment	3 to 25 years

Specified heritage and cultural assets are generally not depreciated.

Equity accounted investments

The applicable financial reporting standards that determine the basis of combination of entities that make up the Government reporting entity are NZ IAS 27: Consolidated and Separate Financial Statements and NZ IAS 28: Investments in Associates.  NZ IAS 27 refers to guidance provided in IPSAS 6: Consolidated and Separate Financial Statements and FRS 37: Consolidating Investments in Subsidiaries which shall be used by public benefit entities in determining whether they control another entity.

These standards are, however, not clear about how the definitions of control and significant influence should be applied in some circumstances in the public sector, particularly where legislation provides public sector entities with statutory autonomy and independence, in particular with Tertiary Education Institutions.  Treasury’s view is that because the Government cannot determine their operating and financing policies, but does have a number of powers in relation to these entities, it is appropriate to treat them as associates.

Biological assets

Biological assets (eg, trees, sheep) managed for harvesting into agricultural produce (eg, logs, wool) or for transforming into additional biological assets are measured at fair value less estimated point-of-sale costs, with any realised and unrealised gains or losses reported in the statement of financial performance.  Where fair value cannot be reliably determined, the asset is recorded at cost less accumulated depreciation and accumulated impairment losses.  For commercial forests, fair value takes into account age, quality of timber and the forest management plan.

Biological assets not managed for harvesting into agricultural produce, or being transformed into additional biological assets are reported as property, plant and equipment in accordance with the policies for property, plant and equipment.

Intangible assets

Intangible assets are initially recorded at cost.  Where an intangible asset is created for nil or nominal consideration it is still initially carried at cost, which by definition is nil/nominal.

The cost of an internally generated intangible asset represents expenditure incurred in the development phase of the asset only.  The development phase occurs after the following can be demonstrated: technical feasibility; ability to complete the asset; intention and ability to sell or use; and development expenditure can be reliably measured. Research is “original and planned investigation undertaken with the prospect of gaining new scientific or technical knowledge and understanding”.  Expenditure incurred on the research phase of an internally generated intangible asset is expensed when it is incurred.  Where the research phase cannot be distinguished from the development phase, the expenditure is expensed when it is incurred.

Intangible assets with finite lives are subsequently recorded at cost less any amortisation and impairment losses.  Amortisation is charged to the statement of financial performance on a straight-line basis over the useful life of the asset.  Typically, the estimated useful life of computer software is three to five years.

Intangible assets with indefinite useful lives are not amortised, but are tested annually for impairment.

Realised gains and losses arising from disposal of intangible assets are recognised in the statement of financial performance in the period in which the transaction occurs.

Intangible assets with finite lives are reviewed annually to determine if there is any indication of impairment.  All intangible assets with an indefinite life are tested for impairment annually.  Where an intangible asset’s recoverable amount is less than its carrying amount, it is reported at its recoverable amount and an impairment loss is recognised.  Losses resulting from impairment are reported in the statement of financial performance.

Goodwill in Air New Zealand is tested for impairment annually.

Non-current assets held for sale and discontinued operations

Non-current assets or disposal groups are separately classified where their carrying amount will be recovered through a sale transaction rather than continuing use; that is, where such assets are available for immediate sale and where sale is highly probable.  Non-current assets or disposal groups are recorded at the lower of their carrying amount and fair value less costs to sell.

Investment property

Investment property is property held primarily to earn rentals or for capital appreciation or both.   It does not include property held primarily for strategic purposes or to provide a social service (eg, affordable housing) even though such property may earn rentals or appreciate in value – such property is reported as property, plant and equipment.

Investment properties are measured at fair value.  Gains or losses arising from fair value changes are included in the statement of financial performance.  Valuations are undertaken in accordance with standards issued by the New Zealand Property Institute.

Employee benefits

Pension liabilities

Obligations for contributions to defined contribution retirement plans are recognised in the statement of financial performance as they fall due.  Obligations for defined benefit retirement plans are recorded at the latest actuarial value of the Crown liability.  All movements in the liability, including actuarial gains and losses, are recognised in full in the statement of financial performance in the period in which they occur.

Other employee entitlements

Employee entitlements to salaries and wages, annual leave, long service leave, retiring leave and other similar benefits are recognised in the statement of financial performance when they accrue to employees.  Employee entitlements to be settled within 12 months are reported at the amount expected to be paid.  The liability for long-term employee entitlements is reported as the present value of the estimated future cash outflows.

Termination benefits

Termination benefits are recognised in the statement of financial performance only when there is a demonstrable commitment to either terminate employment prior to normal retirement date or to provide such benefits as a result of an offer to encourage voluntary redundancy. Termination benefits settled within 12 months are reported at the amount expected to be paid, otherwise they are reported as the present value of the estimated future cash outflows.

Insurance contracts

The future cost of ACC claims liabilities is revalued annually based on the latest actuarial information.  Movements of the liability are reflected in the statement of financial performance.  Financial assets backing the liability are designated at fair value through profit and loss.

Leases

Finance leases transfer to the Crown as lessee substantially all the risks and rewards incident on the ownership of a leased asset.  Initial recognition of a finance lease results in an asset and liability being recognised at amounts equal to the lower of the fair value of the leased property or the present value of the minimum lease payments.  The capitalised values are amortised over the period in which the Crown expects to receive benefits from their use.

Operating leases, where the lessor substantially retains the risks and rewards of ownership, are recognised in a systematic manner over the term of the lease.  Leasehold improvements are capitalised and the cost is amortised over the unexpired period of the lease or the estimated useful life of the improvements, whichever is shorter.  Lease incentives received are recognised evenly over the term of the lease as a reduction in rental expense.

Other liabilities and provisions

Other liabilities and provisions are recorded at the best estimate of the expenditure required to settle the obligation.  Liabilities and provisions to be settled beyond 12 months are recorded at the present value of their estimated future cash outflows.

Contingent assets and contingent liabilities

Contingent liabilities and contingent assets are reported at the point at which the contingency is evident.  Contingent liabilities are disclosed if the possibility that they will crystallise is not remote.  Contingent assets are disclosed if it is probable that the benefits will be realised.

Commitments

Commitments are future expenses and liabilities to be incurred on contracts that have been entered into at balance date.

Cancellable commitments that have penalty or exit costs explicit in the agreement on exercising the option to cancel are reported at the value of that penalty or exit cost (ie, the minimum future payments).

Commitments are classified as:

•                  capital commitments: aggregate amount of capital expenditure contracted for but not recognised as paid or provided for at period end

•                  non-cancellable operating leases with a lease term of more than one year

•                  other non-cancellable commitments: these may include consulting contracts, cleaning contracts and ship charters.

Interest commitments on debts and commitments relating to employment contracts are not included in the Statement of Commitments.

Comparatives

When presentation or classification of items in the financial statements is amended or accounting policies are changed voluntarily, comparative figures have been restated to ensure consistency with the current period unless it is impracticable to do so.

Comparatives referred to as Original Budget were forecasts published in the 2007 Budget Economic and Fiscal Update while Estimated Actuals were forecasts published in the 2008 Budget Economic and Fiscal Update.  These forecasts include budget adjustments for new unallocated spending during the year (both operating and capital)

and top-down adjustments which reduce the bias for forecast expenditure by departments to reflect maximum spending limits instead of mid-point estimates.

Segment analysis

The Government Reporting Entity is not required to provide segment reporting as it is a public benefit entity.  Nevertheless, information is presented for material institutional components and major economic activities within or undertaken by the Government Reporting Entity.  The three major institutional components of the Crown are:

•                  Core Crown:  This group, which includes Ministers, government departments, offices of Parliament, the Reserve Bank of New Zealand and the New Zealand Superannuation Fund most closely represents the budget sector and provides information that is useful for fiscal analysis purposes.

•                  State-owned enterprises including entities governed by the State –owned Enterprises Act, and for the purposes of these statements also includes Air New Zealand, represents entities that undertake commercial activity.

•                  Crown entities:  This group includes entities governed by the Crown Entities Act 2004.  These entities have separate legal form and specified government frameworks (including the degree to which each Crown entity is required to give effect to, or be independent of, government policy).

Functional analysis is also provided of a number of financial statements items.  This functional analysis is drawn from the Classification of the Functions of Government produced by the International Monetary Fund.

Related parties

The Government comprises a large number of commonly controlled entities.  These entities, and their key management personnel, transact among themselves and with the Government Reporting Entity on a regular basis, for example, for the purchase of postage stamps or the registration of vehicles.  The Public Finance Act 1989 requires separate reporting by these individual entities and these entities will report transactions with the Crown and other related parties as appropriate in these individual financial statements.

With the exception of key management personnel, no other parties control the Government, are controlled by the Government without being consolidated, or are under common control of another entity with the government.  Tertiary education institutions, joint ventures and the Government Superannuation Fund are however considered related parties due to government influence and transactions between the rest of the Government Reporting Entity and these entities are separately disclosed where material.

Key management personnel, defined as Ministers of the Crown that are in Cabinet, are also considered to be related parties.

Note 2:  Tax and Levies Collected through the Crown’s Sovereign Power (Accrual)

Forecast
Original	Estimated		Actual
Budget $m	Actuals $m		30 June 2008 $m	30 June 2007 $m
		Direct Income Tax Revenue (accrual)
		Individuals
22,334	22,735	Source deductions	23,345	20,980
4,553	4,986	Other persons	5,071	4,440
(1,102)	(1,290)	Refunds	(1,470)	(1,080)
474	521	Fringe benefit tax	522	468
26,259	26,952	Total individuals	27,468	24,808
		Corporate Tax
8,222	8,403	Gross companies tax	8,787	8,849
(255)	(310)	Refunds	(242)	(296)
1,005	1,653	Non-resident withholding tax	1,506	1,189
102	122	Foreign-source dividend withholding payments	71	149
9,074	9,868	Total corporate tax	10,122	9,891
		Other Direct Income Tax
2,340	2,596	Resident withholding tax on interest income	2,699	2,227
92	63	Resident withholding tax on dividend income	69	89
2	3	Estate and gift duties	3	2
2,434	2,662	Total other direct income tax	2,771	2,318
37,767	39,482	Total direct income tax	40,361	37,017
		Indirect Income Tax Revenue (accrual)
		Goods and Services Tax
19,726	20,655	Gross goods and services tax	20,631	19,540
(8,231)	(8,841)	Refunds	(9,516)	(8,325)
11,495	11,814	Total goods and services tax	11,115	11,215
		Other Indirect Taxation
1,865	1,880	Customs duty	1,857	1,836
877	867	Road user charges	851	786
903	818	Petroleum fuels excise	819	819
586	573	Alcohol excise	573	553
148	144	Tobacco excise	159	238
215	245	Gaming duties	260	230
219	227	Motor vehicle fees	226	222
64	89	Approved issuer levy and cheque duty	105	94
34	47	Energy resources levies	46	54
4,911	4,890	Total other indirect taxation	4,896	4,832
16,406	16,704	Total indirect taxation	16,011	16,047
54,173	56,186	Total taxation revenue	56,372	53,064
		Other Sovereign Revenue (accrual)
2,654	2,770	ACC levies	2,718	2,468
261	285	Fire Service levies	279	268
86	86	EQC levies	86	84
243	268	Child Support	308	242
236	264	Court Fines	262	250
213	178	Other miscellaneous items	226	184
3,693	3,851	Total other sovereign revenue	3,879	3,496
57,866	60,037	Total sovereign revenue	60,251	56,560

Note 2:  Tax and Levies Collected through the Crown’s Sovereign Power (Cash)

Forecast
Original	Estimated		Actual
Budget $m	Actuals $m		30 June 2008 $m	30 June 2007 $m
		Direct Income Tax Receipts (cash)
		Individuals
22,334	22,676	Source deductions	22,830	21,009
5,430	5,669	Other persons	5,469	5,121
(2,017)	(2,238)	Refunds	(2,171)	(1,850)
470	486	Fringe benefit tax	489	482
26,217	26,593	Total individuals	26,617	24,762
		Corporate Tax
9,184	9,327	Gross companies tax	9,075	9,120
(1,041)	(1,000)	Refunds	(1,026)	(1,153)
981	1,615	Non-resident withholding tax	1,638	1,135
102	122	Foreign-source dividend withholding payments	72	141
9,226	10,064	Total corporate tax	9,759	9,243
		Other Direct Income Tax
2,340	2,567	Resident withholding tax on interest income	2,616	2,192
92	63	Resident withholding tax on dividend income	40	90
2	3	Estate and gift duties	2	3
2,434	2,633	Total direct other income tax	2,658	2,285
37,877	39,290	Total direct income tax	39,034	36,290
		Indirect Tax Receipts (cash)
		Goods and Services Tax
19,354	20,038	Gross goods and services tax	20,085	18,701
(7,877)	(8,561)	Refunds	(8,859)	(7,625)
11,477	11,477	Total goods and services tax	11,226	11,076
		Other Indirect Taxation
1,865	1,880	Customs duty	1,946	1,778
877	867	Road user charges	851	791
903	818	Petroleum fuels excise	809	835
586	573	Alcohol excise	554	549
148	144	Tobacco excise	160	265
215	245	Gaming duties	238	236
219	227	Motor vehicle fees	223	208
64	89	Approved issuer levy and cheque duty	85	74
35	52	Energy resources levies	42	55
4,912	4,895	Total other indirect taxation	4,908	4,791
16,389	16,372	Total indirect taxation	16,134	15,867
54,266	55,662	Total tax receipts collected	55,168	52,157
		Other Sovereign Receipts (cash)
2,561	2,565	ACC levies	2,561	2,408
263	285	Fire Service levies	281	268
86	86	EQC levies	86	84
197	183	Child Support	171	178
156	167	Court Fines	169	160
209	210	Other miscellaneous items	192	126
3,472	3,496	Total other sovereign receipts	3,460	3,224
57,738	59,158	Total sovereign receipts	58,628	55,381

Note 3:  Sales of Goods and Services

Forecast
Original	Estimated		Actual
Budget $m	Actuals $m		30 June 2008 $m	30 June 2007 $m
		By type
7,550	6,972	Sales of goods	8,617	6,706
5,703	6,710	Rendering of services	6,782	5,907
13,253	13,682	Total sales of goods and services	15,399	12,613
		By source
1,057	1,161	Core Crown	1,097	1,095
11,928	12,080	Crown entities	12,502	11,322
11,510	11,711	State-owned Enterprises	13,201	10,701
(11,242)	(11,270)	Inter-segment eliminations	(11,401)	(10,505)
13,253	13,682	Total sales of goods and services	15,399	12,613

Note 4:  Interest Revenue and Dividends

Forecast
Original	Estimated		Actual
Budget $m	Actuals $m		30 June 2008 $m	30 June 2007 $m
		By type
132	80	Sovereign receivables	45	66
391	414	Student loans (interest unwind)	407	451
307	329	Other financial assets classified as amortised cost or available for sale	435	333
320	295	Financial assets classified as held for trading	14	269
1,715	1,746	Financial assets classified as fair value through profit and loss	1,902	1,436
2,865	2,864	Total interest revenue	2,803	2,555
501	339	Dividends	411	440
3,366	3,203	Total interest revenue and dividends	3,214	2,995
		By source
2,587	2,562	Core Crown	2,344	2,580
880	1,085	Crown entities	1,233	756
481	509	State-owned Enterprises	704	484
(582)	(953)	Inter-segment eliminations	(1,067)	(825)
3,366	3,203	Total interest revenue and dividends	3,214	2,995
		Included in total interest revenue above is interest on impaired financial assets of:
		Impaired sovereign receivables	45	44
		Impaired student loans	407	451
		Impaired other financial assets classified as amortised cost or available for sale	5	45
		Total interest revenue on impaired financial assets	457	540

Note 5:  Other Revenue

Forecast			Actual
Original Budget $m	Estimated Actuals $m		30 June 2008 $m	30 June 2007 $m
72	99	Sale of royalties	112	89
898	962	Rental income	965	898
1,417	1,830	Other revenue	1,538	1,434
2,387	2,891	Total other revenue	2,615	2,421

Note 6:  Transfer Payments and Subsidies

Forecast			Actual
Original Budget $m	Estimated Actuals $m		30 June 2008 $m	30 June 2007 $m
		Social Assistance Grants
7,292	7,347	New Zealand superannuation	7,348	6,810
1,964	2,081	Family tax credit	1,897	1,699
1,456	1,475	Domestic purposes benefit	1,478	1,468
1,201	1,214	Invalids benefit	1,216	1,132
909	888	Accommodation supplement	891	877
608	580	Sickness benefit	582	573
560	557	In-work tax credit	563	461
475	473	Income related rents	474	440
497	455	Unemployment benefit	458	613
402	384	Student allowances	386	382
279	278	Disability allowances	278	270
1,357	1,360	Other social assistance benefits	1,339	1,291
17,000	17,092	Total social assistance grants	16,910	16,016
		Subsidies
491	1,030	KiwiSaver subsidies	1,102	—
		Other transfer payments
401	398	Official development assistance	362	330
17,892	18,520	Total transfer payments and subsidies	18,374	16,346

Note 7:  Personnel Expenses

Forecast			Actual
Original Budget $m	Estimated Actuals $m		30 June 2008 $m	30 June 2007 $m
		By type
14,494	15,035	Salaries and wages	14,948	14,088
637	764	Costs incurred on GSF and other defined benefit plans	711	661
214	195	Costs incurred on SSRSS and other defined contribution plans	274	180
312	428	Other personnel expenses	545	355
15,657	16,422	Total personnel expenses	16,478	15,284
		By source
5,434	5,621	Core Crown	5,584	5,092
8,213	8,624	Crown entities	8,741	8,183
2,011	2,186	State-owned Enterprises	2,164	2,018
(1)	(9)	Inter-segment eliminations	(11)	(9)
15,657	16,422	Total personnel expenses	16,478	15,284
		Key management personnel compensation
		Salaries and other short-tem employee benefits	7	7
			7	7

Key management personnel are Ministers of the Crown who are members of Cabinet.

The Cabinet Manual sets out guidance in respect of Ministers’ conduct, public duty, and personal interests.  Ministers are responsible for ensuring that no conflict exists or appears to exist between their personal interests and their public duty. Therefore, there is a clear expectation that Ministers will not influence or affect any transactions and outstanding balances between the Government and themselves or their family, whanau, and close associates.

Note 8:  Depreciation and Amortisation

Forecast			Actual
Original Budget $m	Estimated Actuals $m		30 June 2008 $m	30 June 2007 $m
		Depreciation expense
989	1,000	Buildings	980	936
87	89	Electricity distribution network	136	110
276	294	Electricity generation assets	266	228
215	253	Aircraft (excluding military)	166	192
255	256	State highways	302	299
177	177	Rail network	163	149
286	224	Specialist military equipment	222	238
854	816	Other plant and equipment	819	743
—	16	Specified cultural and heritage assets	20	16
3,139	3,125	Total depreciation expense	3,074	2,911
157	493	Amortisation and impairment of non-financial assets	596	486
3,296	3,618	Total depreciation and amortisation	3,670	3,397

Note 9:  Other Operating Expenses

Forecast			Actual
Original Budget $m	Estimated Actuals $m		30 June 2008 $m	30 June 2007 $m
		By type
—	—	Inventory expenses	300	280
2,085	3,061	Donations and ex gratia payments	3,190	2,580
10	6	Fees paid to audit firms (refer below)	3	4
133	1,407	Impairment of financial assets	1,189	2,904
231	215	Impairment of inventory	2	15
412	417	Lottery prize payments	432	414
823	909	Rental and leasing costs	952	907
518	628	Write-down on initial recognition of financial assets	559	629
24,785	22,574	Other operating expenses	24,029	20,109
28,997	29,217	Total other operating expenses	30,656	27,842

		By source
28,785	29,564	Core Crown	29,219	28,951
14,323	13,478	Crown entities	14,391	12,452
8,168	8,353	State-owned Enterprises	9,853	7,363
(22,279)	(22,178)	Inter-segment eliminations	(22,807)	(20,924)
28,997	29,217	Total operating expenses	30,656	27,842

Operating expenses relate to those expenses incurred in the course of undertaking the functions and activities of entities included in the Government financial statements, excluding those expenses separately identified in the statement of financial performance and other notes.  Items disclosed separately are those required by Financial Reporting Standards.

Other operating costs is the large residual item.  Most of these costs represent payments made for services provided by third parties (roading maintenance for example) or for raw materials (fuel, medicines or inventory for example). They also include other day-to-day operating costs.

	Actual
	30 June 2008 $m	30 June 2007 $m
Audit related expenses
Office of the Auditor General fees (including Audit NZ)
Fees for the audit of financial statements(1)	30	26
Fees for assurance and related services	1	1
Fees for other services	2	1
Other auditors’ fees
Fees for assurance and related services	1	2
Fees for tax services	1	1
Fees for other services	1	1
Inter-segment eliminations	(33)	(28)
Fees paid to audit firms	3	4

(1) The audit of financial statements are those of the Government reporting entity and its sub-entities.

Note 10:  Interest Expenses

Forecast			Actual
Original Budget	Estimated Actuals		30 June 2008	30 June 2007
$m	$m		$m	$m
		By type
1,671	1,864	Financial liabilities classified as amortised cost	1,297	1,328
17	2	Financial liabilities classified as held for trading	1	11
647	1,064	Financial liabilities classified as fair value through profit and loss	1,717	1,528
413	24	Interest unwind on provisions	86	18
2,748	2,954	Total interest expenses	3,101	2,885
		By source
2,245	2,527	Core Crown	2,460	2,330
306	275	Crown entities	248	265
704	734	State-owned Enterprises	870	685
(507)	(582)	Inter-segment eliminations	(477)	(395)
2,748	2,954	Total interest expenses	3,101	2,885

Note 11:  Insurance Expenses

Forecast			Actual
Original Budget	Estimated Actuals		30 June 2008	30 June 2007
$m	$m		$m	$m
		By entity
2,965	4,001	Accident Compensation	3,423	2,880
37	82	Earthquake Commission	130	77
8	12	Other	10	18
3,010	4,095	Total insurance expenses	3,563	2,975
		By type
		Claims expense	5,257	3,590
		Outwards reinsurance premium expense	36	31
		Movement in unexpired risk liability	298	115
		Other underwriting expenses	93	83
		Total claims and other expenses	5,684	3,819
		less actuarial gain/(loss)	(1,709)	(481)
		less operating costs relating to claims	(412)	(363)
		Total insurance expenses (excl gains/losses and operations)	3,563	2,975

Claims expense is the sum of claims settled and claims management expenses relating to claims incurred plus the movement in the outstanding claims liability.

Total claims and other expenses are those related to claims that have occurred prior to reporting date. Within these expenses are expenses relating to actuarial gains/(losses) and operating costs (e.g. costs for processing claims and injury prevention promotion) which due to their nature are reported elsewhere in the statement of financial performance eg. under gains/losses or personnel expenses.

Insurance expenses represents underwriting expenses less those expenses reported elsewhere i.e. insurance expenses largely comprise direct settlement of claims and expected movements in the outstanding liability and unexpired risk liability.

Note 11:  Insurance Expenses (continued)

	Actual
	30 June 2008	30 June 2007
	$m	$m
Net Underwriting Result
Premium revenue	2,804	2,552
Recoveries revenue (inc reinsurance recovery)	—	—
Underwriting revenue	2,804	2,552
Less claims and other expenses	(5,684)	(3,819)
Net underwriting surplus/(deficit)	(2,880)	(1,267)

The underwriting surplus/(deficit) represents the net effect on the statement of financial performance from claims incurred prior to reporting date.  It includes actuarial gains/(losses).

Underwriting revenue is reported separately in the financial statements under other sovereign revenue.

	Actual
	30 June 2008	30 June 2007
	$m	$m
Operating cash flows associated with the underwriting result are:
Cash receipts	2,647	2,492
Cash payments	(3,041)	(2,776)
Net operating cash flows	(394)	(284)

Note 12:  Gains and Losses on Financial Instruments

Forecast			Actual
Original Budget	Estimated Actuals		30 June 2008	30 June 2007
$m	$m		$m	$m
		By type
1	12	Foreign exchange gains on financial assets measured at amortised cost	70	—
—	1	Foreign exchange losses on financial assets measured at amortised cost	—	(136)
282	(426)	Change in fair value of financial assets classified as held for trading	(18)	146
4	(6)	Gain/(loss) on disposal of financial assets classified at amortised cost	(5)	(39)
899	(1,007)	Change in fair value of financial assets classified as fair value through profit and loss	(226)	(5,162)
1,186	(1,426)	Net gains/(losses) on financial assets	(179)	(5,191)
—	1	Foreign exchange gains on financial liabilities measured at amortised cost	2	156
—	(116)	Foreign exchange losses on financial liabilities measured at amortised cost	(148)	(2)
—	(2)	Change in fair value of financial liabilities classified as held for trading	(2)	58
—	—	Gain/(loss) on disposal of financial liabilities classified at amortised cost	(7)	(1)
—	(329)	Change in fair value of financial liabilities classified as fair value through profit and loss	(591)	913
—	(446)	Net gains/(losses) on financial liabilities	(746)	1,124
191	1,048	Net gains/(losses) on derivatives	308	5,632
1,377	(824)	Net gains/(losses) on financial instruments	(617)	1,565
		By source
1,155	200	Core Crown	353	1,179
485	(691)	Crown entities	(743)	365
18	(138)	State-owned Enterprises	(37)	63
(281)	(195)	Inter-segment eliminations	(190)	(42)
1,377	(824)	Net gains/(losses) on financial instruments	(617)	1,565

Note 13:  Gains and Losses on Non-Financial Instruments

Forecast			Actual
Original Budget	Estimated Actuals		30 June 2008	30 June 2007
$m	$m		$m	$m
		By type
—	(29)	Foreign exchange gains/(losses)	(91)	(5)
—	(906)	Actuarial gains/(losses) on GSF liability	(1,098)	1,133
—	(1,059)	Actuarial gains/(losses) on ACC outstanding claims	(1,709)	(481)
—	(98)	Other gains/(losses) on non-financial liabilities	(183)	(3)
—	(46)	Gains/(losses) on sale or disposals of property, plant and equipment	(1)	(323)
—	129	Gains/(losses) on agricultural assets	130	144
—	—	Gains/(losses) on intangible assets	18	(2)
—	2	Other gains/(losses) on non-financial assets	9	23
—	(2,007)	Net gains/(losses) on non-financial instruments	(2,925)	486
		By source
—	(1,057)	Core Crown	(1,369)	1,163
—	(1,078)	Crown entities	(1,725)	(495)
—	128	State-owned Enterprises	170	(181)
—	—	Inter-segment eliminations	(1)	(1)
—	(2,007)	Net gains/(losses) on non-financial instruments	(2,925)	486

The GSF and ACC liabilities are valued by an independent actuary (refer notes 24 and 25).  Actuarial gains/(losses) represent differences between actual results and what the actuary had assumed when originally calculating the liability. They are also known as experience adjustments.

Note 14:  Receivables

Forecast			Actual
Original Budget	Estimated Actuals		30 June 2008	30 June 2007
$m	$m		$m	$m
		By type
7,078	6,005	Tax receivables	7,398	6,369
2,843	3,171	Levies, fines and penalty receivables	3,106	2,589
217	344	Social benefit receivables	440	394
2,409	2,806	Trade and other receivables	3,214	2,705
12,547	12,326	Total receivables	14,158	12,057
		By maturity
12,121	11,758	Expected to be realised within one year	13,564	11,431
426	568	Expected to be held for more than one year	594	626
12,547	12,326	Total receivables	14,158	12,057
		By source
8,285	7,108	Core Crown	9,031	7,590
3,507	4,260	Crown entities	4,444	3,687
1,647	1,744	State-owned Enterprises	2,247	1,729
(892)	(786)	Inter-segment eliminations	(1,564)	(949)
12,547	12,326	Total receivables	14,158	12,057

In determining the recoverability of a tax or other sovereign receivables, the Government uses information about the extent to which the tax or levy payer is contesting the assessment and experience of the outcomes of such disputes, from lateness of payment, and other information obtained from credit collection actions taken. Due to the size of the tax base, the concentration of credit risk is limited and this is not a risk that is managed.

The Government does not hold any collateral or any other credit enhancements over receivables which are past due.

	Actual
	30 June 2008	30 June 2007
	$m	$m
Tax Receivables
Gross tax receivable	10,423	9,151
Impairment of tax receivables	(3,025)	(2,782)
Total tax receivables	7,398	6,369
Gross Tax Receivable
Current	6,218	5,646
Past due	4,205	3,505
Total gross tax receivable	10,423	9,151
% past due	40%	38%
Impairment of tax receivables
Balance at beginning of the year	2,782	984
Impairment losses recognised on receivables	944	2,581
Amounts written off as uncollectible	(701)	(783)
Balance at end of the year	3,025	2,782

Note 14:  Receivables (continued)

	Actual
	30 June 2008	30 June 2007
	$m	$m
Ageing of tax receivables past due
Less than six months	1,458	960
Between six months and one year	458	365
Between one year and two years	701	755
Greater than two years	1,588	1,425
Tax receivables past due	4,205	3,505

The Inland Revenue Department (IRD) administers the majority of the tax receivable portfolio.  The recoverable amount of the portfolio administered by IRD is calculated by forecasting the expected repayments based on analysis of historical debt data, deducting an estimate of service costs and then discounting at the current use of money interest (UOMI) rate.  If the recoverable amount of the IRD portfolio is less than the carrying amount, the carrying amount is reduced to the recoverable amount.

	Actual
	30 June 2008	30 June 2007
	$m	$m
The estimated recoverable amount of this portfolio and key assumptions underpinning the valuation are:
Recoverable amount of tax receivables current	6,218	5,646
Recoverable amount of tax receivables past due	1,180	723
Discount rate (UOMI)	14.24%	14.24%
Impact on recoverable amount of a 2% increase in discount rate	(18)	(19)
Impact on recoverable amount of a 2% decrease in discount rate	19	21

Tax receivables are classified as past due when any outstanding tax is not paid by the taxpayer’s due date. Due dates will vary depending on the type of tax outstanding (e.g. GST, income tax, PAYE) and the taxpayer’s balance date.  Past due debt includes debt collected under instalment, debt under dispute, default assessments and debts of taxpayers who are bankrupt, in receivership or in liquidation.  IRD has debt management policies and procedures to actively manage the collection of past due debt.

The fair value of tax receivables is not materially different from the carrying value.

Note 14:  Receivables (continued)

	Actual
	30 June 2008	30 June 2007
	$m	$m
Levies, fines and penalty receivables
Gross ACC levy receivables	2,895	2,425
Gross other levies, fines and penalty receivables	1,529	1,321
Total gross levies, fines and penalty receivables	4,424	3,746
Impairment of ACC levy receivables	(73)	(73)
Impairment of other levies, fines and penalty receivables	(1,245)	(1,084)
Total impairment of receivables	(1,318)	(1,157)
Total levies, fines and penalty receivables	3,106	2,589
Impairment of ACC levy receivables
Balance at beginning of the year	73	71
Impairment losses recognised on receivables	1	3
Amounts written off as uncollectible	(1)	(1)
Balance at end of the year	73	73
Collective impairment allowance	73	73
Individual impairment allowance	—	—
Balance at end of the year	73	73
Impairment of other levies, fines and penalty receivables
Balance at beginning of the year	1,084	989
Impairment losses recognised on receivables	206	116
Amounts written off as uncollectible	(45)	(21)
Balance at end of the year	1,245	1,084
Collective impairment allowance	1,245	1,084
Individual impairment allowance	—	—
Balance at end of the year	1,245	1,084
Ageing of levies, fines and penalty receivables past due but not impaired
Less than six months	20	16
Between six months and one year	—	—
Greater than one year	—	—
Total levies, fines and penalty receivables past due but not impaired	20	16

The ACC levy receivables are short term, so their carrying amount provides a reasonable approximation of their fair value. Of the other levy, fines and penalties receivables, the majority is in the debtor portfolio administered by the Ministry of Justice (ie, court fines, associated court fees and enforcement fees) with a carrying value of $206 million (2007: $195 million). Their carrying amount provides a reasonable approximation of their fair value. The carrying value of these Justice receivables is calculated using discounted cash flows (net of estimated service costs).

Note 14:  Receivables (continued)

	Actual
	30 June 2008	30 June 2007
	$m	$m
Social benefit receivables
Gross social benefit receivables	942	842
Impairment of social benefit receivables	(502)	(448)
Total social benefit receivables	440	394
Impairment of social benefit receivables
Balance at beginning of the year	448	446
Impairment losses recognised on receivables	49	2
Amounts written off as uncollectible	5	—
Balance at end of the year	502	448
Collective impairment allowance	502	488
Individual impairment allowance	—	—
Balance at end of the year	502	488
Ageing of social benefit receivables past due but not impaired
Less than six months	—	4
Between six months and one year	—	—
Greater than one year	—	—
Total social benefit receivables past due but not impaired	—	4

Social benefit receivables comprise benefit overpayments, advances on benefits and recoverable special needs grants primarily administered by the Ministry of Social Development with a carrying value of $374 million (2007: $375 million).  Their carrying amount provides a reasonable approximation of their fair value. The carrying value of these receivables is calculated using forecast discounted cash flows (net of estimated service costs).

Note 14:  Receivables (continued)

	Actual
	30 June 2008	30 June 2007
	$m	$m
Trade and other receivables
Gross trade and other receivables	3,258	2,775
Impairment of trade and other receivables	(44)	(70)
Total trade and other receivables	3,214	2,705
Impairment of trade and other receivables
Balance at beginning of the year	70	53
Impairment losses recognised on receivables	10	14
Amounts written off as uncollectible	(32)	3
Impairment losses reversed	(4)	—
Balance at end of the year	44	70
Collective impairment allowance	42	70
Individual impairment allowance	2	—
Balance at end of the year	44	70
Ageing of trade and other receivables past due but not impaired
Less than six months	183	423
Between six months and one year	13	8
Greater than one year	4	7
Total trade and other receivables past due but not impaired	200	438

Most trade and other receivables are short term, with $2,974 million (2007: $2,324 million) expected to be settled in the next year. Their carrying amount provides a reasonable approximation of their fair value.

Note 15:  Marketable securities, deposits and derivatives in gain

Forecast			Actual
Original Budget	Estimated Actuals		30 June 2008	30 June 2007
$m	$m		$m	$m
		By type
32,421	33,306	Marketable securities	36,651	27,481
2,037	1,741	Long term deposits	2,787	3,174
464	1,167	Derivatives in gain	1,563	2,352
212	151	IMF special drawing rights	188	183
35,134	36,365	Total marketable securities, deposits and derivatives in gain	41,189	33,190
		By maturity
30,127	34,460	Expected to be realised within one year	37,431	31,600
5,007	1,905	Expected to be held for more than one year	3,758	1,590
35,134	36,365	Total marketable securities, deposits and derivatives in gain	41,189	33,190
		By source
27,859	28,809	Core Crown	32,108	26,291
11,595	10,210	Crown entities	10,790	9,881
1,296	2,124	State-owned Enterprises	3,029	2,150
(5,616)	(4,778)	Inter-segment eliminations	(4,738)	(5,132)
35,134	36,365	Total marketable securities, deposits and derivatives in gain	41,189	33,190

Marketable securities comprise bonds, commercial paper, debentures and similar tradable financial assets held by the Government for the purposes of realising capital gains or interest revenue. Marketable securities and derivatives in gain are reported at their fair value.  Fair value is either based on quoted market price or using a valuation model where there is no active market.  The valuation models used generally calculate the expected cash flows under the terms of each specific contract and then discounts these values back to present value.

Long-term deposits are instruments with maturities greater than three months that are not traded in an active market.  Long-term deposits are measured at amortised cost.  Their carrying amount provides a reasonable approximation of their fair value.

Note 16:  Share Investments

Forecast			Actual
Original Budget	Estimated Actuals		30 June 2008	30 June 2007
$m	$m		$m	$m
		By maturity
12,590	8,624	Expected to be realised within one year	8,934	9,401
4,396	3,912	Expected to be held for more than one year	4,030	4,180
16,986	12,536	Total share investments	12,964	13,581
		By source
10,734	7,133	Core Crown	7,340	7,755
6,174	5,373	Crown entities	5,583	5,784
84	67	State-owned Enterprises	63	85
(6)	(37)	Inter-segment eliminations	(22)	(43)
16,986	12,536	Total share investments	12,964	13,581

Share investments are reported at fair value.  The fair value of listed share investments are based on quoted market price. The fair value of unlisted share investments is determined from the initial cost of the investment and adjusted for performance of the business and changes in equity market conditions since inception date.

Note 17:  Advances

Forecast			Actual
Original Budget	Estimated Actuals		30 June 2008	30 June 2007
$m	$m		$m	$m
		By type
6,252	6,278	Student loans	6,741	6,011
5,127	5,751	Kiwibank mortgages	5,581	3,637
1,459	1,878	Other advances	626	1,080
12,838	13,907	Total advances	12,948	10,728
		By source
10,788	11,140	Core Crown	10,278	9,087
419	433	Crown entities	434	376
5,194	6,052	State-owned Enterprises	5,857	4,486
(3,563)	(3,718)	Inter-segment eliminations	(3,621)	(3,221)
12,838	13,907	Total advances	12,948	10,728

The maximum loss due to default on advances is the carrying value reported in the statement of financial position.

Forecast			Actual
Original Budget	Estimated Actuals		30 June 2008	30 June 2007
$m	$m		$m	$m
		Student Loans
9,983	10,012	Nominal value(1)	9,573	9,413
3,731	3,734	Write-down on initial recognition and impairment	2,832	3,402
6,252	6,278	Total student loans	6,741	6,011
		Gross carrying value	7,044	6,544
		Impairment of student loans	(303)	(533)
		Total student loans	6,741	6,011
		Expected to be repaid within one year	630	628
		Expected to be held for more than one year	6,111	5,383
		Total student loans	6,741	6,011
		Movement during the year
5,761	6,011	Opening balance	6,011	5,569
1,278	1,210	Amount borrowed in current year	1,201	1,176
(526)	(487)	Less initial write down to fair value	(487)	(488)
(621)	(611)	Repayments made during the year	(629)	(555)
391	414	Interest unwind	407	451
(31)	(260)	(Impairment)/reversal of impairment	231	(151)
—	1	Other movements	7	9
6,252	6,278	Closing balance student loans	6,741	6,011

(1)  The nominal loan balance for 2008 excludes accrued interest whereas in the prior year the nominal balance included accrued interest of $493 million.  Accrued interest is written off each year when certain criteria are met.  On review of the nominal balance it was concluded that it was more appropriate to exclude the accrued interest from the disclosure of the nominal balance as this will be written off for New Zealand based borrowers.

Note 17:  Advances (continued)

	Actual
	30 June	30 June
	2008	2007
	$m	$m
Impairment allowance of student loans
Balance at beginning of the year	533	382
Impairment losses recognised on receivables	—	151
Impairment losses reversed	(230)	—
Balance at end of the year	303	533

The carrying value of student loans reflects current student loans policy.  It is sensitive to changes in a number of underlying assumptions, including future income levels, repayment behaviour and macro economic factors such as inflation and the discount rates used to determine the effective interest on new borrowers.  The data for student loans has been integrated from files provided by the Inland Revenue Department, Ministry of Social Development and the Ministry of Education.  The current data used for the valuation model is up to 31 March 2007, and contains information on borrowings, repayments, income, educational factors and socio-economic factors.   This integrated data has been supplemented by less detailed, but more recent data to value student loans at balance date.  Given the lead time required to compile and analyse the integrated data, it is expected that there is a lag between the availability of this data set and balance date.

	Actual
	30 June 2008 $m	30 June 2007 $m
Significant assumptions behind the carrying value are:
Effective interest rate	8.4%	7.1%
Interest rate applied to loans for overseas borrowers	6.7%-6.8%	6.7%-7.2%
CPI	2.5%-4.0%	2.4%-2.6%
Future salary inflation	3.5%-4.7%	3.4%-3.6%
The estimated fair value of the student loan portfolio and key assumptions underpinning the fair valuation are:
assumptions underpinning the fair valuation are:
Fair value	5,521	5,443
Fair value discount rate	9.2%	7.8%
Impact on fair value of a 1% increase in discount rate	(321)	(232)
Impact on fair value of a 1% decrease in discount rate	366	258

Fair value is the amount for which the loan book value could be exchanged between knowledgeable, willing parties in an arm’s-length transaction as at 30 June 2008.  It is determined by discounting the cash flows at an appropriate discount rate.

Fair values will differ from carrying values due to changes in market interest rates, as the carrying value is not adjusted for such changes whereas the fair value was calculated on a discount rate that was current at 30 June 2008.  At that date the fair value was calculated on a discount rate of 9.19% whereas a weighted average discount rate of 6.56% was used for the carrying value. Therefore, the difference between fair value and carrying value does not represent an impairment of the asset.

Through the everyday operations of the student loan scheme the Government is exposed to the risk that borrowers will default on their obligation to repay their loans or die before their loan is repaid.  The student loan scheme does not require borrowers to provide any collateral or security to support their borrowings.  As the total sum advanced is widely dispersed over a large number of borrowers, the scheme does not have any material individual concentrations of credit risk.  The credit risk is reduced by collection of repayments through the tax system.

The Student Loan Scheme Annual Report contains more information on the student loan scheme.

Note 17:  Advances (continued)

Forecast			Actual
Original Budget $m	Estimated Actuals $m		30 June 2008 $m	30 June 2007 $m
		Kiwibank Mortgages
		By maturity
		Expected to be repaid within one year	619	308
		Expected to be held for more than one year	4,962	3,329
5,127	5,751	Total Kiwibank mortgages	5,581	3,637
		Ageing of Kiwibank mortgages past due but not impaired
		Less than six months	26	9
		Between six months and one year	—	—
		Greater than one year	—	—
		Total Kiwibank mortgages past due but not impaired	26	9
		Measurement basis for Kiwibank mortgages
		Kiwibank mortgages measured at amortised cost	2,427	885
		Kiwibank mortgages measured at fair value	3,154	2,752
		Total Kiwibank mortgages	5,581	3,637

Kiwibank mortgages originating from 1 January 2008 are measured at amortised cost.  Retail fixed rate lending issued prior to 1 January 2008 has been designated at fair value through the profit and loss, as this significantly reduces an accounting mismatch, which would arise if such loans were carried at amortised cost, and the derivatives, which have been entered into to offset the interest rate risk on the retail fixed loans are held for trading.  Movements in fair value are reported in the statement of financial performance.

The fair value of Kiwibank mortgages measured at amortised cost is $2,428 million (2007: $878 million).  This valuation is based on a discounted cash flow model with reference to market interest rates, prepayment rates and estimated credit losses.

The maximum loss due to default on Kiwibank mortgages is the carrying value reported in the statement of financial position.  Collateral is obtained to mitigate any risk of loss, which in the case of Kiwibank mortgages are primarily in the form of properties.

The carrying value of Kiwibank mortgages will be affected by changes in interest rates.  Such changes may be specific to these assets (i.e. changes to credit risk on these assets) and broader market sentiment changes.  The following table identifies changes in fair value attributable to credit risk alone for the current period and cumulatively for the life of the assets.  It also identifies the extent that credit derivatives are used to manage credit exposure:

	Actual
	30 June 2008 $m	30 June 2007 $m
Credit risk exposure for Kiwibank Mortgages
Fair value impact for the year from changes in credit risk	3	2
Cumulative fair value impact from changes in credit risk	1	2

Note 17:  Advances (continued)

Forecast			Actual
Original Budget $m	Estimated Actuals $m		30 June 2008 $m	30 June 2007 $m
		Other Advances
		By maturity
1,047	1,361	Expected to be repaid within one year	71	97
412	517	Expected to be held for more than one year	555	983
1,459	1,878	Total other advances	626	1,080
		Impairment of other advances
		Balance at beginning of the year	38	16
		Impairment losses recognised on receivables	214	37
		Amounts written off as uncollectible	(2)	(15)
		Balance at end of the year	250	38
		Collective impairment allowance	213	1
		Individual impairment allowance	37	37
		Balance at end of the year	250	38
		Measurement basis for other advances
484	599	Other advances measured at amortised cost	578	553
975	1,279	Other advances measured at fair value	48	527
1,459	1,878	Total other advances	626	1,080

The fair value of other advances measured at amortised cost is $553 million (2007: $550 million).  There are no advances past due but not impaired (2007: $nil).

Other advances measured at fair value are those that are managed and performance is evaluated on a fair value basis. As they are designated at fair value through profit and loss, the value of these instruments will be affected by changes in interest rates.  Changes to interest rates may arise from features specific to these assets (i.e. changes to credit risk on these assets) and broader market sentiment changes.

Note 18:  Inventory

Forecast			Actual
Original Budget $m	Estimated Actuals $m		30 June 2008 $m	30 June 2007 $m
		By type
		Inventories held for sale	43	39
		Military inventories	254	240
		Other consumables	667	547
982	933	Total inventory	964	826
		By maturity
792	726	Expected to be sold or consumed within one year	758	645
190	207	Expected to be sold or consumed after one year	206	181
982	933	Total inventory	964	826
		By source
372	375	Core Crown	392	347
129	145	Crown entities	182	131
481	413	State-owned Enterprises	390	348
—		Inter-segment eliminations	—	—
982	933	Total inventory	964	826

Note 19:  Other Assets

Forecast			Actual
Original Budget $m	Estimated Actuals $m		30 June 2008 $m	30 June 2007 $m
		By type
262	253	Prepayments	379	302
93	83	Investment property	99	101
747	768	Agricultural assets	732	743
287	254	Investment in supranational organisations	268	244
103	67	Other	185	137
1,492	1,425	Total other assets	1,663	1,527
		By maturity
399	367	Expected to be realised within one year	608	459
1,093	1,058	Expected to be held for more than one year	1,055	1,068
1,492	1,425	Total other assets	1,663	1,527
		By source
1,031	919	Core Crown	982	960
123	108	Crown entities	147	113
345	446	State-owned Enterprises	549	481
(7)	(48)	Inter-segment eliminations	(15)	(27)
1,492	1,425	Total other assets	1,663	1,527

Note 20:  Property, Plant and Equipment

Forecast			Actual
Original Budget $m	Estimated Actuals $m		30 June 2008 $m	30 June 2007 $m
		By Class of asset
		Net Carrying Value
15,004	16,750	Land (valuation)	17,609	16,473
21,349	21,368	Buildings (valuation)	22,257	20,777
2,219	2,060	Electricity distribution network (cost)	1,887	1,972
10,057	11,059	Electricity generation assets (valuation)	11,202	10,402
2,064	1,955	Aircraft (excluding military) (valuation)	2,071	2,104
19,415	20,220	State highways (valuation)	20,947	19,400
10,804	10,581	Rail network (valuation)	11,621	10,568
3,628	3,157	Specialist military equipment (valuation)	3,345	3,079
5,882	4,146	Other plant and equipment (cost)	4,412	3,805
5,528	7,059	Specified cultural and heritage assets (valuation)	7,978	7,018
95,950	98,355	Total property, plant and equipment	103,329	95,598
		By source
26,492	26,458	Core Crown	28,637	26,215
40,327	42,683	Crown entities	43,659	41,296
29,131	29,214	State-owned Enterprises	31,033	28,087
—	—	Inter-segment eliminations	—	—
95,950	98,355	Total property, plant and equipment	103,329	95,598
		By holding
1,141	1,019	Leasehold	1,235	1,146
94,809	97,336	Freehold	102,094	94,452
95,950	98,355	Total property, plant and equipment	103,329	95,598

		Property, plant and equipment pledged to secure borrowing	1,593	1,384

Borrowing by the Crown is, under Section 55 of the Public Finance Act 1989, a charge on the revenue of the Crown equally and rateably.   Therefore no property, plant and equipment owned by the Core Crown has been pledged as security for liabilities.  Government-owned property plant and equipment is however subject to a significant number of legislative and policy restrictions with respect to its use and disposal.

These carrying values critically depend on judgments of useful lives to determine depreciation and the assumptions used in revaluations.  Depreciation rates are affirmed to be appropriate each year by those responsible for managing the assets, whereas assurance on the assumptions used in valuations is provided by the use of independent valuers as noted below.

Note 20:  Property, Plant and Equipment (continued)

	Actual
	30 June 2008 $m	30 June 2007 $m
Cost or Valuation
Opening balance	103,787	96,122
Additions	5,226	5,215
Disposals	(677)	(721)
Acquisitions through business combinations	58	51
Net revaluations	4,120	3,323
Net foreign currency exchange differences	7	(20)
Other	(93)	(183)
Total cost or valuation	112,428	103,787
Accumulated Depreciation
Opening balance	8,189	6,999
Eliminated on disposal	(373)	(387)
Eliminated on revaluation	(1,680)	(1,041)
Impairment losses charged to operating balance	5	—
Reversals of impairment losses charged to operating balance	(13)	(5)
Depreciation expense	3,074	2,911
Net foreign currency exchange differences	13	(213)
Other	(116)	(75)
Total accumulated depreciation	9,099	8,189
Total property, plant and equipment	103,329	95,598
Land (valuation)
Opening balance	16,473	14,579
Additions	250	309
Disposals	(66)	(69)
Net revaluations	1,036	1,635
Net foreign currency exchange differences	1	—
Other	(85)	19
Carrying value of land	17,609	16,473
By holding
Leasehold	—	2
Freehold	17,609	16,471
Carrying value of land	17,609	16,473

The value of the land underneath state highways and the rail network, as well as land set aside for cultural and heritage purposes (i.e. national parks, forest parks, conservation areas and recreational facilities) is included as a component of the value of those separate classes of assets.

Note 20:  Property, Plant and Equipment (continued)

	Actual
	30 June 2008 $m	30 June 2007 $m
Buildings (valuation)
Opening balance	21,936	21,357
Additions	1,436	1,118
Disposals	(65)	(120)
Acquisitions through business combinations	1	—
Net revaluations	354	(359)
Net foreign currency exchange differences	1	(13)
Other	(4)	(47)
Total buildings (valuation)	23,659	21,936
Accumulated Depreciation and Impairment on Buildings
Opening balance	1,159	1,140
Eliminated on disposal	(50)	3
Eliminated on revaluation	(645)	(682)
Reversals of impairment losses charged to operating balance	(7)	(3)
Depreciation expense	980	936
Net foreign currency exchange differences	1	—
Other	(36)	(235)
Accumulated depreciation and impairment on buildings	1,402	1,159
Carrying value of buildings	22,257	20,777
By holding
Leasehold	247	132
Freehold	22,010	20,645
Carrying value of buildings	22,257	20,777

Independent valuations of the Government’s land and buildings have been performed by a number of valuers to determine the fair value of the land and buildings.  The valuations, which conform to International Valuation Standards, were determined by reference to prices for similar properties and in some cases by reference to discounted cash flows.

Note 20:  Property, Plant and Equipment (continued)

Valuation details for land and buildings with a carrying value over $500 million are as follows:

Category	Valuer/Reviewer	Approach	Timing	Land and buildings carrying value ($m)
Housing stock	Quotable Value NZ Limited	Valuations based on market evidence or adjusted current rating valuations.	Annual valuation cycle. Latest valuation completed as at 30 June 2008.	15,103 (2007: 14,751)
School property	Quotable Value NZ Limited or experienced ministry staff (reviewed by Quotable Value)	Valuations based on market evidence where possible, or depreciated replacement cost.	Annual valuation cycle. Latest valuation completed as at 30 June 2008.	10,466 (2007: 9,705)
Corrections Land and Buildings	Valuersnet.nz Limited

The last full valuation was based on market evidence, except for prison buildings, which were valued at optimised depreciated replacement cost. A desktop valuation was undertaken during 2007/08 to ensure that the value of the assets had not materially changed since the last full valuation.

			Two-year valuation cycle. Latest full valuation completed as at 30 June 2007.	1,648 (2007: 1,689)
NZ Defence Force Land and Buildings	Beca Valuations Limited	Valuations were based on market evidence or rating valuations.	Five-year valuation cycle. Latest full valuation completed as at 31 December 2007.	1,634 (2007: 1,290)
Landcorp Land and Buildings	Quotable Value NZ Limited	Valuations based on market evidence where possible.	Annual valuation cycle. Latest valuation completed as at 30 June 2008.	1,322 (2007: 1,099)
Land Information NZ Managed Properties	Quotable Value NZ Limited (rated property) and experienced department staff (non-rated property) (reviewed by Telfer Young)	Valuations were based on market evidence or discounted cash flows from licence and rental agreements.	Annual valuation cycle. Latest valuation completed as at 30 June 2008.	769 (2007: 692)

Note 20:  Property, Plant and Equipment (continued)

	Actual
	30 June 2008 $m	30 June 2007 $m
Electricity Distribution Network (cost)
Opening balance	2,369	2,306
Additions	46	75
Disposals	—	(12)
Total electricity distribution network (cost)	2,415	2,369
Accumulated Depreciation and Impairment on Electricity Distribution Network
Opening balance	397	299
Eliminated on disposal	(5)	(12)
Depreciation expense	136	110
Accumulated depreciation and impairment on electricity distribution network	528	397
Carrying value of electricity distribution network	1,887	1,972
By holding
Leasehold	—	—
Freehold	1,887	1,972
Carrying value of electricity distribution network	1,887	1,972
Electricity Generation Assets (valuation)
Opening balance	10,674	8,635
Additions	573	546
Disposals	(2)	(40)
Net revaluations	640	1,356
Other	(354)	177
Total electricity generation assets	11,531	10,674
Accumulated Depreciation and Impairment on Electricity Generation Assets
Opening balance	272	142
Eliminated on disposal	—	(101)
Eliminated on revaluation	(196)	—
Depreciation expense	266	228
Other	(13)	3
Accumulated depreciation and impairment on electricity generation assets	329	272
Carrying value of electricity generation assets	11,202	10,402
By holding
Leasehold	4	24
Freehold	11,198	10,378
Carrying value of electricity generation assets	11,202	10,402

Note 20:  Property, Plant and Equipment (continued)

Independent valuations of the Government’s electricity generation assets have been performed by a number of valuers as detailed below:

Entity	Valuer/Reviewer	Approach	Timing	Carrying value ($m)
Genesis Power Limited	Directors’ valuation based on an independent review of cash flows by First NZ Capital	Valuations based on net present value of future earnings of the assets on an existing use basis, excluding disposal and restoration costs.	Five-year valuation cycle. Latest valuation completed as at 30 June 2005.	1,817 (2007: 1,611)
Meridian Energy Limited	Pricewaterhouse Coopers	Valuations based on net present value of future earnings of the assets on an existing use basis, excluding disposal and restoration costs.	Five-year valuation cycle. Latest valuation completed as at 30 June 2007.	6,316 (2007: 6,215)
Mighty River Power Limited	Pricewaterhouse Coopers	Valuations based on net present value of future earnings of the assets on an existing use basis, excluding disposal and restoration costs.	Five-year valuation cycle. Hydro and co-generation assets were last valued as at 30 June 2008. Geothermal and landfill assets were last valued as at 30 June 2005.	2,981 (2007: 2,473)

Note 20:  Property, Plant and Equipment (continued)

	Actual
	30 June 2008 $m	30 June 2007 $m
Aircraft (excluding military) (valuation)
Opening balance	2,165	2,061
Additions	112	397
Disposals	(2)	(100)
Acquisitions through business combinations	11	—
Net revaluations	(204)	(414)
Other	(9)	221
Total aircraft (excluding military)	2,073	2,165
Accumulated Depreciation and Impairment on Aircraft
Opening balance	61	—
Eliminated on disposal	(1)	(28)
Eliminated on revaluation	(224)	—
Depreciation expense	166	192
Net foreign currency exchange differences	—	(102)
Other	—	(1)
Accumulated depreciation and impairment on aircraft	2	61
Carrying value of aircraft (excluding military)	2,071	2,104
By holding
Leasehold	935	914
Freehold	1,136	1,190
Carrying value of aircraft (excluding military)	2,071	2,104

Aircraft and related assets are valued annually.  Independent valuations as at 30 June 2008 have been obtained from The Aircraft Value Analysis Company and Ascend Worldwide Limited (previously named Airclaims Limited) to ascertain indicative market values of each aircraft on a stand-alone basis.  The carrying value of the aircraft is recorded at an average of the valuations provided by the two valuers.

The related assets include spare engines and flight simulators.

Note 20:  Property, Plant and Equipment (continued)

	Actual
	30 June 2008 $m	30 June 2007 $m
State Highways (valuation)
Opening balance	19,400	17,930
Additions	1,012	912
Disposals	(26)	(27)
Net revaluations	561	586
Other	—	(1)
Total state highways	20,947	19,400
Accumulated Depreciation and Impairment on State Highways
Opening balance	—	—
Eliminated on revaluation	(302)	(298)
Depreciation expense	302	299
Other	—	(1)
Accumulated depreciation and impairment on state highways	—	—
Carrying value of state highways	20,947	19,400
By holding
Leasehold	—	—
Freehold	20,947	19,400
Carrying value of state highways	20,947	19,400

State highways comprise the land, formation works, road structure, drainage works and traffic facilities of the roads, plus bridges, culverts, tunnels, stock and pedestrian underpasses, protection works and retaining structures.  The state highways valuation is performed by an independent valuer, Opus International Consultants Limited with property valuations supplied by DTZ New Zealand Limited.  The State Highways are subject to a full revaluation on a cyclical basis as at 30 June so that each region is revalued at an interval not exceeding five years.  Those regions that are not subject to a full revaluation in a particular year are subject to a valuation update by an independent valuer through the use of price indices.  This ensures that the carrying amount of state highways does not differ materially from that which would be determined if a full valuation was done each year.

State highways are valued at depreciated replacement cost based on the estimated present cost of constructing the existing assets by the most appropriate method of construction, reduced by factors for the age and condition of the asset.  State highway corridor land, is included as part of the state highway, and is valued using an opportunity cost based on adjacent use, as an approximation to fair value.  Borrowing costs have not been capitalised.

Note 20:  Property, Plant and Equipment (continued)

	Actual
	30 June 2008 $m	30 June 2007 $m
Rail Network (valuation)
Opening balance	10,721	10,561
Additions	242	277
Disposals	(8)	(118)
Net revaluations	1,051	—
Other	(72)	1
Total rail network	11,934	10,721
Accumulated Depreciation and Impairment on Rail Network
Opening balance	153	—
Eliminated on disposal	(3)	4
Depreciation expense	163	149
Accumulated depreciation and impairment on rail network	313	153
Carrying value of rail network	11,621	10,568
By holding
Leasehold	—	—
Freehold	11,621	10,568
Carrying value of rail network	11,621	10,568

The rail network assets comprise land, buildings, and rail infrastructure assets (bridges, tunnels, tracks, level crossings, signals and electrification). The assets are recorded at their fair value at the date of the last revaluation, less any subsequent accumulated depreciation and subsequent accumulated impairment losses.

Revaluations are performed with sufficient regularity such that the carrying amount does not differ materially from that which would be determined using fair values at the balance sheet date.

Valuations are undertaken in accordance with the standards issued by the New Zealand Property Institute. Land and buildings were valued at 30 June 2008 by DTZ New Zealand Limited.  The last valuation of rail infrastructure assets was as at 1 July 2006 and was also conducted by DTZ New Zealand Limited.

Railway infrastructure assets and specialised land and buildings are valued using Depreciated Replacement Cost (optimised).  Non-specialised land and buildings which could be sold with relative ease are valued at market value. Land associated with the rail corridor is valued using an opportunity cost based on adjacent use, as an approximation to fair value.  Borrowing costs have not been capitalised.

Note 20:  Property, Plant and Equipment (continued)

	Actual
	30 June 2008 $m	30 June 2007 $m
Specialist Military Equipment (valuation)
Opening balance	3,652	3,550
Additions	336	295
Disposals	(16)	(28)
Net revaluations	(164)	(163)
Other	—	(2)
Total specialist military equipment	3,808	3,652
Accumulated Depreciation and Impairment on Specialist Military Equipment
Opening balance	573	344
Eliminated on disposal	(13)	(25)
Eliminated on revaluation	(330)	8
Depreciation expense	222	238
Net foreign currency exchange differences	10	9
Other	1	(1)
Accumulated depreciation and impairment on specialist military equipment	463	573
Carrying value of specialist military equipment	3,345	3,079
By holding
Leasehold	—	—
Freehold	3,345	3,079
Carrying value of specialist military equipment	3,345	3,079

Specialist Military Equipment (SME) assets are subject to revaluation with sufficient regularity to ensure that the carrying amount does not differ materially from fair value and at least once every five years.  Valuations use a market based approach, except where reliable market evidence is unavailable and then Optimised Depreciated Replacement Cost (ODRC) is used to calculate fair value.  The carrying values of revalued items are reviewed at each balance date to ensure that those values are not materially different to fair value.

Specialist Military Equipment with a net carrying value of $2 million or more, or groups of like assets with a total carrying value of $4 million or more are revalued annually using an internally assessed valuation.  All other SME is stated at depreciated replacement cost based on a historic internal valuation or depreciated historical cost.

The internally assessed valuation for SME is reviewed by an independent registered valuer (Beca Valuations Limited).

Note 20:  Property, Plant and Equipment (continued)

	Actual
	30 June 2008 $m	30 June 2007 $m
Other Plant and Equipment (cost)
Opening balance	9,066	9,690
Additions	1,099	1,268
Disposals	(464)	(207)
Acquisitions through business combinations	46	51
Net revaluations	(1)	—
Net foreign currency exchange differences	5	(7)
Other	404	(1,729)
Total other plant and equipment	10,155	9,066
Accumulated Depreciation and Impairment on Other Plant and Equipment
Opening balance	5,261	5,074
Eliminated on disposal	(286)	(212)
Eliminated on revaluation	15	(69)
Impairment losses charged to operating balance	5	—
Reversals of impairment losses charged to operating balance	(6)	(14)
Depreciation expense	819	743
Net foreign currency exchange differences	2	(128)
Other	(67)	(133)
Accumulated depreciation and impairment on other plant and equipment	5,743	5,261
Carrying value of other plant and equipment	4,412	3,805
By holding
Leasehold	49	75
Freehold	4,363	3,730
Carrying value of other plant and equipment	4,412	3,805
Specified Cultural and Heritage Assets (valuation)
Opening balance	7,331	5,453
Additions	120	18
Disposals	(28)	—
Net revaluations	847	682
Other	27	1,178
Total specified cultural and heritage assets	8,297	7,331

Note 20:  Property, Plant and Equipment (continued)

	Actual
	30 June 2008 $m	30 June 2007 $m
Accumulated Depreciation and Impairment on Specified Cultural and Heritage Assets
Opening balance	313	—
Eliminated on disposal	(15)	(16)
Eliminated on revaluation	2	—
Reversals of impairment losses charged to operating balance	—	12
Depreciation expense	20	16
Net foreign currency exchange differences	—	8
Other	(1)	293
Accumulated depreciation and impairment on specified cultural and heritage assets	319	313
Carrying value of specified cultural and heritage assets	7,978	7,018
By holding
Leasehold	—	—
Freehold	7,978	7,018
Carrying value of specified cultural and heritage assets	7,978	7,018
By group
National Archives	506	564
National Library	1,004	881
Conservation property	5,787	4,939
Parliament Library	35	34
Te Papa	641	598
Other	5	2
Carrying value of specified cultural and heritage assets	7,978	7,018

There are difficulties associated with obtaining an objective valuation for the specified cultural and heritage assets of the Government.  These are discussed below:

National Archives Holdings

Archives in the possession of Archives New Zealand have been valued and recorded at a best estimate of fair value as at 30 June 2008.  Determination of the fair value was based on a valuation by Dunbar Sloane in June 2008 using a methodology that divided the collection into categories by format and age, to associate records that could be said to have a broad commonality of value.  Benchmark valuations were obtained from an independent valuer, Dunbar Sloane, through market assessments and from other collections of a similar nature to Government archives.

The value of the Treaty of Waitangi was based on a valuation as at 30 June 2008, supported by Sotheby’s, independent valuer.  The values of other items of exceptional value were based on a valuation from Dunbar Sloane, also obtained in June 2008. These valuations were based on market assessments and comparisons with other items of a similar nature.

The Protected New Zealand Objects Act 1975 requires protected records to be kept in safe custody in accordance with the directions of the Minister.  Also, the Public Records Act 2005 establishes a recordkeeping framework, focusing on supporting good recordkeeping in Government.

Note 20:  Property, Plant and Equipment (continued)

National Library collections

The Heritage Collections are valued at fair value.  The valuation was performed by National Library staff as at 30 June 2008, with the valuation methodology reviewed by an independent valuer (Rowan Gibbs of Smiths Books).  The carrying value includes the value of purchases for the collections since the last revaluation and the value of material received through donation and legal deposit.

Section 11 of the National Library of New Zealand (Te Puna Matauranga o Aotearoa) Act 2003 requires the Crown to own the collections of the Alexander Turnbull Library in perpetuity.  The Heritage Collections are not depreciated.

Conservation Property

Conservation property includes the Conservation Estate (national parks, forest parks, conservation areas) and recreational facilities. The Conservation Estate valuation at 30 June 2008 was based on rateable valuations prepared by Quotable Value New Zealand and independently reviewed by valuersnet.nz

The Department of Conservation recreational facilities were recorded at their fair valuation.  The recreational facilities are subject to an asset management plan and are recorded in the Visitor Assets Management System (VAMS).

The fences that border Conservation Estate areas or form part of the recreational facilities have been valued on a depreciated replacement cost basis.  The valuation methodology has been reviewed by an independent valuer.

The use and disposal of all the Crown land managed by the Department of Conservation is determined by legislation, in particular the Reserves Act 1977, the National Parks Act 1980 and the Conservation Act 1987. The Crown land managed by the Department is not subject to mortgages or other charges or treaty claims.  Specific areas may, however, be included in the Treaty settlements if the Crown decides to offer those areas to claimants. Some areas may be subject to leases, licences or permits issued by the Department under concession provisions of the relevant legislation.

Parliamentary Library

The Library Heritage collection was valued at 30 June 2008 at current market value on an annual basis by the Service’s library staff in accordance with guidelines released by the New Zealand Library Association and the National Library of New Zealand.

Library Reference Collections are valued at historic cost.

Te Papa’s collections

Te Papa’s collections have been valued at cost or market value, with the exception of the Natural Environment collections, which are shown at replacement cost.  Collections are valued annually, with each class of collection valued once every three years.  Acquisitions to collections between revaluations are recorded at cost.  As the collections tend to have an indefinite life and are generally not of a depreciable nature, depreciation is not applicable.  The collections were valued by Robin Watt & Associates, cultural and forensic specialists.

Crown Research Institutes “collection type” asset values

The Crown, when establishing Crown Research Institutes in 1992, transferred various national databases and reference collections to individual Institutes at nil value.  No reliable valuation is able to be obtained for these assets, and so they remain at nil value.  Many of the databases and collections were specifically identified by the Foundation for Research, Science and Technology as being of significant importance and as such have covenants attached to them restricting an Institute’s ability to deal with them.

Note 21:  Equity Accounted Investments

Forecast			Actual
Original Budget $m	Estimated Actuals $m		30 June 2008 $m	30 June 2007 $m
5,989	6,588	Tertiary Education Institutions	7,037	6,310
658	931	Other	1,028	691
6,647	7,519	Total equity accounted investments	8,065	7,001

Tertiary Education Institutions (TEIs)

TEIs are Crown entities, and the Government has a number of legislative powers with respect to them in the interests of public accountability and has some significant reserve controls in the event of an institution facing financial risk. However the Government does not determine the operating and financing policies of TEIs, if they are not at financial risk, but rather is committed to safeguarding their academic freedom and autonomy.  By so doing, the Government obtains the benefits of an effective tertiary education sector. Their relationship to the Crown is managed by a Plan agreed between them and the Tertiary Education Commission.

The applicability of the test for consolidation in accounting standards as it applies to TEIs and the Government is unclear, and is still under consideration by the relevant accounting authorities.  In the interim the TEIs have been included in the accounts as a 100% equity accounted investment.

The financial year of TEIs is the academic year ending 31 December.  Half-year information is used to incorporate TEI information into the financial statements.  All other associates have a 30 June balance date.

Summarised financial information in respect of TEIs is set out below:

Forecast			Actual
Original Budget $m	Estimated Actuals $m		30 June 2008 $m	30 June 2007 $m
		Operating Results
1,941	1,994	Revenue from Crown	2,018	1,811
1,989	1,830	Other revenue	1,912	1,794
(3,867)	(3,703)	Expenses	(3,705)	(3,497)
63	121	Net surplus	225	108
		Net worth
		Assets
885	1,000	Financial assets	766	1,000
6,125	6,735	Property, plant and equipment	6,928	6,458
326	297	Other assets	692	296
7,336	8,032	Total assets	8,386	7,754
		Liabilities
259	223	Borrowings	176	223
1,088	1,221	Other liabilities	1,173	1,221
1,347	1,444	Total liabilities	1,349	1,444
5,989	6,588	Net worth	7,037	6,310

Note 22:  Payables

Forecast			Actual
Original Budget $m	Estimated Actuals $m		30 June 2008 $m	30 June 2007 $m
		By type
5,556	5,244	Accounts payable	6,444	4,898
3,480	3,179	Taxes repayable	4,451	3,179
9,036	8,423	Total payables	10,895	8,077
		By maturity
8,684	8,086	Expected to be settled within one year	10,707	7,773
352	337	Expected to be outstanding for more than one year	188	304
9,036	8,423	Total payables	10,895	8,077
		By source
5,317	5,256	Core Crown	7,425	5,334
4,276	3,917	Crown entities	4,042	4,169
3,447	4,124	State-owned Enterprises	4,877	3,719
(4,004)	(4,874)	Inter-segment eliminations	(5,449)	(5,145)
9,036	8,423	Total payables	10,895	8,077

Government entities have financial internal control procedures in place to ensure that accounts payable are settled accurately and on a timely basis. The carrying value is a reasonable approximation of the fair value for accounts payable, as they are typically short-term in nature.

Inland Revenue repays taxes repayable as appropriate. The dates are aimed to be those that maximise credit use-of-money interest, or minimise the differential use-of-money interest for taxpayers within the constraints of the tax rules. The carrying value is a reasonable approximation of the fair value for taxes repayable.

Note 23:  Borrowings

Forecast			Actual
Original Budget	Estimated Actuals		30 June 2008	30 June 2007
$m	$m		$m	$m
		By type
17,732	18,683	Government stock	18,516	15,778
2,786	1,389	Treasury bills	1,484	2,098
358	386	Government retail stock	423	364
7,523	7,465	Settlement deposits with Reserve Bank	7,750	7,507
300	780	Derivatives in loss	1,591	1,126
958	1,251	Finance lease liabilities	955	954
16,707	15,592	Other borrowings	15,391	14,071
46,364	45,546	Total borrowings	46,110	41,898
		By source
38,876	37,034	Core Crown	37,167	35,885
4,773	4,650	Crown entities	4,705	4,430
12,155	12,608	State-owned Enterprises	12,817	10,293
(9,440)	(8,746)	Inter-segment eliminations	(8,579)	(8,710)
46,364	45,546	Total borrowings	46,110	41,898
		By maturity
26,862	24,342	Expected to be settled within one year	21,610	19,973
19,502	21,204	Expected to be outstanding for more than one year	24,500	21,925
46,364	45,546	Total borrowings	46,110	41,898

All principal, interest and other money payable in relation to money borrowed by the core Crown is a charge on, and payable out of, the revenues of the core Crown equally and rateably with all other general borrowing obligations of the core Crown.

Except for sums the Government is liable for under any Act, any guarantee given by the Government, by virtue of an action a creditor has against the Government, or liability the Government has to a creditor of the Reserve Bank, the Government is not liable to contribute towards the payments of debts of Government entities, their subsidiaries or any entity in which the Government has an interest or that is controlled or wholly owned by the Government.

Note 23: Borrowings (continued)

Government Stock

Forecast			Actual
Original Budget	Estimated Actuals		30 June 2008	30 June 2007
$m	$m		$m	$m
11,044	13,202	Government stock measured at amortised cost	13,722	12,873
6,688	5,481	Government stock measured at fair value	4,794	2,905
17,732	18,683	Total Government stock	18,516	15,778

Government stock is measured at amortised cost, unless it is managed and its performance is evaluated on a fair value basis.  Where it is evaluated on a fair value basis it is reported at fair value with movements in fair value reported in the statement of financial performance.

The fair value of government stock measured at amortised cost is $13,778 million (2007: $12,561 million).  This valuation is based on observable market prices.

The valuation of government stock reported at fair value is also based on observable market prices.  There have been no changes in the international credit rating for New Zealand accordingly changes in fair value are due to factors other than Sovereign credit risk.

	Actual
	30 June 2008	30 June 2007
	$m	$m
Government stock measured at fair value
Carrying value	4,794	2,905
Amount payable on maturity	5,608	4,281

Treasury Bills

Treasury bills are reported at fair value, with fair value based on observable market price.  As these are short-term sovereign-issued instruments, the carrying value is not materially affected by changes in Sovereign credit risk and the carrying value approximates the amount payable at maturity.

Settlement Deposits with Reserve Bank

Settlement deposits with the Reserve Bank represent the level of money deposited with the Reserve Bank by commercial banks.  It is a liquidity mechanism used to settle wholesale obligations between the banks and provides the basis for settling most of the retail transactions that occur every working day between corporates and individuals.

Settlement deposits with the Reserve Bank are financed from commercial banks and not by government funding.  Settlement deposits with the Reserve Bank are technically a form of borrowing by the Reserve Bank, where the liability is matched by a corresponding financial asset (reported as an element of marketable securities and deposits – refer note 15).  Settlement deposits are reported at fair value, which is equivalent to the amount payable to depositors given the short term (ie, overnight) nature of these liabilities.  The value of these deposits is not affected by the Crown’s credit rating.

Note 23: Borrowings (continued)

Settlement accounts are administered through the Exchange Settlement Account System (ESAS). ESAS account holders receive interest at the Official Cash Rate on their end-of-day balances. The Reserve Bank provides collateralised overnight borrowing facilities for banks, at an interest rate set at a margin over the Official Cash Rate.

Forecast			Actual
Original Budget	Estimated Actuals		30 June 2008	30 June 2007
$m	$m		$m	$m
		Finance Lease Liabilities
		By source
5	7	Core Crown	6	8
39	43	Crown entities	43	44
914	1,202	State-owned Enterprises	906	902
—	(1)	Inter-segment eliminations	—	—
958	1,251	Total finance lease liabilities	955	954
		Minimum Lease Payments
		No later than one year	133	151
		Later than one year and not later than five years	473	456
		Later than five years	710	769
		Total minimum lease payments	1,316	1,376
		Present Value of Minimum Lease Payments
		No later than one year	67	88
		Later than one year and not later than five years	289	258
		Later than five years	569	600
		Total present value of minimum lease payments	925	946
		Future finance charges	391	430

Finance leases relate to aircraft, electricity generation and transmission equipment and office equipment. The Government entities entering into finance leases generally have options to purchase the equipment for a nominal amount at the conclusion of the lease agreements. The Government’s obligations under finance leases are secured by the lessors’ title to the leased assets.

The fair value of finance lease liabilities is approximately equal to their carrying value.

Note 23: Borrowings (continued)

Other Borrowings

Forecast			Actual
Original Budget	Estimated Actuals		30 June 2008	30 June 2007
$m	$m		$m	$m
9,049	9,641	Other borrowings measured at amortised cost	10,737	7,920
7,658	5,951	Other borrowings measured at fair value	4,654	6,151
16,707	15,592	Total other borrowings	15,391	14,071

Other borrowings are reported at fair value with movements in fair value reported in the statement of financial performance when they are held for trading or they are managed and performance is evaluated on a fair value basis.

The fair value of other borrowings measured at amortised cost is $10,933 million (2007: $8,142 million).  The fair value of financial liabilities with standard terms and conditions traded on active liquid markets are determined by reference to quoted market prices.  Where such prices are not available use is made of estimated discounted cash flows models with reference to market interest rates.

For those other borrowings designated at fair value through profit and loss, the value of these instruments will be affected by changes in interest rates due to credit risk and broader market influences.

Of these borrowings, $3,393 million (2007: $4,486 million) is Sovereign-issued debt administered by the Reserve Bank and NZDMO.  As there have been no changes in the international credit rating for Sovereign debt there has been no value change attributable to credit risk for these borrowings.

The remaining borrowings of $11,998 million (2007: $9,585 million) comprise non-sovereign-issued debt of Crown entities and State-owned enterprises.  The following table identifies the difference between the carrying amount and amount payable at maturity as well as the extent that fair value movements have resulted from changes in credit risk of the issuing entity.  The carrying value can differ to the amount actually payable on maturity where the effect of discounting cash flows is material.

	Actual
	30 June 2008	30 June 2007
	$m	$m
Other borrowings measured at fair value
Carrying value	4,654	6,151
Amount payable on maturity	4,809	6,220
Fair value impact from changes in credit risk for the year	(158)	122
Cumulative fair value impact from changes in credit risk	(79)	130

Note 24:  Insurance Liabilities

Forecast			Actual
Original Budget	Estimated Actuals		30 June 2008	30 June 2007
$m	$m		$m	$m
		By entity
18,949	20,663	ACC liability	20,374	17,328
42	79	EQC - property damage claims	97	68
20	10	Other insurance liabilities	13	22
19,011	20,752	Total insurance liabilities	20,484	17,418
		By type
		Outstanding claims liability	18,039	15,438
		Unearned premium liability	1,828	1,661
		Unearned premium liability deficiency	617	319
		Other	—	—
		Total insurance liabilities	20,484	17,418
		By maturity
3,899	4,757	Expected to be settled within one year	4,615	3,804
15,112	15,995	Expected to be outstanding for more than one year	15,869	13,614
19,011	20,752	Total insurance liabilities	20,484	17,418
		Assets arising from insurance obligations are:
		Receivables for premiums	2,822	2,352

Insurance obligations arise primarily from the accident compensation scheme provision of personal injury cover for all New Zealand citizens, residents and temporary visitors to New Zealand and the earthquake commission provision of natural disaster insurance to residential property owners.

The objectives, policies and procedures for managing these risks are set out in the governing statutes and policy documents of the Accident Compensation Corporation (ACC) and the Earthquake Commission (EQC).

At balance date, EQC recognises a liability in respect of outstanding claims and assesses the adequacy of its unearned premium liability.  As required by financial reporting standards, a risk premium is applied to a central estimate to increase to 75% the likelihood that claims will be settled within this amount. No discount factor or inflation factor is applied to the claims liability as claims are generally settled within one year.

All assets held by ACC and EQC are considered available to back present and future claims obligations.  ACC and EQC have not deferred any acquisition costs in respect of insurance obligations at the reporting date.

Analysis of ACC insurance liability

The material insurance obligations of the Crown at balance date are managed by ACC.  The accounting for these claims is made complex by the existence of a long “tail” to these claims.  The rest of this note therefore focuses on these claims. PricewaterhouseCoopers Actuarial Pty Limited have prepared the independent actuarial estimate of the ACC outstanding claims liability as at 30 June 2008. The actuary is satisfied with the nature, sufficiency and accuracy of the data used to determine the outstanding claims liability.

Note 24:  Insurance Liabilities (continued)

	Actual
	30 June 2008	30 June 2007
	$m	$m
Analysis of Outstanding ACC Claims Liability
Undiscounted outstanding claims liability	47,461	38,702
Discounted adjustment	(31,463)	(24,967)
Risk margin	2,008	1,657
Total outstanding ACC claims liability	18,006	15,392
Expected future claims payments - central estimate	15,059	12,831
Claims handling expenses	939	904
Risk margin	2,008	1,657
Total outstanding ACC claims liability	18,006	15,392

The outstanding claims liability is the present value of expected payments for claims incurred plus a risk premium.

	Actual
	30 June 2008	30 June 2007
	$m	$m
Movement in Outstanding ACC Claims Liability
Opening balance	15,392	14,114
Claims incurred for the year	2,881	2,768
Claims paid out in the year	(3,023)	(2,692)
Discount rate unwind	953	770
Experience adjustments (actuarial gains and losses):
- actual and assumed claim experience	1,021	1,583
- change in discount rate	126	(1,311)
- change in inflation rate	492	159
- change in other economic assumptions	70	50
Other movements	94	(49)
Closing outstanding ACC claims liability	18,006	15,392
Movement in ACC Unearned Premium Liability
Opening balance	1,617	1,443
Deferral of premiums on current year contracts	1,783	1,617
Earning of premiums previously deferred	(1,617)	(1,443)
Other	—	—
Closing ACC unearned premium liability	1,783	1,617

The unearned premium liability represents premiums received in advance of the insured period.

Note 24:  Insurance Liabilities (continued)

	Actual
	30 June 2008	30 June 2007
	$m	$m
Analysis of ACC Unexpired Risk Liability
Unearned premium liability	1,783	1,617
Adjusted for unearned premium relating to residual claims	(472)	(382)
Adjusted ACC unearned premium liability	1,311	1,235
Central estimate of discounted cash flows for future claims	1,630	1,338
Central estimate of discounted future reinsurance recoveries	—	—
Risk margin	266	216
Present value of expected cash flows for future accident claims	1,896	1,554
Total ACC unexpired risk liability	585	319

The unexpired risk liability is the extent that the unearned premium liability is insufficient to cover expected future claims (i.e. payments for future accidents within the period covered by the premiums received).  Unearned premiums relating to residual claims are excluded from this calculation as they relate to accidents that occurred prior to 1999.

	Actual
	30 June 2008	30 June 2007
	$m	$m
ACC Claims Development
Current year net ACC claims incurred
Gross claims incurred and related expenses – undiscounted	5,804	4,433
Reinsurance and other recoveries – undiscounted	—	—
Net claims incurred – undiscounted	5,804	4,433
Discount and discount movement
– gross claims incurred	2,923	2,126
– reinsurance and other recoveries	—	—
Net discount movement	2,923	2,126
Total current year net claims incurred	2,881	2,307
Previous years’ net ACC claims incurred
Gross claims incurred and related expenses – undiscounted	6,763	7,423
Reinsurance and other recoveries – undiscounted	—	—
Net claims incurred – undiscounted	6,763	7,423
Discount and discount movement
– gross claims incurred	4,522	6,221
– reinsurance and other recoveries	—	—
Net discount movement	4,522	6,221
Total previous years’ net claims incurred	2,241	1,202
Net ACC insurance claims incurred	5,122	3,509

Given the uncertainty over insurance claims, it is likely that the final cost will be different from the original liability established.

Claims development refers to the adjustment in the liability arising from claims incurred in the current financial year and reassessment of claims incurred in previous periods. This reassessment results from new information on these claims and changes in assumptions.

Note 24:  Insurance Liabilities (continued)

Key assumptions and methodology applied in the valuation of outstanding ACC claims obligation are as follows:

(i) Risk-free discount rates

A risk-free discount rate based on a “U.S. Treasury Arbitrage” yield curve in New Zealand dollars that relate as closely as possible to the nature, structure and term of the future obligations is used.  This yield curve is based on U.S. Treasury bonds and forward currency agreements adjusted for risk and market premiums.

(ii) Risk premium

The outstanding claims liability includes a risk margin that relates to the inherent uncertainty in the central estimate of the present value of expected future payments.  The risk premium ensures that the liability provided for will be sufficient at a set probability of possible outcomes (probability of adequacy), and is therefore based on the determination of that probability.

(iii) Inflation and indexation

ACC claims and costs are subject to inflation.  Some costs are assumed to increase higher than the general rate of inflation due to factors such as medical treatment becoming available.

(iv) Case management and the ‘tail’ of claims

Assumptions for the incidence of settlements and claims closures are primarily based on investigations of previous experience over the past three years. Given the variety of influences affecting the tail of claims, the range of voluntary discontinuance rates is extremely diverse.

(v) Claims expected to be settled within one year

The best estimate of claims expected to be settled within one year is the amount of the claim.  No discounting, risk premiums or indexation has been applied to these claims.

(vi) Liability adequacy test

An unearned premium liability deficiency is recognised when the amount that the present value of expected future claim cash outflows plus a risk margin exceeds the unearned premium liability.

Note 24:  Insurance Liabilities (continued)

	Actual
	30 June 2008	30 June 2007
	%	%
Summary of assumptions
Average weighted term to settle claims	11 years	10 years
	1 month	8 months
Risk margin	12.5%	12.1%
Probability of adequacy of liability	75.0%	75.0%
Risk margin for liability adequacy test	16.3%	16.1%
Probability of adequacy of liability to cover unearned premiums	75.0%	75.0%
For following year
Risk-free discount rate	6.63%	6.61%
Inflation rates:
Weekly compensation	4.1%	3.8%
Impairment benefits	3.1%	2.9%
Rehabilitation and other benefits	3.3%	3.0%
Medical costs	3.3%	3.0%
Beyond next year
Risk-free discount rate	6.63%	6.61%
Inflation rates:
Weekly compensation	3.7%	3.4%
Impairment benefits	2.7%	2.3%
Rehabilitation and other benefits	2.9%	2.6%
Medical costs	2.9%	2.6%

Sensitivity Analysis

If the assumptions described above were to change, this would impact the measurement of insurance liabilities as per the table below:

		Impact on liability
		Actual
		30 June 2008	30 June 2007
	Change	$m	$m
Sensitivity of assumptions
Risk-free discount rate	+1%	1,683	1,394
	-1%	(2,095)	(1,725)
Inflation rate	+1%	(2,229)	(1,733)
	-1%	1,813	1,557
Superimposed inflation rate excluding	+1%	(432)	(824)
social rehabilitation for serious injury claims	-1%	325	936
Superimposed inflation rate for	+1%	(750)	(543)
social rehabilitation for serious injury claims after four years	-1%	591	499
Discounted mean term	+1%	620	582
	-1%	(643)	(582)

NOTE 25:  Retirement Plan Liabilities

Forecast			Actual
Original Budget	Estimated Actuals		30 June 2008	30 June 2007
$m	$m		$m	$m
8,402	8,141	Government Superannuation Fund (GSF)	8,257	7,160
12	5	Other funds	—	1
8,414	8,146	Total retirement plan liabilities	8,257	7,161

The Government operates a defined benefit superannuation plan for qualifying employees who are members of the Government Superannuation Fund scheme (GSF).  The members’ entitlements are defined in the Government Superannuation Fund Act 1956. Members make regular payments to GSF and in return, on retirement, receive a defined level of income.  GSF is closed to employees who were not members at 1 July 1992.

The GSF obligation has been calculated by the Government Actuary as at 30 June 2008. A Projected Unit Credit Method, based on balance-date membership data, is used for the valuation. This method requires the benefits payable from the GSF in respect of past service to be estimated and then discounted back to the valuation date.

	Actual
	30 June 2008	30 June 2007
	$m	$m
Amounts recognised in the statement of financial position in respect of GSF are as follows:
Net GSF Obligation
Present value of defined benefit obligation	11,831	11,167
Fair value of plan assets	(3,574)	(4,007)
Present value of unfunded defined benefit obligation	8,257	7,160
Present value of defined benefit obligation
Opening defined benefit obligation	11,167	12,098
Expected current service cost	141	163
Expected unwind of discount rate	833	789
Actuarial losses/(gains)	617	(997)
Benefits paid	(947)	(886)
Past service cost	20	—
Closing defined benefit obligation	11,831	11,167
Fair value of plan assets
Opening fair value of plan assets	4,007	3,793
Expected return on plan assets	220	218
Actuarial gains/(losses)	(481)	136
Funding of benefits paid by Government	691	653
Contributions from other entities	15	15
Contributions from members	68	73
Benefits paid	(947)	(886)
Other	1	5
Closing fair value of plan assets	3,574	4,007

NOTE 25:  Retirement Plan Liabilities (continued)

Amounts recognised in the statement of financial performance in respect of GSF are as follows:

Forecast			Actual
Original Budget	Estimated Actuals		30 June 2008	30 June 2007
$m	$m		$m	$m
		Personnel Expenses
		Expected current service cost	141	163
		Expected unwind of discount rate on GSF obligation	833	789
		Expected return on plan assets	(220)	(218)
		Contribution from funding employers	(84)	(89)
		Past service cost	20	—
629	714	Total included in personnel expenses	690	645
		Net (Gains)/Losses on Non-Financial Instruments
—	906	Actuarial (gains)/losses recognised in the year	1,098	(1,133)
629	1,620	Total GSF expense	1,788	(488)

The Government expects to make a contribution of $660 million to GSF in the year ended 30 June 2009.

In addition to its obligations to past and present employees, because GSF is liable to income tax under section HJ 1 of the Income Tax Act 2004, the Crown will be required to make additional contributions equivalent to the tax on future investment income.

The principal assumptions used for the purposes of the GSF actuarial valuations are as follows:

	Actual
	30 June 2008	30 June 2007
	%	%
Summary of assumptions
For following year
Discount rate	6.95%	7.46%
Expected return on plan assets	5.50%	5.75%
Expected rate of salary increases	3.00%	3.00%
Expected rate of inflation	2.25%	2.25%
Beyond next year

Discount rate	6.06% to 6.95%	6.34% to 7.20%
Expected return on plan assets	5.50%	5.75%
Expected rate of salary increases	3.00%	3.00%
Expected rate of inflation	2.25%	2.25%

NOTE 25:  Retirement Plan Liabilities (continued)

	Actual
	30 June 2008	30 June 2007
	$m	$m

Equity instruments	1,838	2,143
Debt instruments of the Government	34	95
Other debt instruments	830	1,019
Property	229	291
Other	643	459
Fair value of plan assets	3,574	4,007

The expected rate of return on the plan assets of 5.50% (2007: 5.75%) has been calculated by taking the expected long term returns from each asset class, reduced by tax and investment expenses (using the current rates of tax and investment expenses). The main asset classes are equities and debt instruments.

The actual return on plan assets was -6.66%, or -$261 million (2007: 9.50% or $354 million).

Sensitivity Analysis

If the assumptions described above were to change, this would impact the measurement of GSF obligation as per the table below:

		Impact on obligation
		Actual
		30 June 2008	30 June 2007
	Change	$m	$m
Sensitivity of assumptions
Discount rate	+ 1%	(1,139)	(1,069)
	- 1%	1,371	1,360

Historical Analysis

Actual gains and losses comprise experience adjustments (the effects of differences between the previous actuarial assumptions and what has actually occurred in the year) and the effects of changes in actuarial assumptions on valuation date. The two year history of the present value of the unfunded defined benefit obligation and experience adjustments is as follows:

	Actual
	30 June 2008	30 June 2007
	$m	$m
Present value of defined benefit obligation	11,831	11,167
Fair value of plan assets	(3,574)	(4,007)
Present value of unfunded defined benefit obligation	8,257	7,160
Experience adjustment - increase/(decrease) in plan liabilities	164	129
Experience adjustment - increase/(decrease) in plan assets	(479)	136

NOTE 26:  Provisions

Forecast			Actual
Original Budget	Estimated Actuals		30 June 2008	30 June 2007
$m	$m		$m	$m
		By type
1,621	1,738	Provision for employee entitlements	2,220	1,828
557	482	Provision for Kyoto	562	704
805	780	Provision for National Provident Fund guarantee	907	771
867	1,045	Other provisions	1,064	1,253
3,850	4,045	Total provisions	4,753	4,556
		By source
2,267	2,353	Core Crown	2,763	2,537
1,042	1,214	Crown entities	1,500	1,195
757	610	State-owned Enterprises	684	852
(216)	(132)	Inter-segment eliminations	(194)	(28)
3,850	4,045	Total provisions	4,753	4,556
		By maturity
1,849	1,536	Expected to be settled within one year	2,281	2,171
2,001	2,509	Expected to be outstanding for more than one year	2,472	2,385
3,850	4,045	Total provisions	4,753	4,556
		Provision for employee entitlements
		Opening provision	1,828	1,636
		Additional provisions recognised	1,467	1,134
		Provision used during the period	(976)	(803)
		Reversal of previous provision	(99)	(137)
		Unwind of discount rate	—	(2)
		Closing provision	2,220	1,828

The provision for employee entitlements represents annual leave, accrued long service leave and retiring leave, and sick leave entitlements accrued by employees. Probability assumptions about continued future service affecting entitlements accrued as at reporting date have been made using previous employment data. For entitlements that vest over a period exceeding one year a discount rate of 5.5% has been used.

Note 26:  Provisions (continued)

	Actual
	30 June 2008	30 June 2007
	$m	$m
Provision for Kyoto
Opening provision	704	656
Change in the price of carbon and foreign exchange rate	226	(20)
Change in net projected emission units	(368)	68
Closing provision	562	704

	30 June 2008 Emission Units million tonnes	30 June 2007 Emission Units million tonnes
	(Mt)	(Mt)
Provision for Kyoto
Kyoto target (assigned amount units)	309.6	309.5
Less AAUs allocated to emission reducing projects	7.0	7.5
Total commitment target	302.6	302.0
Projected emission units
Agriculture	198.5	203.1
Energy (incl. transport) and industrial processes	185.6	195.1
Waste	7.2	7.0
Solvent and other product use	0.2	0.3
Total projected emission units	391.5	405.5
Removals via forest	84.1	79.0
Deforestation emissions	(16.9)	(21.0)
Less net removals via forests	67.2	58.0
Net projected emission units	324.3	347.5
Deficit in units	21.7	45.5

New Zealand has committed under the Kyoto Protocol to reducing its average net emissions of greenhouse gases over 2008-2012 (the first commitment period of the Kyoto Protocol or CP1) to 1990 levels or to take responsibility for the difference.  New Zealand can meet its commitment through emissions reductions and use of the Kyoto Protocol flexibility mechanisms such as Joint Implementation, the Clean Development Mechanism, and offsetting increased emissions against carbon removed by forests.  This obligation will crystallise when the first Kyoto commitment period is settled up post-2012.

New Zealand’s net obligation as at 30 June 2008 of $NZ562 million (2007: $NZ704 million) is based on a deficit of 21.7 million Kyoto Protocol emission units and a carbon price of €12.50 per unit.  The carbon price in New Zealand dollars equates to $NZ25.89, using the 30 June 2008 exchange rate of €0.48285 = $NZ1 (30 June 2007: €0.5726 = $NZ1, and a carbon price of €8.86 per unit).

Note 26:  Provisions (continued)

The quantum of the deficit has been compiled from agricultural, forest sink and deforestation projections provided by the Ministry of Agriculture and Forestry, energy (including transport) and industrial processes projections from the Ministry of Economic Development and waste projections from the Ministry for the Environment.  The projections use the latest information from the national inventory of greenhouse gas emissions and removals submitted to the United Nations Framework Convention on Climate Change Secretariat on 14 April 2008.

AEA Technology, an independent UK based firm, has assessed the robustness of the assumptions and methodologies underpinning the projections and found them to be sound and reasonable.

The movement in the projected balance of Kyoto Protocol units is set out in the Net Position Report 2008.  Projected balance of Kyoto Protocol units during the first commitment period which is published by the Ministry for the Environment. The movement in the projected emission units deficit is primarily related to the following key factors:  transport sector emissions are projected to be lower than in 2007 due to actual fuel use data in 2007 being lower than projected and fuel prices being higher; agriculture emissions are projected to be lower due to the effects of drought early in 2008 and a continuing decline in sheep numbers; based on an intentions survey, emissions from deforestation are projected to be lower than in 2007 mainly due to the implementation of an Emissions Trading Scheme; and there is an increase in the estimate of removals due to the implementation of recommendations made by AEA Technology. A full copy of this report can be found on the Ministry’s website: www.mfe.govt.nz .

The carbon price has been determined by the Treasury.  The Allen Consulting Group have reviewed this work and are satisfied that the methodology (and data sources) applied is a robust high level approach, and that €12.50 is a reasonable carbon price estimate at this time for valuing the New Zealand Government’s possible future liabilities under the Kyoto Protocol.

Provisions by their nature are more uncertain than most other items in the statement of financial position.  Fluctuations in the value of the estimate may occur through changes in the assumptions underlying the quantum, movements in the price of carbon and the exchange rate with the European currency unit, and government policy changes.

The Climate Change (Emissions Trading and Renewable Preference) Bill had its third and final reading on 10 September 2008.  This Bill establishes an Emissions Trading Scheme (ETS) in New Zealand.  The Net Position Report 2008 has been prepared on the basis of the government decision to introduce an ETS in New Zealand.

No liability or contingent liability for periods beyond 2012 has been recognised, as New Zealand currently has no specific obligations beyond the First Commitment Period.  The architecture of any obligations in future periods has yet to be negotiated.

Note 26:  Provisions (continued)

	Actual
	30 June 2008	30 June 2007
	$m	$m

Provision for National Provident Fund guarantee
Opening provision	771	803
Additional provisions recognised	46	—
Reversal of previous provision	—	(18)
Unwind of discount rate and effect of changes in discount rate	90	(14)
Closing provision	907	771

The Government has guaranteed superannuation schemes managed by the National Provident Fund (NPF) (refer to note 31 Contingent Liabilities and Contingent Assets for details of the guarantee).  As at 30 June 2008 the NPF’s DBP Annuitants’ scheme was in a net deficit position of $907 million (2007:$771 million), represented by a gross estimated pension obligation of $1,020 million (2007: $994 million) with net investment assets valued at $ 113 million (2007: $223 million).  No additional provision was required in the year for other pension schemes managed by NPF under the Government’s guarantee .

	Actual
	30 June 2008 $m	30 June 2007 $m
Other provisions
Opening provision	1,253	1,038
Additional provisions recognised	309	495
Provision used during the period	(479)	(264)
Reversal of previous provision	(22)	(78)
Unwind of discount rate and effect of changes in discount rate	3	62
Closing provision	1,064	1,253

Note 27: Net Worth Attributable to the Crown

Forecast			Actual
Original Budget $m	Estimated Actuals $m		30 June 2008 $m	30 June 2007 $m
48,239	46,767	Taxpayer funds	46,700	44,222
47,402	52,498	Property, plant and equipment revaluation reserve	58,566	52,442
13	29	Investment revaluation reserve	34	23
97	(175)	Cash flow hedge reserve	(151)	(122)
17	(32)	Foreign currency translation reserve	(17)	(34)
95,768	99,087	Total net worth attributable to the Crown	105,132	96,531
		Taxpayer Funds
42,219	44,222	Opening taxpayers funds	44,222	36,214
6,431	2,559	Operating balance excluding minority interest	2,384	8,022
(470)	(1)	Other movements	4	13
59	(13)	Transfers from/(to) property, plant and equipment revaluation reserve	90	(27)
48,239	46,767	Closing taxpayers funds	46,700	44,222
		Property, Plant and Equipment Revaluation Reserve
47,459	52,442	Opening revaluation reserve	52,442	47,153
2	43	Net Revaluations	6,214	5,262
(59)	13	Transfers from/(to) taxpayer funds	(90)	27
47,402	52,498	Closing revaluation reserve	58,566	52,442

The property, plant and equipment revaluation reserve arises on the revaluation of physical assets. Where revalued property, plant or equipment is sold, the portion of the property, plant and equipment revaluation reserve that relates to that asset, and is effectively realised, is transferred to taxpayer funds.

Forecast			Actual
Original Budget $m	Estimated Actuals $m		30 June 2008 $m	30 June 2007 $m
		Investment Revaluation Reserve
13	23	Opening investment revaluation reserve	23	13
—	6	Increase arising on revaluation of available-for-sale financial assets	14	10
—	—	Cumulative (gain)/loss transferred to the statement of financial performance on sale of available-for-sale financial assets	(3)	—
13	29	Closing investment revaluation reserve	34	23

The investments revaluation reserve arises on the revaluation of available-for-sale financial assets. Where a revalued financial asset is sold, the portion of the reserve that relates to that financial asset, and is effectively realised, is recognised in the statement of financial performance. Where a revalued financial asset is impaired, the portion of the reserve that relates to that financial asset is recognised in the statement of financial performance.

Note 27: Net Worth Attributable to the Crown (continued)

Forecast			Actual
Original Budget $m	Estimated Actuals $m		30 June 2008 $m	30 June 2007 $m
		Cash Flow Hedge Reserve
62	(122)	Opening cash flow hedge reserve	(122)	281
(39)	(2)	Transfer into reserve	9	(331)
74	(15)	Transfer to the statement of financial performance	22	(59)
—	(36)	Transfer to initial carrying value of hedged item	(60)	(13)
97	(175)	Closing cash flow hedge reserve	(151)	(122)

The cash flow hedge reserve represents hedging gains and losses recognised on the effective portion of cash flow hedges. The cumulative deferred gain or loss on the hedge is recognised in the statement of financial performance when the hedged transaction impacts the statement of financial performance, or is included as a basis adjustment to the non-financial hedged item, consistent with the applicable accounting policy.

Forecast			Actual
Original Budget $m	Estimated Actuals $m		30 June 2008 $m	30 June 2007 $m
		Foreign currency translation reserve
17	(34)	Opening foreign currency translation reserve	(34)	31
—	2	Arising from translation of foreign operations	17	(65)
17	(32)	Closing foreign currency translation reserve	(17)	(34)

The foreign currency translation reserve holds foreign exchange gains and losses arising from translating monetary items that form part of the net investment in a foreign operation into New Zealand dollars, and foreign exchange gains and losses associated with translating non-monetary assets into New Zealand dollars if revaluations of those assets are reflected in another reserve rather than in the statement of financial performance.

Note 28: Capital Objectives and Fiscal Policy

The Government’s fiscal policy is pursued in accordance with the principles of responsible fiscal management set out in the Public Finance Act 1989:

•                  reducing total debt to prudent levels so as to provide a buffer against factors that may impact adversely on the level of total debt in the future by ensuring that, until those levels have been achieved, total operating expenses in each financial year are less than total operating revenues in the same financial year

•                  once prudent levels of total debt have been achieved, maintaining those levels by ensuring that, on average, over a reasonable period of time, total operating expenses do not exceed total operating revenues

•                  achieving and maintaining levels of total net worth that provide a buffer against factors that may impact adversely on total net worth in the future

•                  managing prudently the fiscal risks facing the Government, and

•                  pursuing policies that are consistent with a reasonable degree of predictability about the level and stability of tax rates for future years.

Consistent with these principles, the Government seeks to strengthen its fiscal position to help manage future spending demands, particularly those arising from an ageing population by maintaining debt at prudent levels and accumulating assets through the New Zealand Superannuation fund.

The Government’s fiscal strategy can be expressed through its long term objectives and short term intentions for fiscal policy.

Further information on the Government’s Fiscal strategy can be found in the Fiscal Strategy Reports published with the Government’s budget.

Note 28: Capital Objectives and Fiscal Policy (continued)

Long-term fiscal objectives

Long-term fiscal objectives	To achieve the objectives, the Government’s high-level focus is on:

Operating balance

Operating surpluses on average over the economic cycle sufficient to meet the requirements for contributions to the NZS Fund and ensure consistency with the debt objective.

Revenue

Ensure sufficient revenue to meet the operating balance objective.

Expenses

Ensure expenses are consistent with the operating balance objective.

•           Operating surpluses during the build-up phase of the NZS Fund. The Government’s focus is on maintaining the OBEGAL excluding NZS Fund revenue at a level sufficient, on average, to meet the requirements for contributions to the NZS Fund.

•           The Government’s focus in meeting this objective is on core Crown revenues and expenses, maintaining tax-to-GDP and core Crown expenses-to-GDP around current levels.

•           As set out in the Government’s revenue strategy, tax policy decisions will be consistent with the overall fiscal strategy including the Government’s long-term revenue objective.

•           SOEs and Crown entities contributing to surpluses, consistent with their legislation and Government policy.

Debt Manage total debt at prudent levels. Gross sovereign-issued debt broadly stable at around 20% of GDP over the next 10 years.

•           Gross sovereign-issued debt-to-GDP will be broadly stable over the period ahead of the major demographic changes associated with population ageing.

•           The Government is effectively targeting a level of gross sovereign-issued debt excluding the increase in debt on the Reserve Bank balance sheet as a result of the change in the liquidity management regime.

•           SOEs will have debt structures that reflect best commercial practice. Changes in the level of debt will reflect specific circumstances.

Net worth Increase net worth consistent with the operating balance objective.	• The NZS Fund will continue to accumulate assets through its retained earnings and Crown contributions. • Consistent with the net worth objective, there will also be a focus on quality investment.

Note 28: Capital Objectives and Fiscal Policy (continued)

Short Term Fiscal Intentions

Fiscal Strategy Report 2007	Fiscal Strategy Report 2008	Fiscal Position 2008

Operating balance

Based on operating amounts for the 2007 Budget, and indicative amounts for the 2008 and 2009 Budgets, the OBEGAL excluding NZS Fund revenue is forecast to be 3.4% of GDP in 2007/08, decreasing to 1.7% of GDP by 2010/11. This remains consistent with the long-term objective for the operating balance.

Operating balance

Based on operating amounts for the 2008 Budget, and indicative amounts for the 2009 and 2010 Budgets, the OBEGAL excluding NZS Fund retained revenue is forecast to be 0.7% of GDP in 2008/09, decreasing to 0.1% of GDP by 2011/12. This remains consistent with the long-term objective for the operating balance.

Operating balance For the year ended 30 June 2008 the OBEGAL excluding NZS Fund retained revenue was 3.1% of GDP (30 June 2007: 3.7%).

Debt

Total debt (including Reserve Bank settlement cash) is forecast to be 25.3% of GDP in 2010/11. Gross sovereign-issued debt including net settlement cash is forecast to be 21.8% of GDP in 2010/11. Excluding net settlement cash, gross sovereign-issued debt is forecast to be 18.8% of GDP in 2010/11.The Government will set forecast new operating and capital spending amounts over the next three years that are consistent with the long-term objective for debt.

Debt

Total debt (including Reserve Bank Settlement Cash) is forecast to be 25.9% of GDP in 2011/12. Gross sovereign-issued debt including Settlement Cash is forecast to be 19.6% of GDP in 2011/12. Excluding Settlement Cash, gross sovereign-issued debt is forecast to be 16.8% of GDP in 2011/12. The Government will set forecast new operating and capital spending amounts over the next three years that are consistent with the long-term objective for debt.

Debt

Total debt (including Reserve Bank Settlement Cash) was 25.6% of GDP as at 30 June 2008 (30 June 2007: 24.8%). Gross sovereign-issued debt including Settlement was 21.0% of GDP as at 30 June 2008 (30 June 2007: 21.8%). Excluding Settlement Cash, gross sovereign-issued debt was 17.4% of GDP as at 30 June 2008 (30 June 2007: 18.2%).

Note 28: Capital Objectives and Fiscal Policy (continued)

Fiscal Strategy Report 2007	Fiscal Strategy Report 2008	Fiscal Position 2008

Expenses

Total Crown expenses are forecast to be 42.5% of GDP in 2010/11. Core Crown expenses are forecast to average 32.7% over the forecast period and be 33.1% of GDP in 2010/11. This assumes new operating expense amounts of $1.97 billion for the 2007 Budget, $2.0 billion for the 2008 Budget and $2.0 billion for the 2009 Budget (GST exclusive).

Expenses

Total Crown expenses are forecast to be 42.4% of GDP in 2011/12. Core Crown expenses are forecast to average 32.9% over the forecast period and be 33.0% of GDP in 2011/12. This assumes new operating expense amounts of $1.75 billion per annum for the 2009 Budget, $1.79 billion per annum for the 2010 Budget and $1.82 billion per annum for the 2011 Budget (GST exclusive).

Expenses Total Crown expenses are 42.1% of GDP for the year ended 30 June 2008 (30 June 2007: 40.8%). Core Crown expenses were 31.7% GDP for the year ended 30 June 2008 (30 June 2007: 32.0%).

Revenues

Total Crown revenues are forecast to be 44.3% of GDP in 2010/11. Within this, core Crown revenues are forecast to be 34.1% of GDP in 2010/11.This assumes new revenue initiatives in the 2008 Budget resulting in a $1.13 billion reduction in revenue from 2008/09.The Government will set revenue plans over the next three years that ensure progress is made towards the long-term revenue objective.

Revenues

Total Crown revenues are forecast to be 42.5% of GDP in 2011/12. Within this, core Crown revenues are forecast to be 32.7% of GDP in 2011/12. Budget 2008 introduces personal tax reductions. As a result, core Crown tax-to-GDP is forecast to decline from 31.5% in 2007/08 to 29.6% in 2011/12.

Revenues

Total Crown revenues were 45.3% of GDP for the year ended 30 June 2008 (30 June 2007: 44.2%). Within this, core Crown revenues were 34.3% of GDP for the year ended 30 June 2008 (30 June 2007: 34.5%).

Net worth

Total Crown net worth is forecast to be 54.4% of GDP in 2006/07, rising to 57.3% of GDP in 2010/11. Excluding NZS Fund assets total Crown net worth is forecast to be 43.5% of GDP in 2010/11. Core Crown net worth is forecast to be 33% of GDP in 2010/11.

Net worth Total Crown net worth is forecast to be 52.5% of GDP in 2011/12. Core Crown net worth is forecast to be 28.4% of GDP in 2011/12.

Net worth

Total Crown net worth, defined as the residual between assets and liabilities, was 58.6% of GDP as at 30 June 2008 (30 June 2007: 57.4%). Core Crown net worth, ie, the net of assets and liabilities of the Crown, departments, Offices of Parliament, the Reserve Bank and the New Zealand Superannuation Fund, was 31.6% of GDP as at 30 June 2008 (30 June 2007: 30.1%).

NOTE 29:  Segment Analysis

	Current Year Actual vs Estimated Actual
	Core Crown		Crown Entities		State-owned Enterprises		Inter-segment eliminations		Total Crown
	Actual 2008	Estimated Actual 2008	Actual 2008	Estimated Actual 2008	Actual 2008	Estimated Actual 2008	Actual 2008	Estimated Actual 2008	Actual 2008	Estimated Actual 2008
	$m	$m	$m	$m	$m	$m	$m	$m	$m	$m
Revenue
Taxation revenue	56,747	56,673	—	—	—	—	(375)	(487)	56,372	56,186
Other sovereign revenue	733	673	4,039	4,061	—	—	(893)	(883)	3,879	3,851
Revenue from core Crown funding	—	—	20,259	19,583	—	—	(20,259)	(19,583)	—	—
Sales of goods and services	1,097	1,161	1,797	1,619	13,201	11,711	(696)	(809)	15,399	13,682
Interest revenue and dividends	2,344	2,562	1,233	1,085	704	509	(1,067)	(953)	3,214	3,203
Other revenue	898	867	1,685	1,789	692	874	(660)	(639)	2,615	2,891
Total Revenue (excluding gains)	61,819	61,936	29,013	28,137	14,597	13,094	(23,950)	(23,354)	81,479	79,813
Expenses
Transfer payments and subsidies	18,519	18,666	—	—	—	—	(145)	(146)	18,374	18,520
Personnel expenses	5,584	5,621	8,741	8,624	2,164	2,186	(11)	(9)	16,478	16,422
Other operating expenses	30,434	30,790	19,307	18,874	10,955	9,443	(22,807)	(22,177)	37,889	36,930
Interest expenses	2,460	2,527	248	275	870	734	(477)	(582)	3,101	2,954
Operating and finance expenses	38,478	38,938	28,296	27,773	13,989	12,363	(23,295)	(22,768)	57,468	56,306
Forecast new operating spending and top down adjustment	—	(240)	—	—	—	—	—	—	—	(240)
Total Expenses (excluding losses)	56,997	57,364	28,296	27,773	13,989	12,363	(23,440)	(22,914)	75,842	74,586
Operating Balance before gains/(losses)	4,822	4,572	717	364	608	731	(510)	(440)	5,637	5,227
Total Gains/(losses)	(931)	(843)	(2,243)	(1,649)	115	16	(194)	(192)	(3,253)	(2,668)
Operating Balance	3,891	3,729	(1,526)	(1,285)	723	747	(704)	(632)	2,384	2,559
Assets
Financial assets	59,629	56,036	23,891	23,479	11,727	10,402	(10,184)	(9,566)	85,063	80,351
Property, plant and equipment	28,637	26,458	43,659	42,683	31,033	29,214	—	—	103,329	98,355
Investments in associates, CEs and SOEs	25,696	25,709	7,073	6,606	224	193	(24,928)	(24,989)	8,065	7,519
Other assets	2,220	2,209	715	565	1,458	1,405	(15)	(49)	4,378	4,130
Forecast for new capital spending	—	690	—	—	—	—	—	—	—	690
Total Assets	116,182	111,102	75,338	73,333	44,442	41,214	(35,127)	(34,604)	200,835	191,045
Liabilities
Borrowings	37,167	37,034	4,705	4,650	12,817	12,608	(8,579)	(8,746)	46,110	45,546
Other liabilities	22,032	19,513	26,256	26,130	6,648	5,626	(5,725)	(5,153)	49,211	46,116
Total Liabilities	59,199	56,547	30,961	30,780	19,465	18,234	(14,304)	(13,899)	95,321	91,662
Net Worth	56,983	54,555	44,377	42,553	24,977	22,980	(20,823)	(20,705)	105,514	99,383

NOTE 29:  Segment Analysis (continued)

	Current Year Actual vs Estimated Actual
	Core Crown		Crown Entities		State-owned Enterprises		Inter-segment eliminations		Total Crown
	Actual 2008	Estimated Actual 2008	Actual 2008	Estimated Actual 2008	Actual 2008	Estimated Actual 2008	Actual 2008	Estimated Actual 2008	Actual 2008	Estimated Actual 2008
	$m	$m	$m	$m	$m	$m	$m	$m	$m	$m
Revenue
Taxation revenue	56,747	53,477	—	—	—	—	(375)	(413)	56,372	53,064
Other sovereign revenue	733	636	4,039	3,640	—	—	(893)	(780)	3,879	3,496
Revenue from core Crown funding	—	—	20,259	18,751	—	—	(20,259)	(18,751)	—	—
Sales of goods and services	1,097	1,095	1,797	1,389	13,201	10,701	(696)	(572)	15,399	12,613
Interest revenue and dividends	2,344	2,580	1,233	756	704	484	(1,067)	(825)	3,214	2,995
Other revenue	898	423	1,685	1,664	692	703	(660)	(369)	2,615	2,421
Total Revenue (excluding gains)	61,819	58,211	29,013	26,200	14,597	11,888	(23,950)	(21,710)	81,479	74,589
Expenses
Transfer payments and subsidies	18,519	16,453	—	—	—	—	(145)	(107)	18,374	16,346
Personnel expenses	5,584	5,092	8,741	8,183	2,164	2,018	(11)	(9)	16,478	15,284
Other operating expenses	30,434	30,129	19,307	16,709	10,955	8,301	(22,807)	(20,925)	37,889	34,214
Interest expenses	2,460	2,330	248	265	870	685	(477)	(395)	3,101	2,885
Operating and finance expenses	38,478	37,551	28,296	25,157	13,989	11,004	(23,295)	(21,329)	57,468	52,383
Total Expenses (excluding losses)	56,997	54,004	28,296	25,157	13,989	11,004	(23,440)	(21,436)	75,842	68,729
Operating Balance before gains/(losses)	4,822	4,207	717	1,043	608	884	(510)	(274)	5,637	5,860
Total Gains/(losses)	(931)	2,303	(2,243)	(20)	115	(77)	(194)	(44)	(3,253)	2,162
Operating Balance	3,891	6,510	(1,526)	1,023	723	807	(704)	(318)	2,384	8,022
Assets
Financial assets	59,629	51,841	23,891	22,540	11,727	8,942	(10,184)	(9,605)	85,063	73,718
Property, plant and equipment	28,637	26,215	43,659	41,296	31,033	28,087	—	—	103,329	95,598
Investments in associates, CEs and SOEs	25,696	25,049	7,073	6,331	224	88	(24,928)	(24,467)	8,065	7,001
Other assets	2,220	2,111	715	621	1,458	1,324	(15)	(26)	4,378	4,030
Total Assets	116,182	105,216	75,338	70,788	44,442	38,441	(35,127)	(34,098)	200,835	180,347
Liabilities
Borrowings	37,167	35,885	4,705	4,430	12,817	10,293	(8,579)	(8,710)	46,110	41,898
Other liabilities	22,032	18,538	26,256	23,032	6,648	5,348	(5,725)	(5,296)	49,211	41,622
Total Liabilities	59,199	54,423	30,961	27,462	19,465	15,641	(14,304)	(14,006)	95,321	83,520
Net Worth	56,983	50,793	44,377	43,326	24,977	22,800	(20,823)	(20,092)	105,514	96,827
Cost of Acquisition of Physical Assets	1,387	1,547	2,002	1,800	1,895	1,920	—	(1)	5,284	5,266

Note 30:  Commitments

	Actual
	30 June 2008	30 June 2007
	$m	$m
Capital Commitments
Specialist military equipment	873	823
Land and buildings	1,121	605
Other property, plant and equipment	4,303	2,617
Other capital commitments	304	184
Tertiary Education Institutions	209	90
Total capital commitments	6,810	4,319
Operating Commitments
Non-cancellable accommodation leases	2,460	2,296
Other non-cancellable leases	2,390	2,355
Non-cancellable contracts for the supply of goods and services	2,157	1,626
Other operating commitments	7,995	7,278
Tertiary Education Institutions	315	303
Total operating commitments	15,317	13,858
Total commitments	22,127	18,177
Total Commitments by Segment
Core Crown	19,627	19,944
Crown entities	15,830	9,835
State-owned Enterprises	4,724	3,508
Inter-segment eliminations	(18,054)	(15,110)
Total commitments	22,127	18,177
By Term
Capital Commitments
One year or less	3,013	1,821
From one year to two years	1,131	609
From two to five years	2,376	1,352
Over five years	290	537
Capital Commitments	6,810	4,319
Operating Commitments
One year or less	7,128	5,993
From one year to two years	2,783	2,709
From two to five years	3,208	2,908
Over five years	2,198	2,248
Operating Commitments	15,317	13,858
Total Commitments	22,127	18,177

Note 31:  Contingent Liabilities and Contingent Assets

	Actual
	30 June 2008	30 June 2007
	$m	$m
Quantifiable Contingent Liabilities
Guarantees and indemnities
Cook Islands - Asian Development Bank loans	14	13
Terralink Limited - indemnification of receivers and managers	10	10
Ministry of Justice - Treaty settlements, tax liabilities	200	105
Ministry of Transport - funding guarantee	10	10
Guarantees and indemnities of Crown entities and State-owned Enterprises	40	18
Other guarantees and indemnities	12	15
Total guarantees and indemnities	286	171
Uncalled capital
Asian Development Bank	1,081	996
European Bank for Reconstruction and Development	14	12
International Bank for Reconstruction and Development	1,077	1,068
Other	33	—
Total uncalled capital	2,205	2,076
Legal proceedings and disputes
Health - legal claims	39	70
Tax disputes	249	941
Other legal claims against Crown entities and State-owned Enterprises	—	33
Other legal proceedings and disputes	95	126
Total legal proceedings and disputes	383	1,170
Other contingent liabilities
International finance organisations	1,727	1,431
New Zealand Export Credit Office	37	8
Ministry of Economic Development	—	146
Reserve Bank - demonetised currency	23	23
Social Development - claim for judicial review	—	79
Transpower New Zealand Limited	—	98
Other contingent liabilities of Crown entities and State-owned Enterprises	142	26
Other contingent liabilities	66	18
Total other contingent liabilities	1,995	1,829
Total quantifiable contingent liabilities	4,869	5,246
Total Quantifiable Contingent Liabilities by Segment
Core Crown	4,685	5,071
Crown entities	86	45
State-owned Enterprises	98	150
Inter-segment eliminations	—	(20)
Total quantifiable contingent liabilities	4,869	5,246
Quantifiable Contingent Assets
Suspensory loans to integrated schools	77	85
Legal proceedings and disputes	307	—
Other contingent assets	5	1
Total quantifiable contingent assets	389	86

Note 31: Contingent Liabilities and Contingent Assets (continued)

Contingent liabilities are costs that the Crown will have to face if a particular event occurs.  Typically, contingent liabilities consist of guarantees and indemnities, legal disputes and claims, and uncalled capital.  The contingent liabilities facing the Crown are a mixture of operating and balance sheet risks, and they can vary greatly in magnitude and likelihood of realisation.  In general, if a contingent liability was realised it would reduce the operating balance and net worth and increase gross sovereign issued debt.  However, in the case of contingencies for uncalled capital, the negative impact would be restricted to gross sovereign issued debt.

Where contingent liabilities have arisen as a consequence of legal action being taken against the Crown, the amount shown is the amount claimed and thus the maximum potential cost.  It does not represent either an admission that the claim is valid or an estimation of the amount of any award against the Crown.

Guarantees and indemnities

Guarantees and indemnities are disclosed in accordance with NZ IAS 37 Provisions, Contingent Liabilities and Contingent Assets.

Cook Islands – Asian Development Bank (ADB) loans

Before 1992, the New Zealand Government guaranteed the Cook Islands’ borrowing from the ADB.  These guarantees have first call on New Zealand’s Official Development Assistance.

Indemnification of receivers and managers – Terralink Limited

The Crown has issued a Deed of Receivership indemnity to the appointed receivers of Terralink Limited against claims arising from the conduct of the receivership.

Ministry of Justice – Treaty settlements, tax liabilities

Under Deeds of Settlement completed in the Treaty settlement process the Crown has indemnified the appropriate governance entity against any goods and services tax or income tax liability arising from the payment of tangible redress.

Ministry of Transport – funding guarantee

The Minister of Finance has issued a guarantee of $10 million to the Transport Accident Investigation Commission.  The guarantee allows the Commission to assure payment to suppliers of specialist salvage equipment in the event of the Commission initiating an urgent investigation of any future significant transport accident.

Legal proceedings and disputes

The amounts under quantifiable contingent liabilities for legal proceedings and disputes are shown exclusive of any interest and costs that may be claimed if these cases were decided against the Crown.

Where contingent liabilities have arisen as a consequence of legal action being taken against the Crown, the amount shown is the amount claimed and thus the maximum potential cost.  It does not represent either an admission that the claim is valid or an estimation of the possible amount of any award against the Crown.

Health – legal claims

Claims against the Crown in respect of alleged negligence for failing to screen blood for Hepatitis C when screening had first become available, resulting in people allegedly contracting Hepatitis C through contaminated blood and blood products.

Tax in dispute

Tax in dispute represents the outstanding debt of those tax assessments raised, against which an objection has been lodged and legal action is proceeding.  When a taxpayer disagrees with an assessment issued following the dispute process, the taxpayer may challenge that decision by filing proceedings with the Taxation Review Authority or the High Court.

Other quantifiable contingent liabilities

International finance organisations

The Crown has lodged promissory notes with the International Monetary Fund.  Payment of the notes depends upon the operation of the rules of the organisation.

New Zealand Export Credit Office – export guarantees

The New Zealand Export Credit Office (NZECO) provides a range of guarantee products to assist New Zealand exporters.  These NZECO guarantees are recorded by the Crown as contingent liabilities.  The amount of future liabilities arising from these guarantees is expected to be minor.

Reserve Bank – demonetised currency

The Crown has a contingent liability for the face value of the demonetised $1 and $2 notes issued which have yet to be repatriated.

Unquantifiable contingent liabilities

Accounting standard NZ IAS 37 Provisions, Contingent Liabilities and Contingent Assets requires that contingent liabilities be disclosed unless the possibility of an outflow of resources embodying economic benefits is remote.  Disclosure of remote contingent liabilities is only required if knowledge of the transaction or event is necessary to achieve the objectives of general purpose financial reporting. This part of the Statement provides details of those contingent liabilities of the Crown which cannot be quantified (remote contingent liabilities are excluded).

Guarantees and indemnities

AsureQuality Limited (formerly AgriQuality Limited)

The Crown has indemnified the directors of AsureQuality Limited in the event that they incur any personal liability for redundancies arising from any agreement by international trading partners that allows post-mortem meat inspection by parties other than the Ministry of Agriculture and Forestry, or its sub-contractor.

At Work Insurance Limited

The Crown has indemnified the liquidators of At Work Insurance Limited (Deloitte Touche Tohmatsu) against various employment-related claims.

Auckland Rail Lease

The Crown has indemnified Toll NZ Limited against any losses arising from breaches of the Sale and Purchase Agreement with the Crown relating to the purchase of the Auckland rail lease and infrastructure assets.

Bona Vacantia property

P&O NZ Ltd sought a declaratory judgement that property disclaimed by a liquidator is bona vacantia.   A settlement has been reached, which includes a Crown indemnity in favour of New Zealand Aluminium Smelters and Comalco in relation to aluminium dross disposed of in their landfill, for costs that may be incurred in removing the dross and disposing of it at another site if they are required to do so by an appropriate authority.  The Minister of Finance signed the indemnity on 24 November 2003.  In February 2004, a similar indemnity was signed in respect of aluminium dross currently stored at another site in Invercargill.

Building Industry Authority

The Building Industry Authority (BIA) is a joint defendant in a number of claims before the courts and the Weathertight Homes Resolution Service relating to the BIA’s previous role as regulator of the building industry. The BIA has been dis-established and absorbed into the Department of Building and Housing and, to prevent conflicts of interest, Treasury was given responsibility for managing weathertight claims against the BIA on behalf of the Crown from 1 July 2005.

Earthquake Commission (EQC)

The Crown is liable to meet any deficiency in the EQC’s assets in meeting the Commission’s financial liabilities (section 16 of the Earthquake Commission Act 1993).  In the event of a major natural disaster the Crown may be called upon to meet any financial shortfall incurred by the Commission.  Refer to note 24 for additional information regarding EQC’s insurance liability.

Electricity Corporation of New Zealand Limited (ECNZ)

The ECNZ Sale and Purchase Agreement provides for compensation to ECNZ for any tax, levy, or royalty imposed on ECNZ for the use of water or geothermal energy for plants in existence or under construction at the date of the Sale and Purchase Agreement.  The Agreement also provides for compensation for any net costs to ECNZ arising from resumption of assets pursuant to the Treaty of Waitangi (State Enterprises) Act 1988.

The Deed of Assumption and Release between ECNZ, Contact Energy Limited and the Crown provides that the Crown is no longer liable to ECNZ in respect of those assets transferred to it from ECNZ.  As a result of the split of ECNZ in 1999, Ministers have transferred the benefits of the Deed to ECNZ’s successors – Meridian Energy Limited, Mighty River Power Limited and Genesis Power Limited.

Under the Transpower New Zealand Limited (Transpower) Sale and Purchase and Debt Assumption Agreements, the Crown has indemnified ECNZ for any losses resulting from changes in tax rules applicable to transactions listed in the Agreements.  Additionally, the Crown has indemnified the directors and officers of ECNZ for any liability they may incur in their personal capacities as a result of the Transpower separation process.

Following the split of ECNZ in 1999 into three new companies, the Crown has indemnified ECNZ in relation to all ECNZ’s pre-split liabilities, including:

•             existing debt and swap obligations

•             hedge contracts and obligations

•             any liabilities that arise out of the split itself.

Ministry of Fisheries – indemnity provided for delivery of registry services

The Crown has indemnified Commercial Fisheries Services Limited against claims made by third parties arising from Commercial Fisheries Services undertaking registry services under contract to the Chief Executive of the Ministry of Fisheries.  This indemnity, provided under the Fisheries Acts 1983 and 1996, expires on 30 September 2009.

Genesis Power Ltd (Genesis Energy)

The Crown has entered into a deed with Genesis Energy to share a specified and limited amount of risk around the sufficiency of Genesis Energy’s long term supply of gas to cover the Huntly e3p’s (a 385 MW combined cycle gas turbine power station) minimum needs.  The agreement sees the Crown compensate Genesis Energy in the event it has less gas than it needs.

Geothermal carbon tax indemnity

As part of the sale and purchase agreement between the Crown and Mighty River Power (MRP), the Crown has agreed to provide an indemnity for the payment of carbon taxes, should legislation be passed that does not allow for an automatic pass-through of the charges to end-users.  The indemnity is time bound and contractually limited in the amount that can be claimed.  The indemnity is not limited to MRP and will be available to any subsequent owner of the Crown’s Kawerau geothermal assets.

Housing New Zealand Corporation (HNZC)

HNZC is liable to the owners (ANZ National Bank Limited, Ichthus Limited and Westpac Banking Corporation) of mortgages sold by HNZC during 1992 to 1999 for credit losses they may incur from specified limited aspects of their ownership of those mortgages with the Crown standing behind this obligation.

The Crown has provided a warranty in respect of title to the assets transferred to Housing New Zealand Limited (HNZL) (HNZL was incorporated into the HNZC group as a subsidiary in 2001 as part of a legislated consolidation of government housing functions) and has indemnified HNZL against any breach of this warranty.  In addition, the Crown has indemnified HNZL against any third-party claims that are a result of acts or omissions prior to 1 November 1992.  It has also indemnified the directors and officers of HNZL against any liability consequent upon the assets not complying with statutory requirements, provided it is taking steps to rectify any non-compliance.

Indemnities against acts of war and terrorism

The Crown has indemnified Air New Zealand against claims arising from acts of war and terrorism that cannot be met from insurance, up to a limit of US$1 billion in respect of any one claim.

Justices of the Peace, Community Magistrates and Disputes Tribunal Referees

Section 197 of the Summary Proceedings Act 1957, requires the Crown to indemnify Justices of the Peace and Community Magistrates against damages or costs awarded against them as a result of them exceeding their jurisdiction, provided a High Court Judge certifies that they have exceeded their jurisdiction in good faith and ought to be indemnified.

Section 58 of the Disputes Tribunal Act 1988 confers a similar indemnity on Disputes Tribunal Referees.

Maui Partners

The Crown has entered into confidentiality agreements with the Maui Partners in relation to the provision of gas reserves information.  The deed contains an indemnity against any losses arising from a breach of the deed.

National Provident Fund

The National Provident Fund (NPF) has been indemnified for certain potential tax liabilities.   Under the NPF Restructuring Act 1990, the Crown guarantees:

•             the benefits payable by all NPF schemes (section 60)

•             investments and interest thereon deposited with the NPF Board prior to 1 April 1991 (section 61)

•             payment to certain NPF defined contribution schemes where application of the 4% minimum earnings rate causes any deficiency or increased deficiencies in reserves to arise (section 72).

A provision has been made in these financial statements in respect of the actuarially assessed deficit in the DBP (Annuitants’) Scheme (refer to note 26).

New Zealand Railways Corporation

The Crown has indemnified the directors of the New Zealand Railways Corporation against any liability arising from the surrender of the licence and lease of the Auckland rail corridor.

The Crown has further indemnified the directors of New Zealand Railways Corporation against any liability arising from the transfer of the rail network and associated assets and liabilities to the Corporation on 1 September 2004.

Persons exercising investigating powers

Section 63 of the Corporations (Investigation and Management) Act 1989 indemnifies the Securities Commission, the Registrar and Deputy Registrar of Companies, members of advising committees within the Act, every statutory manager of a corporation, and persons appointed pursuant to sections 17 to 19 of the Act, in the exercise of investigating powers, unless the power has been exercised in bad faith.

Ports of Auckland

The Crown has entered into a confidentiality agreement with Ports of Auckland in relation to the purchase of two marinas.  The agreement contains an indemnity against any losses arising from a breach of the agreement.

Public Trust

The Crown is liable to meet any deficiency in the Public Trust’s Common Fund (section 52 of the Public Trust Act 2001).

Synfuels-Waitara Outfall Indemnity

As part of the 1990 sale of the Synfuels plant and operations to New Zealand Liquid Fuels Investment Limited (NZLFI), the Crown transferred to NZLFI the benefit and obligation of a Deed of Indemnity between the Crown and Borthwick-CWS Limited (and subsequent owners) in respect of the Waitara effluent transfer line which was laid across the Waitara meat processing plant site.

The Crown has the benefit of a counter indemnity from NZLFI which has since been transferred to Methanex Motunui Limited.

Tainui Corporation

Several leases of Tainui land at Huntly and Meremere have been transferred from ECNZ to Genesis Power.  The Crown has provided guarantees to Tainui Corporation relating to Genesis Power’s obligations under the lease agreements.

Toll NZ Ltd – purchase of rail network assets

The agreement between the Crown and Toll NZ Ltd for the Crown’s purchase of the rail network and associated assets on 30 June 2004 contains the following provisions:

•             the Crown has indemnified Toll NZ Ltd against any liability arising from the assigned contracts, leases, etc after their assignment dates

•             the Crown has indemnified Toll NZ Ltd against certain potential claims by employees

Other unquantifiable contingent liabilities

Abuse Claims

There is ongoing legal action against the Crown in relation to historical abuse claims.  At this stage the number of claimants and outcome of these cases are uncertain.

Accident Compensation Corporation (ACC) litigations

There are several legal actions against ACC in existence, arising in the main from challenges to operational decisions made by ACC.  ACC will be vigorously defending these claims.

Air New Zealand litigation

Air New Zealand has been named in four class actions.  One, in Australia, claims travel agents commission on fuel surcharges and two (one in Australia and the other in the United States) make allegations against more than 30 airlines, of anti competitive conduct in relation to pricing in the air cargo business.  The allegations made in relation to the air cargo business are also the subject of investigations by regulators in a number of jurisdictions including the United States and the European Union.  A formal Statement of Objections has been issued by the European Commission to 25 airlines including Air New Zealand and has been responded to.  In the event that a court determined, or it was agreed with a regulator, that Air New Zealand had breached relevant laws, the Company would have potential liability for pecuniary penalties and to third party damages under the laws of the relevant jurisdictions.  The fourth class action alleges (in the United States) that Air New Zealand together with 11 other airlines conspired in respect of fares and surcharges on trans-Pacific routes.  All class actions are being defended.

Environmental liabilities

Under common law and various statutes, the Crown may have responsibility to remedy adverse effects on the environment arising from Crown activities.

Departments managing significant Crown properties have implemented systems to identify, monitor and assess potential contaminated sites.

In accordance with NZ IAS 37:  Provisions, Contingent Liabilities and Contingent Assets any contaminated sites for which costs can be reliably measured have been included in the statement of financial position as provisions.

Rugby World Cup 2011

The Crown has agreed in joint venture arrangements with the New Zealand Rugby Union to an uncapped underwrite of the costs of hosting the 2011 Rugby World Cup, on a loss sharing basis (Crown 67%, NZRU 33%).  A provision for the forecast losses has been made in the Government’s financial statements.

The Crown has agreed to reimburse New Zealand income tax that might be incurred by the joint venture entity (Rugby New Zealand 2011 Limited) or the NZRU in relation to the joint venture entity, and has also agreed to reimburse the NZRU for New Zealand withholding tax that might be incurred on certain payments made in relation to the tournament.

The Crown has further agreed to review its level of support to the tournament if the actual tax revenue arising from the tournament exceeds forecasts.

Treaty of Waitangi claims

Under the Treaty of Waitangi Act 1975, any Maori may lodge claims relating to land or actions counter to the principles of the Treaty with the Waitangi Tribunal.  Where the Tribunal finds a claim is well founded, it may recommend to the Crown that action be taken to compensate those affected.  The Tribunal can make recommendations that are binding on the Crown with respect to land which has been transferred by the Crown to an SOE or tertiary institution, or is subject to the Crown Forest Assets Act 1989.

Treaty of Waitangi claims – settlement relativity payments

The Deeds of Settlement negotiated with Waikato-Tainui and Ngai Tahu include a relativity mechanism.  The mechanism provides that, where the total redress amount for all historical Treaty settlements exceeds $1 billion in 1994 present-value terms, the Crown is liable to make payments to maintain the real value of Ngai Tahu’s and Waikato-Tainui’s settlements as a proportion of all Treaty settlements.  The agreed relativity proportions are 17% for Waikato-Tainui and approximately 16% for Ngai Tahu.  The non-quantifiable contingent liability relates to the risk that total settlement redress, including binding recommendations from the Waitangi Tribunal, will trigger these relativity payments.

Other contingencies

Foreshore and seabed

The Foreshore and Seabed Act 2004 (FSA):

•                  vests the full legal and beneficial ownership of the public foreshore and seabed in the Crown

•                  provides for the recognition and protection of ongoing customary rights with respect to the public foreshore and seabed

•                  enables applications to the High Court to investigate if previously held common law rights have been adversely impacted, and if so, providing for those affected either to participate in the administration of a foreshore and seabed reserve or else enter into formal discussions on redress, and

•                  provides for general rights of public access and recreation in, on, over, and across the public foreshore and seabed and general rights of navigation within the foreshore and seabed.

The public foreshore and seabed means the marine area that is bounded on the landward side by the line of mean high water spring; and on the seaward side by the outer limits of the territorial sea, but does not include land subject to a specified freehold interest (refer section 5 of the FSA).

The FSA codifies the nature of the Crown’s ownership interest in the public foreshore and seabed on behalf of the public of New Zealand.  Although full legal and beneficial ownership of the public foreshore and seabed has been vested in the Crown, there are significant limitations to the Crown’s rights under the FSA.  As well as recognising and protecting customary rights, the FSA significantly restricts the Crown’s ability to alienate or dispose of any part of the public foreshore and seabed and significantly restricts the Crown’s ability to exclude others from entering or engaging in recreational activities or navigating in, on or within the public foreshore and seabed.  Because of the complex nature of the Crown’s ownership interest in the public foreshore and seabed and because we are unable to obtain a reliable valuation of the Crown’s interest, the public foreshore and seabed has not been recognised as an asset in these financial statements.

Contingent assets

Legal proceedings and disputes

Legal proceedings and disputes are contingent assets in relation to Inland Revenue pending assessments.  When a taxpayer disagrees with a proposed adjustment following an audit by the Inland Revenue, the Department issues a Notice of Proposed Adjustment (“NOPA”) which quantifies the proposed adjustment.  The taxpayer is entitled to dispute this.

In addition, the Crown is currently in dispute with a number of financial institutions regarding the tax treatment of certain structured finance transactions.  However, it was not possible to recognise revenue and a receivable for the transactions because of fundamental uncertainty with the application of tax law to the structured finance transactions, which will be tested in court in due course, and the fact that the likelihood of success of a court case cannot be reliably predicted.

Note 32: Financial Instruments

The Government has devolved responsibility for the financial management of its financial portfolios to its sub-entities such as NZDMO, Reserve Bank, NZ Superannuation Fund, Inland Revenue and ACC. The financial management objectives of each of these portfolios are influenced by the purpose and associated governance framework for which the portfolio is held. The purposes of a portfolio may cover:

•             public policy considerations eg, the provision of student loans to support tertiary education policy

•             liquidity management eg, Treasury bills and Government Stock are the primary debt instruments for funding core Government operations, and

•             long-term economic return eg, the function of the NZ Superannuation Fund.

These purposes are not mutually exclusive, with portfolios typically established for, or arising from, a public policy objective, such as pre-funding future superannuation expenses, but in doing so are managed to maximise economic returns consistent with the policy objective.

Reporting to Ministers on these portfolios is done on a portfolio-by-portfolio basis. The institutional frameworks and policy objectives of these portfolios are reviewed periodically. Otherwise reporting on the consolidated financial management and performance of these portfolios is done in the context of the interim and annual Financial Statements of the Government and the forecasts reported in the Half-Year and Budget economic and fiscal updates.

Sub-entities with responsibility for managing significant financial assets or financial liabilities are:

Manager	Financial Instrument Portfolio	Risk Management

New Zealand Debt Management Office (NZDMO)

Financial assets and liabilities held to:

•    finance the Government’s gross borrowing requirements

•    provide funds to Government entities, and

•    provide capital market services and derivative transactions to Government entities.

NZDMO operates within a risk management framework that is approved by the Minister of Finance. The framework specifies NZDMO’s policies for managing market risk, credit risk, liquidity risk, funding risk and operational risk. The risk management framework is subject to continuous improvement.

The Reserve Bank of New Zealand	Financial assets and liabilities held for the purpose of effective foreign exchange intervention capability, wholesale banking liquidity (settlement cash) and circulating currency	The overall risk management framework is designed to strongly encourage the sound and prudent management of the banks risk in a way that’s consistent with financial market best practice.

Inland Revenue Department	Student Loans and tax receivables	The department has debt management policies and procedures to ensure debt can be collected in a timely manner in accordance with Government policy.

Manager	Financial Instrument Portfolio	Risk Management

The New Zealand Superannuation Fund (NZS Fund)	Investment Fund assets

The Guardians manage the NZS Fund’s risks by adopting an appropriate risk profile that is commensurate with the return objective and time horizon of the Fund. The objective is to:

•    avoid concentration of risk by ensuring there is adequate diversification between and within asset classes and geographically

•    careful selection and monitoring of managers to ensure the Guardians have sufficient conviction that each manager will maximise the probability that return expectations will be met

•    to ensure that there are no unintended biases away from the intended investment strategy, and

•    perform rigorous measurement and management of market and manager risk.

Accident Compensation Corporation	ACC Reserves

The investment committee sets investment guidelines by requiring investment managers to manage their portfolios within defined market exposure limits. These limits include limits on percentage weight of any particular company in the portfolio relative to its benchmark weight; limits on aggregate investment in companies not represented in the benchmark; limits on the maximum investment in any individual company; duration limits relative to the duration of the benchmark; and maximum credit exposure to single entities. Compliance with the investment guidelines is reviewed by the internal auditors on a half yearly basis.

New Zealand Post (including Kiwbank)	Financial instruments from its debt portfolio and investment activity. This includes activities as a financial intermediary and financial market participant (Kiwibank).	The Board is responsible for risk management policies and procedures. This includes appointing a finance risk committee to monitor risk management.

Air New Zealand	Financial instruments arising from its business activity

The Board of directors approve risk management policies. Compliance with these policies is reviewed and reported monthly to the Board and is included as part of the internal audit programme. Group policy is not to enter, issue or hold financial instruments for speculative purposes.

Manager	Financial Instrument Portfolio	Risk Management

Earthquake Commission	Assets in National Disaster Fund	Best-practice portfolio management that maximises return without undue risk to the Fund as a whole while avoiding prejudice to New Zealand’s reputation as a responsible member of the world community.

Transpower	Financial instruments arising from its business activity

The Board has approved policy and guidelines and authorised the use of various financial instruments. The policy adopted by the Board prohibits the use of financial instruments for speculative purposes. All derivatives must be directly related to underlying physical debt or firm capital commitments on Board approved projects.

New Zealand Customs Service	Tax receivables	The Service has debt management policies and procedures to ensure debt can be collected in a timely manner in accordance with Government policy.

Ministry of Social Development	Benefit receivables and student loans	The Ministry has a series of policies to manage the risks associated with financial instruments. These policies do not allow any transactions that are speculative in nature.

Mighty River Power	Financial instruments arising from its business activity

The Group’s overall risk management programme focuses on the unpredictability of financial markets and seeks to minimise potential adverse impacts on its financial performance. The Group uses derivative financial instruments to hedge these risk exposures.

Meridian Energy	Financial instruments arising from its business activity

Meridian’s overall risk management programme focuses on the unpredictability of financial markets and the electricity spot price and seeks to minimise potential adverse effects on the financial performance and economic value of the Group. The Group uses financial instruments to hedge these risk exposures.

Genesis Energy	Financial instruments arising from its business activity

Genesis’s overall risk management programme focuses on the unpredictability of financial markets and the electricity spot price and seeks to minimise potential adverse effects on the financial performance and economic value of the Group. The Group uses financial instruments to hedge these risk exposures.

The size of these portfolios on an unconsolidated basis (ie, including cross-holdings of government stock and other Crown instruments) are:

	30 June 2008 $m		30 June 2007 $m
	Unconsolidated financial assets	Unconsolidated financial liabilities	Unconsolidated financial assets	Unconsolidated financial liabilities
NZDMO	16,578	32,952	12,939	32,370
Reserve Bank	18,159	16,160	17,718	16,176
Inland Revenue	14,294	4,575	13,193	3,294
NZ Superannuation Fund	13,791	494	12,576	90
ACC	12,958	720	12,169	570
NZ Post	7,385	7,243	5,119	4,943
Air New Zealand	2,065	1,932	1,749	2,069
EQC	5,615	6	5,484	5
Transpower	283	1,266	762	1,642
Customs	1,570	4	1,335	4
Ministry of Social Development	1,407	368	1,261	311
Mighty River Power	459	1,096	308	729
Meridian Energy	689	1,649	327	960
Genesis Energy	510	1,035	295	682

(a)  Significant accounting policies

Details of the significant accounting policies and methods adopted including the criteria for recognition, the basis of measurement and the basis on which income and expenses are recognised, in respect of each class of financial asset and financial liability are disclosed in Note 1 of the financial statements.

Note 32: Financial Instruments (continued)

(b) Classes and categories of financial assets

Financial instruments are measured at either fair value or amortised cost. Changes in the value of an instrument may be reported in the operating balance or directly in net worth depending on its designation. The following table details the value of financial assets and financial liabilities by class of instrument and by designation category, as defined in the accounting policies in Note 1.

	Designation
	Sovereign receivables	Amortised cost	Available for sale	Held for trading	Fair value through P&L	Total
Financial assets as at 30 June 2008	$m	$m	$m	$m	$m	$m
Cash and cash equivalents	—	3,804	—	—	—	3,804
Tax receivables (note 14)	7,398	—	—	—	—	7,398
Levies, fines and penalty receivables (note 14)	3,106	—	—	—	—	3,106
Social benefit receivables (note 14)	440	—	—	—	—	440
Trade and other receivables (note 14)	—	3,214	—	—	—	3,214
Student loans (note 17)	—	6,741	—	—	—	6,741
Kiwibank mortgages (note 17)	—	2,427	—	—	3,154	5,581
Other advances (note 17)	—	578	—	—	48	626
Long-term deposits (note 15)	—	2,787	—	—	—	2,787
Share investments (note 16)	—	—	76	—	12,888	12,964
Derivatives in gain (note 15)	—	—	—	1,563	—	1,563
Marketable securities (note 15)	—	—	759	490	35,402	36,651
IMF special drawing rights (note 15)	—	188	—	—	—	188
Total financial assets by designation	10,944	19,739	835	2,053	51,492	85,063

	Designation
	Sovereign receivables	Amortised cost	Available for sale	Held for trading	Fair value through P&L	Total
Financial assets as at 30 June 2007	$m	$m	$m	$m	$m	$m
Cash and cash equivalents	—	4,162	—	—	—	4,162
Tax receivables (note 14)	6,369	—	—	—	—	6,369
Levies, fines and penaltyreceivables (note 14)	2,589	—	—	—	—	2,589
Social benefit receivables (note 14)	394	—	—	—	—	394
Trade and other receivables (note 14)	—	2,703	2	—	—	2,705
Student loans (note 17)	—	6,011	—	—	—	6,011
Kiwibank mortgages (note 17)	—	885	—	—	2,752	3,637
Other advances (note 17)	—	553	—	—	527	1,080
Long-term deposits (note 15)	—	3,174	—	—	—	3,174
Share investments (note 16)	—	—	77	—	13,504	13,581
Derivatives in gain (note 15)	—	—	—	2,352	—	2,352
Marketable securities (note 15)	—	—	533	299	26,649	27,481
IMF special drawing rights (note 15)	—	183	—	—	—	183
Total financial assets by designation	9,352	17,671	612	2,651	43,432	73,718

Note 32: Financial Instruments (continued)

(c) Classes and categories of financial liabilities

	Designation
	Amortised cost	Held for trading	Fair value through P&L	Total
Financial liabilities as at 30 June 2008	$m	$m	$m	$m
Issued currency	3,530	—	—	3,530
Accounts payable (note 22)	6,444	—	—	6,444
Taxes repayable (note 22)	4,451	—	—	4,451
Borrowings: (note 23)
Government stock	13,722	—	4,794	18,516
Treasury bills	—	—	1,484	1,484
Government retail stock	423	—	—	423
Settlement deposits with Reserve Bank	—	—	7,750	7,750
Derivatives in loss	—	1,591	—	1,591
Finance lease liabilities	955	—	—	955
Other borrowings	10,784	—	4,607	15,391
Total borrowings	25,884	1,591	18,635	46,110
Total financial liabilities by designation	40,309	1,591	18,635	60,535

	Designation
	Amortised cost	Held for trading	Fair value through P&L	Total
Financial liabilities as at 30 June 2007	$m	$m	$m	$m
Issued currency	3,444	—	—	3,444
Accounts payable (note 22)	4,898	—	—	4,898
Taxes repayable (note 22)	3,179	—	—	3,179
Borrowings: (note 23)
Government stock	12,873	—	2,905	15,778
Treasury bills	—	—	2,098	2,098
Government retail stock	364	—	—	364
Settlement deposits with Reserve Bank	—	—	7,507	7,507
Derivatives in loss	—	1,126	—	1,126
Finance lease liabilities	954	—	—	954
Other borrowings	7,920	350	5,801	14,071
Total borrowings	22,111	1,476	18,311	41,898
Total financial liabilities by designation	33,632	1,476	18,311	53,419

Note 32: Financial Instruments (continued)

(d) Market risk

The Government’s activities expose it primarily to the financial risks of changes in interest rates (see (e) below), foreign exchange rates (see (f) below) and equity markets (see (g) below). These risks are managed at portfolio level consistent with the policy purpose of the portfolio and risk management objectives. Detailed information on the exposure to market risk and policies for managing this risk are available in the separate financial statements prepared by each entity.

The Government’s exposure to market risk reflects the combination of these portfolio management practices. These practices include use of Value-at-Risk (VaR) limits and stop-loss limits to manage risk. While NZDMO and Reserve Bank’s activities collectively manage the core Crown’s exposure to foreign exchange, there is no other centralised management of market or other risk.

There has been no change to the manner in which the Government, or more precisely the Crown reporting entities that manage the Government’s portfolios, manage and measure risks from the year ended 30 June 2007.

A variety of derivative financial instruments are used across the portfolios to manage exposure to interest rate, foreign currency and electricity sector risk including:

•      foreign exchange contracts and options to hedge exchange rate risk arising from foreign investments and liabilities as well as budgeted overseas purchases. Under foreign exchange contracts the Government agrees to exchange one currency for another at a future date using an exchange rate determined when the contract is entered into

•      interest rate swaps and options to manage interest rate risk. Under interest rate swap contracts, the Government agrees to exchange the difference between fixed and floating rate interest amounts calculated on agreed notional principal amounts. Such contracts enable the Government to mitigate the risk of changing interest rates on the fair value of issued fixed rate debt and the cash flow exposures on the issued variable rate debt

•      cross currency swaps combine an interest rate swap and a currency swap whereby the interest rate in one currency is fixed, and the interest rate in the other is floating. In doing so, they manage both interest rate and currency risk, and

•      electricity derivatives are typically “contracts for differences” entered into by the electricity generation State-owned enterprises to hedge against volatility in electricity prices.

Note 32: Financial Instruments (continued)

(d) Market risk (continued)

	Carrying value in gain	Notional value in gain	Carrying value in loss	Notional value in loss	Net carrying value
Derivatives as at 30 June 2008	$m	$m	$m	$m	$m
Foreign exchange contracts	206	6,028	510	15,524	(304)
Foreign exchange options	5	320	—	12	5
Cross currency swaps	570	2,861	521	2,985	49
Interest rate swaps	347	17,786	218	9,244	129
Interest rate options	—	25	—	110	—
Futures	—	1,119	1	303	(1)
Other derivatives	435	8,553	341	4,264	94
Total derivatives	1,563	36,692	1,591	32,442	(28)

Derivatives as at 30 June 2007	Carrying value in gain $m	Notional value in gain $m	Carrying value in loss $m	Notional value in loss $m	Net carrying value $m
Foreign exchange contracts	901	15,669	292	4,000	609
Foreign exchange options	11	143	—	—	11
Cross currency swaps	872	4,053	470	2,614	403
Interest rate swaps	372	16,334	346	8,949	27
Interest rate options	1	40	—	—	1
Futures	1	290	3	708	(2)
Other derivatives	192	4,315	15	1,066	177
Total derivatives	2,352	40,845	1,126	17,338	1,226

Some derivatives are reported using the hedge accounting approaches available under financial reporting standards. These approaches permit the effective portion of a cash flow hedging instrument to be initially reported in equity and subsequently transferred to the statement of financial performance or value of the hedged asset, while a fair value hedge enables the hedged item to be adjusted by the effective portion of the fair value hedge and for this adjustment to be reported in the statement of financial performance. The carrying values of hedge accounted derivatives are:

	Carrying value in gain $m	Carrying value in loss $m	Net carrying value $m
Hedge accounted derivatives as at 30 June 2008
Derivatives hedging fair value	1	64	(63)
Derivatives hedging cash flows	343	338	5
Hedge accounted derivatives as at 30 June 2007
Derivatives hedging fair value	—	122	(122)
Derivatives hedging cash flows	109	212	(103)

Note 32:  Financial Instruments (continued)

(d) Market risk (continued)

As a result of fair value hedge accounting, the hedged items were adjusted by a loss of $22 million (2007: gain of $59 million), which is included in the statement of financial performance along with the change in fair value of the hedging derivative.

The periods when cash flows are expected to occur from activities subject to cash flow hedge accounting and when they are expected to affect the operating balance are:

	>12 months	1-2 years	2-5 years	>5 years	Total
	$m	$m	$m	$m	$m
As at 30 June 2008
Timing of cash flows	(135)	(15)	13	—	(137)
Effect on operating balance	(160)	19	42	(84)	(183)

As at 30 June 2007
Timing of cash flows	(193)	(10)	4	(1)	(200)
Effect on operating balance	(103)	(11)	9	11	(94)

(e) Interest rate risk management

The Government is exposed to interest rate risk as entities in the government borrow and invest funds at both fixed and floating interest rates. The risk is managed at the entity level in accordance with their capital objectives and risk management policies.  These objectives and policies include maintaining an appropriate mix between fixed and floating rate borrowings, by the use of interest rate swap contracts and forward interest rate contracts, and by the use of Value-at-Risk and stop-loss limits.  Hedging activities are evaluated regularly to align with interest rate views and defined risk appetite; ensuring optimal hedging strategies are applied, by either positioning the balance sheet or protecting interest expense through different interest rate cycles.

Interest rate sensitivity analysis

The following analysis of financial instruments shows how the operating balance and equity reserves would have been affected by a 100 basis point increase or decrease in New Zealand interest rates while holding all other variables constant.  The effect on the operating balance is primarily from changes in interest revenue and interest expense on floating rate instruments and changes in value of instruments measured at fair value through profit and loss.  The Government does not have material exposure to foreign interest rates.

The sensitivity analyses below have been determined based on the exposure to interest rates for both derivatives and non-derivative financial instruments at the balance sheet date.  The effect of exposure to interest rates on the valuation of non-financial instruments, such as the ACC liability and GSF defined benefit plan, are provided in the relevant notes to the financial statements.

Movements in interest rates affect the financial results of the Government in the following manner:

•             the resulting valuation changes for fixed interest instruments that are measured at fair value through profit and loss will affect the operating balance, while the valuation changes of fixed interest instruments designated as available-for-sale will affect equity reserves

•             the resulting changes in interest expense and interest revenue on floating rate instruments will affect the operating balance, and

•             where derivatives are designated as cash flow hedges of floating rate instruments, equity reserves will be affected by the resulting changes in the fair value of these derivatives.

Note 32: Financial Instruments (continued)

(e) Interest rate risk management (continued)

If interest rates had been 100 basis points higher/(lower) at balance date and all other variables were held constant, the effect of financial instruments would increase/(decrease) the Government’s financial results as outlined in the following table.  The impact is net of hedging via interest rate derivatives.

Change in New Zealand Interest Rates

	Impact on operating balance		Impact on net worth
	2008	2007	2008	2007
	$m	$m	$m	$m
Increase 1% (100 basis points)	(408)	(379)	(401)	(369)
Decrease 1% (100 basis points)	467	444	459	433

The Government’s sensitivity to interest rates has not materially changed from the previous year.

(f) Foreign currency risk management

The Government undertakes transactions denominated in foreign currencies. Hence, exposures to exchange rate fluctuations arise. Exchange rate exposures are managed within approved policy parameters utilising forward foreign exchange contracts. The carrying amounts of the Government’s foreign currency denominated financial assets and financial liabilities translated to NZD at the reporting date are as follows:

As at 30 June 2008	NZD NZ $m	USD NZ $m	Yen NZ $m	Euro NZ $m	Other NZ $m	Total NZ $m
Cash and cash equivalents	2,745	517	97	115	330	3,804
Tax receivables	7,398	—	—	—	—	7,398
Levies, fines and penalty receivables	3,106	—	—	—	—	3,106
Social benefit receivables	440	—	—	—	—	440
Trade and other receivables	2,778	185	31	97	123	3,214
Student loans	6,741	—	—	—	—	6,741
Kiwibank mortgages	5,581	—	—	—	—	5,581
Other advances	622	—	—	—	4	626
Long-term deposits	1,968	409	31	83	296	2,787
Share investments	1,949	5,715	621	1,190	3,489	12,964
Derivatives in gain	13,575	(11,696)	(1,224)	43	865	1,563
Marketable securities	7,650	21,345	1,686	4,996	974	36,651
IMF special drawing rights	—	—	—	—	188	188
Total financial assets	54,553	16,475	1,242	6,524	6,269	85,063
Issued currency	3,530	—			—	3,530
Accounts payable	5,674	323	31	279	137	6,444
Taxes repayable	4,451	—	—	—	—	4,451
Government stock	18,516	—	—	—	—	18,516
Treasury bills	1,484	—	—	—	—	1,484
Government retail stock	423	—	—	—	—	423
Settlement deposits with Reserve Bank	7,750	—	—	—	—	7,750
Derivatives in loss	(16,296)	9,975	860	4,491	2,561	1,591
Finance lease liabilities	606	349	—	—	—	955
Other borrowings	11,543	2,288	358	—	1,202	15,391
Total financial liabilities	37,681	12,935	1,249	4,770	3,900	60,535
Net financial currency holdings	16,872	3,540	(7)	1,754	2,369	24,528

Note 32:  Financial Instruments (continued)

(f) Foreign currency risk management (continued)

As at 30 June 2007	NZD NZ $m	USD NZ $m	Yen NZ $m	Euro NZ $m	Other NZ $m	Total NZ $m
Cash and cash equivalents	2,875	900	55	147	185	4,162
Tax receivables	6,369	—	—	—	—	6,369
Levies, fines and penalty receivables	2,589	—	—	—	—	2,589
Social benefit receivables	394	—	—	—	—	394
Trade and other receivables	2,597	50	2	7	49	2,705
Student loans	6,011	—	—	—	—	6,011
Kiwibank mortgages	3,637	—	—	—	—	3,637
Other advances	1,078	—	—	—	2	1,080
Long-term deposits	2,109	684	15	172	194	3,174
Share investments	2,165	5,650	633	1,337	3,796	13,581
Derivatives in gain	26,718	(20,092)	(1,301)	(1,611)	(1,362)	2,352
Marketable securities	4,996	18,368	530	2,694	893	27,481
IMF special drawing rights	—	—	—	—	183	183
Total financial assets	61,538	5,560	(66)	2,746	3,940	73,718
Issued currency	3,444	—	—	—	—	3,444
Accounts payable	4,807	19	1	1	70	4,898
Taxes repayable	3,179	—	—	—	—	3,179
Government stock	15,778	—	—	—	—	15,778
Treasury bills	2,098	—	—	—	—	2,098
Government Retail stock	364	—	—	—	—	364
Settlement deposits with Reserve Bank	7,507	—	—	—	—	7,507
Derivatives in loss	(688)	(176)	(275)	1,556	710	1,126
Finance lease liabilities	642	312	—	—	—	954
Other borrowings	9,568	2,892	458	17	1,137	14,071
Total financial liabilities	46,699	3,046	184	1,574	1,916	53,419
Net financial currency holdings	14,839	2,514	(250)	1,172	2,024	20,299

The following table details the Government’s sensitivity to a 10% strengthening and weakening in the New Zealand dollar with all other variables held constant.  The sensitivity analysis includes outstanding foreign currency denominated monetary items and adjusts their translation at the period end for a 10% change in foreign currency rates.

The sensitivity analysis is net of hedging via foreign exchange derivatives, but does not include the impact on prices of goods and services purchased or sold in foreign currencies.

Change in New Zealand exchange rate

	Impact on operating balance		Impact on net worth
	2008 $m	2007 $m	2008 $m	2007 $m
Strengthen by 10%	(961)	(474)	(830)	(541)
Weaken by 10%	860	364	819	444

The Government’s sensitivity to foreign currency has increased during the current period mainly in relation to financial instrument portfolios held by NZDMO, the Reserve Bank and ACC.

Note 32: Financial Instruments (continued)

(g) Other price risks

The Government is exposed to share price risks arising from its holding of share investments.

Share price sensitivity analysis

Share investments are reported at fair value.  Movements in share prices therefore directly translate into movements in the value of the share investment portfolio.

The sensitivity analyses below have been determined based on the New Zealand Superannuation Fund’s, ACC’s and EQC’s exposure to share price risks at the reporting date. The combined portfolios of these three portfolios makes up 96% (2007:  96%) of the Government’s total share investments.

Change in share prices

	Impact on operating balance		Impact on net worth
	2008 $m	2007 $m	2008 $m	2007 $m
Strengthen/weaken by 10%	1,275	1,334	1,275	1,334

The Government’s sensitivity to share prices has not changed significantly from the prior year.

Note 32: Financial Instruments (continued)

(h) Credit risk management

Credit risk refers to the risk that a counterparty will default on its contractual obligations resulting in financial loss to the Group. The carrying value of financial assets equates to the maximum exposure to credit risk as at balance date.

The entities within the Government Reporting entity are responsible for managing their exposure to credit risk.  The credit risk management of sub-entities with financial asset portfolios (excluding tax and student loan receivables) greater than $1,000 million are outlined on page 120.

The current New Zealand Sovereign credit rating from Standard & Poor’s is AA+.

Entity	Credit Risk Management

Reserve Bank

Credit risk for foreign reserves management is monitored and managed daily. Exposures are controlled through comprehensive individual counterparty and issuer credit limits. Individual credit limits are set on the basis of the rating of the counterparty or issuers. The Bank also manages credit risk by receiving collateral. Collateral is likely to take the form of cash or government securities. The value of collateral held is required to be within a prescribed range of the value of the exposure to the counterparty. Valuations are updated daily and as a result additional collateral may be called for or excess collateral returned to the counterparty.

The Domestic Market Operations function gives rise to credit risk primarily by transacting foreign currency swaps and reverse repurchase transactions. The Bank accepts a wide range of pre-approved securities for reverse repurchase transactions. Acceptable securities include government securities, securities issued by registered banks, highly-rated entities including supranational organisations, local authorities and state-owned enterprises.

NZDMO

NZDMO manages credit risk through the credit screening of counterparties, use of credit exposure limits, and collateral requirements. Credit exposures are maintained only with highly rated institutions for which the probability of default is low. To diversify credit exposure, NZDMO limits its exposure to any one institution. The creditworthiness of counterparties is continuously monitored. Credit risk is further controlled by incorporating credit support annexes into master swap agreements with swap and foreign exchange counterparties.

NZS Fund

The instruments managers may use, and the credit worthiness of the counterparties, are detailed in the investment management agreements with managers. Derivative contracts and other particular investments entered into must be with entities that have an appropriate minimum credit rating as determined by an international credit rating agency.

EQC

The Commission reduces counterparty risk by investing funds only in securities with approved New Zealand banks with satisfactory credit ratings and which have significant presence in the New Zealand market. Exposure to any one bank is restricted in accordance with the Commission’s investment policy.

ACC

ACC’s investment committee has approved an authorised set of credit criteria (and in the case of New Zealand banks, an authorised list of bank counterparties) which are subject to credit limits and portfolio limits. The riskier a credit (the lower the credit rating and the more likely a default), the lower the approved credit limit. Investment in unrated debt is allowed if approved by ACC’s credit committee. All transactions involving fixed interest income security, derivative financial instruments and security lending must be undertaken with authorised banks or approved counterparties which have a long term Standard and Poor’s credit rating of AA- or better. Rating information is supplied by independent rating agencies. ACC’s exposure and the credit ratings of its counterparties are continuously monitored.

Entity	Credit Risk Management

Air New Zealand

Air New Zealand places cash, short term deposits and derivative financial instruments with good credit quality counterparties, having a minimum Standard and Poors credit rating of A. Limits are placed on the exposure to any one financial institution.

Credit evaluations are performed on all customers requiring direct credit. Air New Zealand is not exposed to any concentrations of credit risk within receivables, other assets and derivatives. Air New Zealand does not require collateral or other security to support financial instruments with credit risk. A significant proportion of receivables are settled through the International Aviation Travel Association (IATA) clearing mechanism which undertakes its own credit review of members.

NZ Post (including Kiwibank)

NZ Post has policies and processes for managing risks: specific policy benchmarks and parameters set by its Board. The policy benchmarks are measured and monitored on an on-going basis.

Kiwibank’s credit risks arise from lending to customers and from inter-bank, treasury, international and capital market activities. Key elements of the management framework are:

	•	The Board of Kiwibank employs a structure of delegated authorities to implement and monitor the multiple facets of credit risk management.

	•	The overall composition and quality of the credit portfolios is monitored taking into account the potential changes in economic conditions.

	•	Kiwibank has clearly defined credit underwriting policies and standards for all lending.

	•	Credit exposures are monitored regularly through the examination of irregular and delinquent accounts.

	•	Operationally, credit risk is controlled through a combination of approvals, limits, monitoring and review procedures.

Note 32:  Financial Instruments (continued)

(h) Credit risk management (continued)

Concentrations of credit exposure classified by credit rating, geography and industry of the counterparty are provided in the following tables.

Concentration of credit exposure by credit rating (using the lower rating of Standard & Poor’s or Moody’s)

As at 30 June 2008	AAA $m	AA $m	A $m	Other $m	Non-rated $m	Total $m
Cash and cash equivalents	551	2,592	45	36	580	3,804
Tax receivables (note 14)(1)	—	—	—	—	7,398	7,398
Levies, fines and penaltyreceivables (note 14)	—	—	—	—	3,106	3,106
Social benefit receivables (note 14)	—	—	—	—	440	440
Trade and other receivables (note 14)	—	—	—	—	3,214	3,214
Student loans (note 17)	—	—	—	—	6,741	6,741
Kiwibank mortgages (note 17)(2)	—	—	—	—	5,581	5,581
Other advances (note 17)	—	15	—	96	515	626
Long-term deposits (note 15)	280	2,436	54	1	16	2,787
Derivatives in gain (note 15)	55	1,231	43	68	166	1,563
Marketable securities (note 15)	18,046	9,330	1,278	4,375	3,622	36,651
IMF special drawing rights (note 15)	—	—	—	188	—	188
Share investments (note 16)	158	587	1,337	4,976	5,906	12,964
Total credit exposure by credit rating	19,090	16,191	2,757	9,740	37,285	85,063

As at 30 June 2007	AAA $m	AA $m	A $m	Other $m	Non-rated $m	Total $m
Cash and cash equivalents	782	2,845	43	16	476	4,162
Tax receivables (note 14)(1)	—	—	—	—	6,369	6,369
Levies, fines and penaltyreceivables (note 14)	—	—	—	—	2,589	2,589
Social benefit receivables (note 14)	—	—	—	—	394	394
Trade and other receivables (note 14)	—	—	—	—	2,705	2,705
Student loans (note 17)	—	—	—	—	6,011	6,011
Kiwibank mortgages (note 17)(2)	—	—	—	—	3,637	3,637
Other advances (note 17)	—	562	—	75	443	1,080
Long-term deposits (note 15)	557	2,586	—	9	22	3,174
Derivatives in gain (note 15)	82	2,061	30	78	101	2,352
Marketable securities (note 15)	12,043	8,947	986	2,806	2,699	27,481
IMF special drawing rights (note 15)	—	—	—	183	—	183
Share investments (note 16)	200	683	1,640	5,905	5,153	13,581
Total credit exposure by credit rating	13,664	17,684	2,699	9,072	30,599	73,718

(1)  In determining the recoverability of tax receivables Inland Revenue uses information about the extent to which the taxpayer is contesting the assessment and experience of the outcomes of such disputes, from lateness of payment and other information obtained from credit collection actions taken. Credit ratings of taxpayers are not relevant to the tax collection process and therefore tax receivables have been classified as non-rated.

(2)  Kiwibank mortgages consist mainly of residential lending.  Therefore these financial assets have been classified as non-rated for the purposes of credit risk.

Note 32:  Financial Instruments (continued)

(h) Credit risk management (continued)

Concentration of credit exposure by geographical area:

As at 30 June 2008	United States of America $m	Europe $m	Japan $m	Australia $m	New Zealand $m	Supra- national $m	Other $m	Total $m
Cash and cash equivalents	441	170	96	134	2,357	4	602	3,804
Tax receivables (note 14)	—	—	—	—	7,398	—	—	7,398
Levies, fines and penalty receivables (note 14)	—	—	—	—	3,106	—	—	3,106
Social benefit receivables (note 14)	—	—	—	—	440	—	—	440
Trade and other receivables (note 14)	—	—	—	—	3,214	—	—	3,214
Student loans (note 17)(1)	—	—	—	—	6,741	—	—	6,741
Kiwibank mortgages (note 17)	—	—	—	—	5,581	—	—	5,581
Other advances (note 17)	10	—	—	—	615	—	1	626
Long-term deposits (note 15)	261	75	1	27	2,227	—	196	2,787
Derivatives in gain (note 15)	318	291	1	246	691	—	16	1,563
Marketable securities (note 15)	4,200	16,434	1,667	2,009	7,221	2,397	2,723	36,651
IMF special drawing rights (note 15)	—	—	—	—	—	188	—	188
Share investments (note 16)	4,069	3,361	927	1,460	2,155	—	992	12,964
Total credit exposure by geographical area	9,299	20,331	2,692	3,876	41,746	2,589	4,530	85,063

(1)  At 30 June 2008 14.5% of student loan borrowers were overseas.  The majority of these individuals are overseas for a short time and therefore the credit risk is not significantly impacted by their current location.

Note 32:  Financial Instruments (continued)

(h) Credit risk management (continued)

Concentration of credit exposure by geographical area:

As at 30 June 2007	United States of America $m	Europe $m	Japan $m	Australia $m	New Zealand $m	Supra- national $m	Other $m	Total $m
Cash and cash equivalents	872	62	50	37	3,082	7	52	4,162
Tax receivables (note 14)	—	—	—	—	6,369	—	—	6,369
Levies, fines and penalty receivables (note 14)	—	—	—	—	2,589	—	—	2,589
Social benefit receivables (note 14)	—	—	—	—	394	—	—	394
Trade and other receivables (note 14)	—	—	—	—	2,705	—	—	2,705
Student loans (note 17)(1)	—	—	—	—	6,011	—	—	6,011
Kiwibank mortgages (note 17)						3,637	—	3,637
Other advances (note 17)	545	—	—	—	535	—	—	1,080
Long-term deposits (note 15)	554	110	1	52	2,429	—	28	3,174
Derivatives in gain (note 15)	298	544	—	448	999	—	63	2,352
Marketable securities (note 15)	3,933	12,310	1,023	1,715	4,936	2,654	910	27,481
IMF special drawing rights (note 15)	—	—	—	—	—	183	—	183
Share investments (note 16)	4,087	3,624	957	1,625	2,393	—	895	13,581
Total credit exposure by geographical area	10,289	16,650	2,031	3,877	36,079	2,844	1,948	73,718

(1)  At 30 June 2007 12.9% of student loan borrowers were overseas.  The majority of these individuals are overseas for a short time and therefore the credit risk is not significantly impacted by their current location.

Note 32:  Financial Instruments (continued)

(h) Credit risk management (continued)

Concentration of credit exposure by industry:

As at 30 June 2008	Sovereign issuers $m	Supra- national $m	NZ banking sector $m	Foreign banking sector $m	Other $m	Other Individual $m	Total $m
Cash and cash equivalents	484	4	2,394	381	541	—	3,804
Tax receivables (note 14)(1)	—	—	—	—	7,398	—	7,398
Levies, fines and penalty receivables (note 14)	—	—	—	—	—	3,106	3,106
Social benefit receivables (note 14)	—	—	—	—	—	440	440
Trade and other receivables (note 14)	—	—	—	—	3,214	—	3,214
Student loans (note 17)	—	—	—	—	—	6,741	6,741
Kiwibank mortgages (note 17)(2)	—	—	—	—	—	5,581	5,581
Other advances (note 17)	—	—	108	11	178	329	626
Long-term deposits (note 15)	261	—	2,227	299	—	—	2,787
Derivatives in gain (note 15)	—	—	388	786	389	—	1,563
Marketable securities (note 15)	6,383	2,499	921	7,743	19,105	—	36,651
IMF special drawing rights (note 15)	—	188	—	—	—	—	188
Share investments (note 16)	—	—	2	446	12,471	45	12,964
Total credit exposure by industry	7,128	2,691	6,040	9,666	43,296	16,242	85,063

(1)  In determining the recoverability of tax receivables Inland Revenue uses information about the extent to which the taxpayer is contesting the assessment and experience of the outcomes of such disputes, from lateness of payment and other information obtained from credit collection actions taken. The industry of taxpayers is not relevant to the collection process and therefore tax receivables have been classified as other.

(2)  Kiwibank mortgages consist mainly of residential lending.  Therefore these financial assets have been classified as other individual for the purposes of credit risk.

Note 32:  Financial Instruments (continued)

(h) Credit risk management (continued)

Concentration of credit exposure by industry:

As at 30 June 2007	Sovereign issuers $m	Supra- national $m	NZ banking sector $m	Foreign banking sector $m	Other $m	Other Individual $m	Total $m
Cash and cash equivalents	667	4	2,607	454	430	—	4,162
Tax receivables (note 14)(1)	—	—	—	—	6,369	—	6,369
Levies, fines and penalty receivables (note 14)	—	—	—	—	—	2,589	2,589
Social benefit receivables (note 14)	—	—	—	—	—	394	394
Trade and other receivables (note 14)	—	—	—	—	2,705	—	2,705
Student loans (note 17)	—	—	—	—	—	6,011	6,011
Kiwibank mortgages (note 17)(2)	—	—	—	—	—	3,637	3,637
Other advances (note 17)	—	—	97	—	736	247	1,080
Long-term deposits (note 15)	554	—	2,416	196	8	—	3,174
Derivatives in gain (note 15)	—	—	764	1,218	370	—	2,352
Marketable securities (note 15)	4,724	2,654	747	7,836	11,520	—	27,481
IMF special drawing rights (note 15)	—	183	—	—	—	—	183
Share investments (note 16)	—	—	3	646	12,901	31	13,581
Total credit exposure by industry	5,945	2,841	6,634	10,350	35,039	12,909	73,718

(1)  In determining the recoverability of tax receivables Inland Revenue uses information about the extent to which the taxpayer is contesting the assessment and experience of the outcomes of such disputes, from lateness of payment and other information obtained from credit collection actions taken. The industry of taxpayers is not relevant to the collection process and therefore tax receivables have been classified as other.

(2)  Kiwibank mortgages consist mainly of residential lending.  Therefore these financial assets have been classified as other individual for the purposes of credit risk.

Note 32:  Financial Instruments (continued)

(h) Credit risk management (continued)

The credit quality of financial assets that are neither past due nor impaired (using the lower of Standard & Poor’s or Moody’s rating) are:

Concentration of credit quality by credit rating for financial assets neither past due nor impaired - loans, marketable securities, deposits and derivatives in gain

	AAA	AA	A	Other	Non-rated	Total
As at 30 June 2008	$m	$m	$m	$m	$m	$m
Kiwibank mortgages (note 17)	—	—	—	—	5,555	5,555
Other advances (note 17)	—	39	—	—	480	519
Long-term deposits (note 15)	280	2,436	54	1	16	2,787
Derivatives in gain (note 15)	55	1,231	43	68	166	1,563
Marketable securities (note 15)	18,046	9,330	1,278	4,375	3,622	36,651
Total credit exposure by credit rating	18,381	13,036	1,375	4,444	9,839	47,075

As at 30 June 2007	AAA $m	AA $m	A $m	Other $m	Non-rated $m	Total $m
Kiwibank mortgages (note 17)	—	—	—	—	3,628	3,628
Other advances (note 17)	—	543	—	—	408	951
Long-term deposits (note 15)	557	2,586	—	9	22	3,174
Derivatives in gain (note 15)	82	2,061	30	78	101	2,352
Marketable securities (note 15)	12,043	8,947	986	2,806	2,699	27,481
Total credit exposure by credit rating	12,682	14,137	1,016	2,893	6,858	37,586

Financial asset portfolios administered by Inland Revenue and the Ministry of Social Development are excluded from the above analysis as discussion on credit risk is included in notes 14 and 17.

In some instances, financial assets would be reported as either past their due date or impaired if it were not for the fact that their terms had been renegotiated.  The carrying value of these renegotiated assets is:

	30 June	30 June
	2008 $m	2007 $m
Financial assets	26	3

Note 32: Financial Instruments (continued)

(i)   Liquidity risk management

Liquidity risk refers to the loss due to the lack of liquidity preventing quick or cost-effective liquidation of products, positions or portfolios.

Liquidity risk is managed on an individual entity basis generally by maintaining adequate reserves, banking facilities and reserve borrowing facilities, by continuously monitoring forecast and actual cash flows.

The following table details the Government’s remaining contractual maturity for its financial liabilities.  The table has been drawn up based on:

•             the undiscounted cash flows of financial liabilities based on the earliest date on which the Government can be required to pay, and

•             both interest and principal cash flows.

As at 30 June 2008	Carrying value $m	Contractual cash flows $m	0-12 months $m	1-2 years $m	2-5 years $m	5-10 years $m	> 10 years $m
Issued currency	3,530	3,530	3,530	—	—	—	—
Accounts payable	6,444	6,601	6,503	93	5	—	—
Taxes repayable	4,451	4,451	4,451	—	—	—	—
Government stock	18,516	22,841	3,761	4,792	8,142	6,146	—
Treasury bills	1,484	1,497	1,497	—	—	—	—
Government retail stock	423	434	397	37	—	—	—
Settlement deposits with Reserve Bank	7,750	7,750	7,750	—	—	—	—
Finance lease liabilities	955	1,304	130	123	342	708	1
Other borrowings	15,391	16,430	9,768	823	2,208	2,989	642
Total non-derivative liabilities	58,944	64,838	37,787	5,868	10,697	9,843	643
Derivatives in loss settled net	1,591	662	418	60	40	105	39
Derivatives settled gross:
- inflow		40,239	28,576	2,364	4,701	4,490	108
- outflow		39,724	28,744	2,168	4,392	4,296	124

Note 32:  Financial Instruments (continued)

(i) Liquidity management

As at 30 June 2007	Carrying value $m	Contractual cash flows $m	0-12 months $m	1-2 years $m	2-5 years $m	5-10 years $m	> 10 years $m
Issued currency	3,444	3,444	3,444	—	—	—	—
Accounts payable	4,898	5,195	5,092	97	6	—	—
Taxes repayable	3,179	3,179	3,179	—	—	—	—
Government stock	15,778	20,447	979	3,598	8,031	5,215	2,624
Treasury bills	2,098	2,118	2,118	—	—	—	—
Government Retail stock	364	372	329	35	8	—	—
Settlement deposits with Reserve Bank	7,507	7,507	7,507	—	—	—	—
Finance Lease Liabilities	954	956	93	71	194	597	1
Other borrowings	14,071	14,783	9,090	940	1,215	3,234	304
Total non-derivative liabilities	52,293	58,001	31,831	4,741	9,454	9,046	2,929
Derivatives in loss settled net	1,126	519	226	63	109	120	1
Derivatives settled gross:
- inflow	36,518	25,975	2,259	3,414	3,691	1,179	36,518
- outflow	34,377	24,640	2,097	3,079	3,440	1,121	34,377

The Government has access to financing facilities, of which the total unused amount at 30 June 2008 was $1,044 million (2007:  $1,457 million). The Government expects to meet its obligations from operating cash flows, from the results of bond tenders, and proceeds of maturing financial assets.

Note 33:  Impact of Adoption of NZ IFRS

The aim of this section is to explain how the transition from previous GAAP to NZ IFRS has affected the reported financial position and financial performance of the Government of New Zealand.

The Government is reporting in compliance with NZ IFRS for periods beginning on and after 1 July 2007.  Previous reporting has been on the basis of approved accounting standards applicable in New Zealand at the time.  The following pages describe the impact of the adoption of NZ IFRS by providing reconciliations between the previous GAAP and the comparative information shown in these financial statements for:

•            net worth as at 1 July 2006 and as at 30 June 2007, and

•            the operating balance for the year ended 30 June 2007.

In addition to changes in measurement and recognition rules, NZ IFRS has resulted in a number of changes to the format of the financial statements.  The major reclassifications are:

•            depreciation and amortisation previously classified under operating expenses now separately disclosed

•            share investments previously classified under marketable securities now separately disclosed

•            some properties held by Land Information New Zealand (LINZ) have been reclassified from assets for sale to property, plant and equipment and as a result have been fair valued

•            settlement deposits with the Reserve Bank previously classified under borrowings – sovereign guaranteed now separately disclosed

•            separation of borrowings between sovereign guaranteed and non-sovereign guaranteed no longer in the statement of financial position (transferred to the statement of borrowings)

•            payables and provisions previously classified as one category now split

•            some interest, dividend income, and interest expense are now classified as gains and losses on financial instruments

•            sales of goods and services are now classified as other revenue and vice versa, and

•            social assistance in relation to ACC payments is now classified under insurance expenses.

Note 33:  Impact of Adoption of NZ IFRS (continued)

		As at	As at
		1 July	30 June
		2006	2007
	Note	$m	$m
Net worth per published accounts (previous GAAP)		71,403	95,836
Rail network valuation	a	10,330	—
Increase in investment in associates	a	277	—
Amended net worth (previous GAAP)		82,010	95,836
Changes as a result of transition to NZ IFRS
Revaluation of GSF	b	3,133	3,234
Inclusion of a risk premium on ACC liability	c	(1,603)	(1,976)
Inclusion of derivatives	d	304	(386)
Fair value adjustments to receivables	e	(369)	(481)
Revaluation of NPF liability	f	195	178
Goodwill amortisation	g	—	98
Increase in investment in associates	h	73	172
Other movements		228	152
Net worth per NZ IFRS published accounts		83,971	96,827

	Note	Year to 30 June 2007 $m
Operating balance published accounts (previous GAAP)		8,663
Changes as a result of transition to NZ IFRS
Revaluation of GSF	b	4
Inclusion of a risk premium on ACC liability	c	(373)
Inclusion of derivatives	d	(226)
Fair value adjustments to receivables	e	(202)
Revaluation of NPF liability	f	(12)
Goodwill amortisation	g	98
Other movements		70
Operating balance per NZ IFRS published accounts		8,022

Note 33:  Impact of Adoption of NZ IFRS (continued)

Notes to the NZ IFRS Transition

a)         On 1 July 2006 the accounting policy regarding the valuation basis of the rail network changed to depreciated replacement cost.  Previously this asset was reported at historical cost. In addition, the Crown’s investment in Massey University increased on 1 July 2006 by $277 million in relation to asset revaluations.

b)        The reporting of the Government Superannuation Fund (GSF) has changed due to applying a specific standard for employee benefits, including pension schemes, under NZ IFRS. The main changes to the financial statements were:

•            a reduction in the net liability of GSF due to valuing the liability on the basis that the Government meets its obligation on a pay-as-needed basis, rather than the amount to be invested today to fully fund future contributions under pre adoption of NZ IFRS. This latter approach assumes the Fund would invest in assets that would generate revenue on which there would be an additional obligation to pay tax, and

•            a netting of GSF plan assets against the pension liability (nil impact on net worth).

c)         The reporting of the ACC liability has changed owing to new requirements under NZ IFRS. The main changes to the financial statements were:

•            the ACC liability has increased due to adding an additional risk premium and liability adequacy test on the unearned levy liability to meet estimated future claims. The actuarially calculated liability under pre adoption of NZ IFRS represented a mid-point estimate – that is, equal chance of actual payouts being greater than or less than the estimate. To that extent, it represented the most likely outcome. Introducing an additional risk premium and liability adequacy test under NZ IFRS does not change the relative risk of ACC’s activities; rather it simply changes how this risk is reported, and

•            changes to the presentation of the unearned levy liability (nil impact on net worth).

d)        Under NZ IFRS all derivative contracts must be recognised in the statement of financial position at fair value.

e)         Receivables from taxes and fines have been written down to reflect the time value of money and collection costs.

f)           The reduction in the National Provident Fund (NPF) liability is due to the tax effect of valuing the liability on the basis of determining present value of payments to this scheme under current arrangements, rather than the current approach which determines what payment would be required today to settle all future obligations.

g)        Under NZ IFRS goodwill is not amortised over a specified period.  Instead, an annual impairment test is conducted.

h)        The Crown’s investment in Christchurch and Invercargill airports was deemed significant influence under NZ IFRS increasing the investment at 1 July 2006 and 30 June 2007 by $73 million and $172 million respectively.

Note 34:  Subsequent Events

On 1 July 2008, negotiations were completed and an agreement was signed for the purchase of 100% of the shares in Toll (New Zealand) Limited. Prior to the acquisition, assets and operations not integral to the rail operation were separated out of Toll (New Zealand) Limited.  On acquisition by the Government, the company was renamed KiwiRail Limited.

Ownership of the rail business is intended to place the Government in a better position to integrate rail planning and funding with its wider transport policy, and to ensure capital investment for improving the rolling stock.

The cost of acquisition of the company was $690 million, settled in cash on 1 July. The assets acquired and liabilities assumed as a result of this purchase will be consolidated into the Financial Statements of Government from 1 July 2008, and the process to identify and value these individual items in accordance with NZ IFRS 3 Business Combinations has begun.  Until this task is completed, an estimation of the full financial effect of this acquisition is not available.

Statement of Borrowings

as at 30 June 2008

Forecast			Actual
Original Budget $m	Estimated Actuals $m		30 June 2008 $m	30 June 2007 $m
		Borrowings
17,732	18,683	Government stock(1)	18,516	15,778
2,786	1,389	Treasury bills	1,484	2,098
358	386	Government retail stock	423	364
7,523	7,465	Settlement deposits with Reserve Bank	7,750	7,507
300	780	Derivatives in loss(2)	1,591	1,126
958	1,251	Finance lease liabilities	955	954
16,707	15,592	Other borrowings	15,391	14,071
46,364	45,546	Total borrowings(3)	46,110	41,898
33,167	32,912	Sovereign-guaranteed debt(4)	33,192	31,163
13,197	12,634	Non-sovereign debt	12,918	10,735
46,364	45,546	Total borrowings(3)	46,110	41,898

Notes on Borrowings

(1)  Government stock includes $295 million of infrastructure bonds.

(2)  Derivatives are included in either borrowings or marketable securities depending on their gain or loss position at balance date. This treatment leads to fluctuations in individual items within the Statement of Borrowings, primarily due to exchange rate movements.

(3)  Total Borrowings (Gross Debt) is the total borrowings (both sovereign-guaranteed and non-sovereign guaranteed) of the total Crown. This equates to the amount in the total Crown balance sheet and represents the complete picture of whole-of-Crown debt obligations to external parties.

(4)  Total Borrowings (Gross Debt) can be split into sovereign-guaranteed and non-sovereign-guaranteed debt. This split reflects the fact that borrowings by SOEs and Crown entities is not explicitly guaranteed by the Crown.  No debt of SOEs and Crown entities is currently guaranteed by the Crown.

Statement of Unappropriated Expenditure

for the year ended 30 June 2008

An appropriation is a statutory authorisation by Parliament for the incurring of expenses or capital expenditure.  This Statement reports expenses or capital expenditure without appropriation and in excess, or outside the scope, of existing appropriations.  This Statement also reports breaches of projected net asset balance limits set by section 22(3) of the Public Finance Act 1989.

Section 26B of the Public Finance Act 1989 authorises the Minister of Finance to approve limited amounts of expenses or capital expenditure in excess of, but within the scope, of an existing appropriation.  Unappropriated amounts incurred in terms of such an approval are shown separately in this Statement.

Expenses or capital expenditure incurred without or outside the scope of appropriation or any other authority is unlawful unless validated by Parliament.  Unappropriated expenses or capital expenditure in excess of the limits which the Minister of Finance can approve under section 26B of the Public Finance Act 1989 require validating legislation.  Such validating legislation will be accompanied by a report to the House of Representatives that sets out the unappropriated items together with an explanation of the Minister Responsible for the expenses or capital expenditure.

Amounts in this Statement are expressed in thousands of dollars, reflecting the level at which appropriations are made.

Statement of Unappropriated Expenditure (continued)

for the year ended 30 June 2008

Unappropriated expenditure approved under Section 26B of the Public Finance Act 1989

Department Vote	Appropriation	Supplementary Estimates of Appropriations 2007/08 $000	Amount in Excess of Appropriation $000
Department of Building and Housing
Housing	Benefit and Other Unrequited Expenses
	Income Related Rental Subsidy	463,363	1,802
Department of Corrections
Corrections	Departmental Output Expenses
	Community-Based Sentences and Orders(1)	105,149	584
	Custody of Remand Prisoners(2)	128,061	591
	Information Services(3)	41,176	194
	Prisoner Employment(4)	45,067	84
	Rehabilitative Progammes and Reintegrative Services(5)	56,928	273
Crown Law Office
Attorney-General	Departmental Output Expenses
	Supervision and Conduct of Crown Prosecutions	34,515	168
Government Communications Security Bureau
Communications Security and Intelligence	Intelligence and Security Department Expenses and Capital Expenditure
	Communications Security and Intelligence	40,345	788
Department of Internal Affairs
Ministerial Services	Other Expenses to be Incurred by the Crown
	Ministers’ Internal and External Travel	10,440	156

(1) The Supplementary Estimates of Appropriations of $104,909,000 has been increased by $240,000 by a transfer under section 26A of the Public Finance Act 1989.

(2) The Supplementary Estimates of Appropriations of $122,951,000 has been increased by $5,110,000 by a transfer under section 26A of the Public Finance Act 1989.

(3) The Supplementary Estimates of Appropriations of $39,216,000 has been increased by $1,960,000 by a transfer under section 26A of the Public Finance Act 1989.

(4) The Supplementary Estimates of Appropriations of $44,567,000 has been increased by $500,000 by a transfer under section 26A of the Public Finance Act 1989.

(5) The Supplementary Estimates of Appropriations of $59,128,000 has been decreased by $2,200,000 by a transfer under section 26A of the Public Finance Act 1989.

Statement of Unappropriated Expenditure (continued)

for the year ended 30 June 2008

Unappropriated expenditure approved under Section 26B of the Public Finance Act 1989 (continued)

Department Vote	Appropriation	Supplementary Estimates of Appropriations 2007/08 $000	Amount in Excess of Appropriation $000
Department of Labour
Immigration	Departmental Output Expenses
	Services to Position New Zealand as an International Citizen with Immigration-Related Interests and Obligations	16,553	46
Labour	Departmental Output Expenses
	Services to Promote and Support the Safe Management of Hazardous Substances in the Workplace and Amusement Devices	4,533	5
Office of the Ombudsmen
Ombudsmen	Departmental Output Expenses
	Investigation and Resolution of Complaints about Government Administration	6,092	56
Parliamentary Commissioner for the Environment
Parliamentary Commissioner for the Environment	Departmental Output Expenses
	Reports and Advice	2,040	12
Ministry of Social Development
Social Development	Benefit and Other Unrequited Expenses
	Orphans’/Unsupported Child’s Benefit	80,616	6
	Sickness Benefit	581,357	511
	Special Benefit	71,055	129
	Temporary Additional Support	53,246	692
	Unemployment Benefit	456,694	986
	Capital Expenditure to be Incurred by the Crown
	Recoverable Assistance	118,287	876
Veterans’ Affairs - Social Development	Benefit and Other Unrequited Expenses
	Medical Treatment	18,884	340
	War Disablement Pensions	133,235	1,076

Statement of Unappropriated Expenditure (continued)

for the year ended 30 June 2008

Unappropriated expenditure in excess of appropriation, with Cabinet approval to use imprest supply

Department Vote	Appropriation	Supplementary Estimates of Appropriations 2007/08 $000	Amount in Excess of Appropriation $000
Ministry of Economic Development
Energy	Non-Departmental Output Expenses
	Maintenance and Operation of Whirinaki(1)	33,500	16,763
Ministry of Education
Education	Other Expenses to be Incurred by the Crown
	Early Childhood Education(2)	807,230	21,647
Department of Labour
Labour	Non-Departmental Output Expenses
	Employment Relations Education Contestable Fund(3)	2,169	242
New Zealand Food Safety Authority
Food Safety	Departmental Output Expenses
	Response to Food Safety Emergencies(4)	355	288
New Zealand Police
Police	Departmental Output Expenses
	Case Resolution and Support to Judicial Process(5)	74,740	18,768
State Services Commission
State Services	Departmental Output Expenses
	Government Shared Network(6)	13,221	8,491

(1) Additional authority of $40,000,000 was granted subsequent to the Supplementary Estimates of Appropriations 2007/08 and prior to the expense being incurred.

(2) Additional authority of $23,800,000 was granted subsequent to the Supplementary Estimates of Appropriations 2007/08 and prior to the expense being incurred.

(3) Additional authority of $330,000 was granted subsequent to the Supplementary Estimates of Appropriations 2007/08 and prior to the expense being incurred.

(4) Additional authority of $297,000 was granted subsequent to the Supplementary Estimates of Appropriations 2007/08 and prior to the expense being incurred.

(5) Additional authority of $19,444,000 was granted subsequent to the Supplementary Estimates of Appropriations 2007/08 and prior to the expense being incurred.

(6) Additional authority of $15,146,000 was granted subsequent to the Supplementary Estimates of Appropriations 2007/08 and prior to the expense being incurred.

Statement of Unappropriated Expenditure (continued)

for the year ended 30 June 2008

Unappropriated expenditure without appropriation or outside scope of an appropriation, with Cabinet approval to use imprest supply

Department Vote	Appropriation	Supplementary Estimates of Appropriations 2007/08 $000	Amount in Excess of Appropriation $000
The Treasury
Finance	Other Expenses to be Incurred by the Crown
	Atihau-Whanganui Incorporation Ex-Gratia Payment(1)	—	23,000

Unappropriated expenditure in excess of appropriation, without Cabinet approval to use imprest supply

Department Vote	Appropriation	Supplementary Estimates of Appropriations 2007/08 $000	Amount in Excess of Appropriation $000
Ministry of Education
Education	Other Expenses to be Incurred by the Crown
	Interest Subsidy for Schools	740	116
Ministry of Health
Health	Non-Departmental Output Expenses
	National Maternity Services	109,576	15,048
	Departmental Output Expenses
	Administration of Legislation and Regulations(2)	19,826	3,012
	Funding and Performance of Crown Entities(2)	7,982	1,235
	Information Services(2)	45,190	1,139
	Servicing of Ministers and Ministerial Committees(2)	13,810	474

(1) Additional authority of $23,000,000 was granted subsequent to the Supplementary Estimates of Appropriations 2007/08 and prior to the expense being incurred.

(2) This figure was the authority provided by the Appropriation (2007/08 Estimates) Act 2007 plus in-year cabinet approvals, which together represent the authority in place when the in-year breach occurred.

Statement of Unappropriated Expenditure (continued)

for the year ended 30 June 2008

Unappropriated expenditure in excess of appropriation, without Cabinet approval to use imprest supply (continued)

Department Vote	Appropriation	Supplementary Estimates of Appropriations 2007/08 $000	Amount in Excess of Appropriation $000
Inland Revenue Department
Revenue	Benefits and Other Unrequited Expenses
	KiwiSaver: Fee Subsidy	13,000	9,815
	KiwiSaver: Interest	4,800	252
	KiwiSaver: Kickstart Payment	663,000	43,662
	KiwiSaver: Member Tax Credit	248,000	80,731
	Payroll Subsidy	820	142
	Other Expenses to be Incurred by the Crown
	Impairment of Debt Relating to Child Support	85,000	62,044
	Impairment of Debt Relating to General Tax and Family Support	150,000	95,239
Ministry of Justice
Courts	Other Expenses to be Incurred by the Crown
	Costs in Criminal Cases	300	301
	Family Court Professional Services	30,740	771
	MVDT Adjudicator Remuneration and Assessors Costs	292	13
Ministry of Justice - OTS
Treaty Negotiations	Departmental Output Expenses
	Policy Advice - Treaty Negotiations	11,213	1,391

Statement of Unappropriated Expenditure (continued)

for the year ended 30 June 2008

Unappropriated expenditure in excess of appropriation, without Cabinet approval to use imprest supply (continued)

Department Vote	Appropriation	Supplementary Estimates of Appropriations 2007/08 $000	Amount in Excess of Appropriation $000
New Zealand Defence Force
Defence Force	Departmental Output Expenses
	Fixed Wing Transport Forces (1)	174,948	408
	Land Combat Forces (2)	328,882	98
	Land Combat Service Support Forces (3)	137,584	224
	Maritime Patrol Forces (4)	145,261	2,023
	Rotary Wing Transport Forces (5)	118,309	302
New Zealand Police
Police	Departmental Output Expenses
	Investigations(6)	336,389	9,846
	Policy Advice and Ministerial Servicing(7)	1,728	940
Ministry of Transport
Transport	Departmental Output Expenses
	Next Steps Review Implementation	2,400	343
	Sector Leadership and Support(8)	1,785	258

(1) The Supplementary Estimates of Appropriations of $178,023,000 has been reduced by $3,075,000 transferred out of this Output Class by the Public Finance (Transfers Between Outputs) Order 2008 (SR 2008/168).

(2) The Supplementary Estimates of Appropriations of $324,682,000 has been increased by $4,200,000 transferred into this Output Class by the Public Finance (Transfers Between Outputs) Order 2008 (SR 2008/168).

(3) The Supplementary Estimates of Appropriations of $135,134,000 has been increased by $2,450,000 transferred into this Output Class by the Public Finance (Transfers Between Outputs) Order 2008 (SR 2008/168).

(4) The Supplementary Estimates of Appropriations of $149,736,000 has been reduced by $4,475,000 transferred out of this Output Class by the Public Finance (Transfers Between Outputs) Order 2008 (SR 2008/168).

(5) The Supplementary Estimates of Appropriations of $118,859,000 has been reduced by $550,000 transferred out of this Output Class by the Public Finance (Transfers Between Outputs) Order 2008 (SR 2008/168).

(6) Additional authority of $7,649,000 was granted subsequent to the Supplementary Estimates of Appropriations 2007/08 and prior to the expense being incurred, but the actual expense exceeded the additional authority.

(7) Additional authority of $934,000 was granted subsequent to the Supplementary Estimates of Appropriations 2007/08 and prior to the expense being incurred, but the actual expense exceeded the additional authority.

(8) The Supplementary Estimates of Appropriations of $1,700,000 has been increased by $85,000 by a transfer under section 26A of the Public Finance Act 1989.

Statement of Unappropriated Expenditure (continued)

for the year ended 30 June 2008

Department Vote	Appropriation	Supplementary Estimates of Appropriations 2007/08 $000	Amount in Excess of Appropriation $000
Department of Conservation
Conservation	Capital Expenditure to be Incurred by the Crown
	Crown Land Acquisitions	476	44,988
Inland Revenue Department
Revenue	Non-Departmental Output Expenses
	Retirement Commissioner	—	380
	Other Expenses to be Incurred by the Crown
	General Tax and Family Support Bad Debt Write-Offs	—	123,897
Ministry of Justice
	Other Expenses to be Incurred by the Crown
	Personal Property Protection Rights Costs	1,700	571
The Treasury	Capital Expenditure to be Incurred by the Crown
	Landcorp Protected Land Agreement	—	64,200
	Other Expenses to be Incurred by the Crown
	Write-off of Capital Charge Receivable	—	3,180

Statement of Unappropriated Expenditure (continued)

for the year ended 30 June 2008

Net Assets

Section 22 of the Public Finance Act 1989 requires that the net asset holding of a department must not exceed the most recent projected balance of net assets for that department as set out in an Appropriation Act, except where Ministers agree a surplus may be retained or where assets or liabilities have been remeasured.  The following schedule discloses departments that have breached this requirement during the year.

Excess departmental net asset holding, with Cabinet approval to use imprest supply

Department	Supplementary Estimates of Appropriations 2007/08 $000	Amount in Excess of Net Asset Balance Limit per Appropriation $000
Ministry of Foreign Affairs and Trade(1)	348,156	2,300
Department of Internal Affairs(2)	42,267	2,425

Excess departmental net asset holding, without Cabinet approval to use imprest supply

Department	Supplementary Estimates of Appropriations 2007/08 $000	Amount in Excess of Net Asset Balance Limit $000
Ministry of Agriculture and Forestry	32,765	193
Archives New Zealand	64,749	4
Ministry of Economic Development	20,939	584
Ministry for the Environment	3,341	371
Ministry of Justice	634,609	183
National Library of New Zealand	105,410	397
Office of the Clerk	4,529	237

(1) Additional authority of $2,300,000 was granted subsequent to the Supplementary Estimates of Appropriations 2007/08 and prior to the department increasing its net assets.

(2) Additional authority of $2,425,000 was granted subsequent to the Supplementary Estimates of Appropriations 2007/08 and prior to the department increasing its net assets.

Statement of Expenses or Capital Expenditure Incurred in Emergencies

for the year ended 30 June 2008

Under section 25 of the Public Finance Act 1989, if a state of national emergency is declared under the Civil Defence Emergency Management Act 2002, or if the Government declares an emergency because of any situation that affects the public health or safety of New Zealand, the Minister of Finance may approve expenses or capital expenditure to meet such emergency or disaster whether or not an appropriation by Parliament is available for the purpose.  Once expenses or capital expenditure have been incurred, the amounts that have not been appropriated must be disclosed in the annual financial statements of the Government for the financial year and sanctioned by Parliament in an Appropriation Act.

During the year, no such emergency expenses or capital expenditure were incurred.

Statement of Trust Money

for the year ended 30 June 2008

Department Trust Account	As at 30 June 2007 $000	Contributions $000	Distributions $000	Revenue $000	Expense $000	As at 30 June 2008 $000
Agriculture and Forestry
Meat Board Levies Trust	—	58,115	(58,129)	17	—	3
Audit
South Pacific Association of Supreme Audit Institutions Trust	22	—	—	2	(2)	22
Building and Housing
Certifiers Bond Trust	178	9	—	—	—	187
Licensed Building Practitioners Trust (1), (2)	—	—	—	—	—	—
Residential Tenancies Bond Trust	230,976	144,604	(115,135)	—	—	260,445
Residential Tenancies Bond Trust No.2 Account (2)	—	—	—	—	—	—
Conservation
Bonds/Deposits Trust	6,219	497	(273)	365	—	6,808
Conservation Project Trust	1,327	637	(759)	59	—	1,264
National Parks Trust	101	60	(122)	3	—	42
Walkways Trust	14	—	—	1	—	15
Wildlife and Reserves Trusts (2)	—	—	—	—	—	—
Corrections
Prisons Trust	841	14,611	(14,186)	—	—	1,266
Crown Law Office
Legal Claims Trust	65	2,988	(2,933)	—	—	120
Culture and Heritage
Australian Trust for Oral History Archives Trust	1,505	—	(105)	48	—	1,448
Dictionary of New Zealand Biography Trust	259	—	—	11	(8)	262
New Zealand Encyclopaedia Trust	1	—	—	—	—	1
New Zealand Historical Atlas Trust	97	—	—	9	—	106
New Zealand History Research Trust	1,531	—	—	95	—	1,626
War History Trust (1)	—	481	—	34	—	515
Customs
Alcohol Liquor Advisory Council Trust	1,057	13,840	(13,817)	—	—	1,080
Customs Regional Deposit/Bonds Trust No.1, No.2 & No.3	3,976	4,632	(5,125)	—	—	3,483
Heavy Engineering Research Association Trust	62	903	(892)	—	—	73
Maritime Safety Authority Trust (2)	—	—	—	—	—	—
New Zealand Customs Service MDS Release Trust	114	5,202	(5,228)	11	—	99
New Zealand Customs Service MDS Suspense Trust	26	4,654	(4,646)	—	—	34
Balance carried forward	248,371	251,233	(221,350)	655	(10)	278,899

STATEMENT OF TRUST MONEY (continued)

Department Trust Account	As at 30 June 2007 $000	Contributions $000	Distributions $000	Revenue $000	Expense $000	As at 30 June 2008 $000
Balance brought forward	248,371	251,233	(221,350)	655	(10)	278,899
Economic Development
Coal and Minerals Deposits Trust	263	—	(17)	9	(5)	250
Official Assignee’s Office Trust	9,526	12,377	(7,496)	852	(4,535)	10,724
Patent Co-operation Treaty Fees Trust	130	1,322	(1,222)	168	(178)	220
Petroleum Deposits Trust	1,086	—	—	1	—	1,087
Proceeds of Crime Trust	4,089	3,273	(1,964)	353	(958)	4,793
Radio Frequencies Tender Trust	225	21,800	(21,910)	110	—	225
Education
Code of Practice for Providers who Enrol International Students Trust	2,421	—	—	3,837	(3,890)	2,368
Conferences Trust	2	—	—	—	—	2
Fisheries
MAF Overfishing Account Trust	4,054	9,281	(12,214)	305	(304)	1,122
MAF Fish Forfeit Property Trust	318	2,092	(971)	57	—	1,496
Foreign Affairs and Trade
Cook Island Trust	3	3,072	(3,075)	68	—	68
Government Administration Building, Niue Trust (2)	—	—	—	—	—	—
Judicial Development Trust	391	1,500	(985)	37	—	943
New Zealand/France Friendship Trust	13	137	(103)	2	—	49
Niue Trust	25,023	—	(26,306)	1,283	—	—
Samoa Trust	—	443	(443)	—	—	—
Pacific Gender and Aid Effectiveness Trust (1)	—	63	—	—	—	63
Pacific Islands Chief of Police Women’s Advisory Network Trust (1)	—	312	—	—	—	312
Health
Health Benefits Offices Trust	83	4,415,590	(4,415,039)	—	—	634
Medicines Review Objectors Deposit Trust (2)	—	—	—	—	—	—
Inland Revenue
Child Support Agency Trust Account	24,109	185,778	(208,574)	—	—	1,313
KiwiSaver Employer Trust (2)	—	—	—	—	—	—
KiwiSaver Returned Transactions Trust (2)	—	—	—	—	—	—
Reciprocal Child Support Agreement Trust	153	9,234	(9,258)	—	—	129
Balance carried forward	320,260	4,917,507	(4,930,927)	7,737	(9,880)	304,697

STATEMENT OF TRUST MONEY (continued)

Department Trust Account	As at 30 June 2007 $000	Contributions $000	Distributions $000	Revenue $000	Expense $000	As at 30 June 2008 $000
Balance brought forward	320,260	4,917,507	(4,930,927)	7,737	(9,880)	304,697
Internal Affairs
New Zealand 1990 Scholarship Trust	587	—	—	50	—	637
Unlimited Potential Programme Trust	139	—	(12)	4	(131)	—
Vogel House Trust	—	1	(1)	—	—	—
Justice
Chief Electoral Trust (2)	—	—	—	—	—	—
Courts Law Trust	7,347	18,147	(15,485)	—	—	10,009
Employment Court Trust	131	220	(199)	—	—	152
Fines Trust	27,154	71,309	(71,837)	—	—	26,626
Foreign Currency Trust (2)	—	—	—	—	—	—
Maori Land Court Trust	52	—	—	22	(10)	64
Supreme Court Trust	34	—	—	97	(48)	83
Victims’ Claims Trust	47	—	—	21	(56)	12
Labour
Employment Relations Service Trust	24	268	(274)	1	—	19
Industrial Relations Act Security of Costs Trust	6	—	—	—	—	6
New Zealand Immigration Service Trust	7,357	5,250	(5,625)	396	(27)	7,351
Land Information New Zealand
Crown Forestry Licences Trust	879	453,899	(448,199)	(416,805)	413,954	3,728
Deposits Trust	2,264	26	(156)	—	(1)	2,133
Endowment Rentals Trust	1	352	(352)	—	—	1
Hunter Gift for the Settlement of Discharged Soldiers Trust	51	4	—	—	—	55
National Library
Interloan Billing System Trust	5	—	—	391	(389)	7
Macklin Bequest Fund Trust	235	—	—	17	(20)	232
New Zealand Defence Force
New Zealand Defence Force Trust (3)	—	—	—	—	—	—
New Zealand Defence Force - Year of the Veteran Trust	12	—	—	—	—	12
Police
Bequests, Donations and Appeals
Trust	62	—	—	300	(201)	161
Found Money Trust	184	—	—	160	(30)	314
Money in Custody Trust	8,843	—	—	5,494	(2,568)	11,769
Reparation Trust	8	—	—	10	(9)	9
Rewards Monies Trust (2)	—	—	—	—	—	—
Balance carried forward	375,682	5,466,983	(5,473,067)	(402,105)	400,584	368,077

STATEMENT OF TRUST MONEY (continued)

Department Trust Account	As at 30 June 2007 $000	Contributions $000	Distributions $000	Revenue $000	Expense $000	As at 30 June 2008 $000
Balance brought forward	375,682	5,466,983	(5,473,067)	(402,105)	400,584	368,077
Social Development
Australian Recovery Debt Trust	4	—	—	42	(42)	4
Australian Dollar Embargoed Arrears Trust	191	3,053	(2,922)	—	—	322
Australian Dollar Reciprocal Trust (3)	—	—	—	—	—	—
Children and Young Persons and Their Families Agency Trust (4)	381	—	—	(381)	—	—
Maintenance Trust	47	—	—	999	(997)	49
Netherlands Recovery Debt Trust	1	—	—	43	(33)	11
Overseas Debt Recovery Trust (2)	—	—	—	—	—	—
WR Wallace Trust (4)	—	—	—	411	(18)	393
Treasury
Trustee Act 1956 Trust	941	769	(68)	78	—	1,720
Total	377,247	5,470,805	(5,476,057)	(400,913)	399,494	370,576

Additional Financial Information

Fiscal Indicator Analysis – Performance

for the year ended 30 June 2008

Forecast			Actual
Original Budget	Estimated Actuals		30 June 2008	30 June 2007
$m	$m		$m	$m
		Core Crown revenue (excl NZS Fund)
59,402	61,936	Core Crown revenue per segment analysis	61,819	58,211
(447)	(381)	Less NZS Fund revenue(1)	(385)	(436)
349	259	Add back NZS Fund intra-segment revenue(1)	237	707
59,304	61,814	Core Crown revenue (excl NZS Fund)	61,671	58,482
		OBEGAL excluding NZS Fund
4,958	5,227	Total Crown OBEGAL per statement of financial performance	5,637	5,860
(447)	(381)	Less NZS Fund revenue(1)	(385)	(436)
—	114	Add NZS Fund other expenses(1)	97	119
349	259	Add back NZS Fund intra-segment revenue(1)	237	707
4,860	5,219	OBEGAL excluding NZS Fund	5,586	6,250

(1)  Refer to Fiscal Indicator Analysis - NZS Fund on page 163.

Fiscal Indicator Analysis - Core Crown Residual Cash

for the year ended 30 June 2008

Forecast			Actual
Original Budget	Estimated Actuals		30 June 2008	30 June 2007
$m	$m		$m	$m
		Core Crown Cash Flows from Operations
55,121	56,392	Total tax receipts	55,975	53,278
477	494	Total other sovereign receipts	486	395
1,857	1,980	Interest, profits and dividends	2,128	1,896
1,472	1,654	Sale of goods & services and other receipts	1,411	1,433
(18,789)	(19,931)	Subsidies and transfer payments	(19,562)	(17,234)
(32,610)	(31,478)	Personnel and operating costs	(30,792)	(28,962)
(2,176)	(2,333)	Finance costs	(2,354)	(2,220)
(314)	—	Forecast for future new operating spending	—	—
—	240	Top-down expense adjustment	—	—
5,038	7,018	Net cash flows from core Crown operations	7,292	8,586
(1,803)	(1,544)	Net purchase of physical assets	(1,433)	(1,755)
(1,088)	(1,254)	Net increase in advances	(1,254)	(1,125)
(636)	(519)	Net purchase of investments	(444)	(365)
(2,103)	(2,103)	Contribution to NZ Superannuation Fund	(2,104)	(2,048)
(200)	—	Purchase of Reserve Bank reserves	—	(500)
(184)	(690)	Top-down capital adjustment	—	—
(976)	908	Residual cash	2,057	2,793
		Financed by:
(1,649)	(2,863)	Other net sale/(purchase) of marketable securities and deposits	(3,595)	(4,956)
(2,625)	(1,955)	Total operating and investing activities	(1,538)	(2,163)

		Used in:
709	167	Net (repayment)/issue of other New Zealand dollar borrowing	(1,585)	1,120
(993)	(504)	Net (repayment)/issue of foreign currency borrowing	901	1,775
178	260	Issues of circulating currency	86	81
3	(572)	Decrease/(increase) in cash	249	(479)
(103)	(649)		(349)	2,497
(2,728)	(2,604)	Net cash inflow/(outflow) to be offset by domestic bonds	(1,887)	334
		Gross Cash Proceeds from Domestic Bonds
2,520	2,415	Domestic bonds (market)	1,757	2,294
208	189	Domestic bonds (non-market)	130	570
2,728	2,604	Total gross cash proceeds from domestic bonds	1,887	2,864
—	—	Repayment of domestic bonds (market)	—	(2,777)
—	—	Repayment of domestic bonds (non-market)	—	(421)
—	—	Total repayments of domestic bonds	—	(3,198)
2,728	2,604	Net (repayments of)/cash proceeds from domestic bonds	1,887	(334)

This note illustrates how the financial activities of the core Crown reported in the financial statements relate to the Domestic Bond Programme.

Fiscal Indicator Analysis - Debt

as at 30 June 2008

Forecast			Actual
Original Budget	Estimated Actuals		30 June 2008	30 June 2007
$m	$m		$m	$m
		Gross and net debt analysis:
46,364	45,546	Total borrowings	46,110	41,898
38,876	37,035	Core Crown borrowings	37,336	35,892
		Add back NZS Fund holdings of sovereign-issued debt and
1,524	638	NZS Fund borrowings	409	913
40,400	37,673	Gross sovereign-issued debt(1)	37,745	36,805
51,184	48,927	Less core Crown financial assets(2)	50,698	44,272
(10,784)	(11,254)	Net core Crown debt (incl NZS Fund(3)	(12,953)	(7,467)
15,439	13,100	Add back NZS Fund holdings of core Crown financial assets and NZS Fund financial assets(4)	12,934	11,576
4,655	1,846	Net core Crown debt (excl NZS Fund)(3)	(19)	4,109
		Gross sovereign-issued debt excluding settlement cash:
40,400	37,673	Gross sovereign-issued debt(1)	37,745	36,805
(7,523)	(7,510)	Less Reserve Bank settlement cash (incl. Kiwibank)	(7,955)	(7,758)
1,600	1,600	Add back changes to DMO borrowing due to settlement cash(5)	1,600	1,600
34,477	31,763	Gross sovereign-issued debt excluding settlement cash	31,390	30,647

Notes on Gross and net debt analysis:

(1)  Gross sovereign-issued debt is debt issued by the sovereign (i.e. core Crown) and includes Government stock held by the NZS Fund, ACC or EQC for example.  In other words, the total sovereign-issued debt does not eliminate any internal cross-holdings held by these entities.  The Government’s debt objective uses this measure of debt.

(2)  Core Crown financial assets exclude receivables.

(3)  Net core Crown debt is the Government Sovereign issued debt less financial assets.  This can provide information about the sustainability of the Government’s accounts, and is used by some international agencies when determining the creditworthiness of a country.  However, as some financial assets are not easily converted into cash, and some are restricted, it is important to view net debt alongside gross sovereign-issued debt.

(4)  Adding back the NZ Superannuation Fund Assets provides the financial liabilities less financial assets of the Core Crown, excluding those assets set aside to meet part of the future cost of New Zealand superannuation.

(5)  The Reserve Bank has used $1.6 billion of settlement cash to purchase reserves that were to have been funded by DMO borrowing.  Therefore the impact of settlement cash on gross sovereign-issued debt is adjusted by this amount.

Fiscal Indicator Analysis - NZ Superannuation Fund

for the year ended 30 June 2008

Forecast			Actual
Original Budget	Estimated Actuals		30 June 2008	30 June 2007
$m	$m		$m	$m
447	381	Revenue	385	436
(349)	(259)	Less current tax expense	(237)	(707)
—	63	Less inter-entity expenses(1)	63	171
—	(114)	Less other expenses	(97)	(119)
866	(686)	Gains/(losses)	(995)	1,313
964	(615)	Operating balance	(881)	1,094
12,910	12,973	Opening net worth	12,973	9,855
2,103	2,103	Gross contribution from the Crown	2,104	2,048
964	(615)	Operating balance	(881)	1,094
—	—	Other movements in reserves	16	(24)
15,977	14,461	Closing net worth	14,212	12,973
		comprising:
15,439	13,816	Financial assets	13,791	12,576
538	645	Net other assets	421	397
15,977	14,461	Closing net worth	14,212	12,973

(1)  NZS Fund inter-entity expenses include deferred tax expense/(credits).

The NZS Fund is an important component of the Government’s fiscal strategy.  The Fund’s assets provide the means for the Government to partially pre-fund future fiscal pressures, particularly those pressures arising from an ageing population.

The results of the NZS Fund, as they have been incorporated into the Crown financial statements, are shown above.

Information on State-owned Enterprises and Crown Entities

Accounting policies

The Crown’s financial interest in State-owned entities (“SOE’s”) and Crown entities (“CE’s”) is reported in accordance with the Crown’s accounting policies.  Adjustments have been made to restate the financial position and financial performance of certain entities, as reported in their own financial statements, to a basis consistent with the Crown’s accounting policies.

With the exception of Tertiary Education Institutions (“TEI’s”) the Crown has line-by-line combined all SOE’s and Crown entities.

The Crown has equity accounted 100% of the net assets of TEI’s on the basis that, in the event of disestablishment of a TEI (which is subject to a resolution of the House), 100% of the net assets revert to the Crown in the absence of a decision to transfer the assets to a new or existing institution and, in the meantime, the Crown enjoys the benefits of the provision of a higher education to the public of New Zealand (refer note 21).

Minority interests

The ownership interest in Air New Zealand Limited is 76.07% (2007: 76.50%).  The interest in Air New Zealand Limited is included within the SOE segment.

Balance dates

Except for those entities listed below, all SOEs and significant CE’s have a balance date of 30 June, and the information reported in these financial statements is for the period ended 30 June 2008:

SOE’s	Balance date	Information reported to
AsureQuality Limited	30 September	30 June 2008
Crown entities:
School boards of trustees	31 December	31 December 2007
TEI’s	31 December	30 June 2008

Information on State-owned Enterprises and Crown Entities (continued)

	30 June 2008			30 June 2007
	Total	Operating	Distributions	Total	Operating	Distributions
	revenue	balance	to Crown	revenue	balance	to Crown
	$m	$m	$m	$m	$m	$m
State-owned enterprises
AgriQuality New Zealand Limited	17	(5)	—	85	—	—
Airways Corporation of New Zealand Limited	139	11	(6)	132	7	(6)
Asure New Zealand Limited	10	1	(2)	53	3	(2)
AsureQuality Limited	104	5	—	—	—	—
Electricity Corporation of New Zealand Limited	1	—	—	1	—	—
Genesis Power Limited	2,545	99	(29)	1,776	89	(10)
Landcorp Farming Limited	8	59	(12)	6	20	(3)
Meridian Energy Limited	2,609	129	(298)	1,774	241	(368)
Meteorological Service of New Zealand Limited	35	3	—	31	2	(2)
Mighty River Power Limited	1,176	113	(56)	789	98	(50)
New Zealand Post Limited	1,729	110	(27)	1,486	86	(31)
New Zealand Railways Corporation	241	(45)	—	223	(20)	—
Solid Energy New Zealand Limited	555	36	—	540	95	—
Timberlands West Coast Limited	19	(24)	—	18	(4)	—
Transpower New Zealand Limited	642	76	—	626	206	—
Kordia Group Limited	239	1	(9)	261	14	(5)
Animal Control Products Limited	6	1	(1)	6	1	(1)
Learning Media Limited	24	(2)	—	25	—	—
Quotable Value New Zealand	41	18	(5)	42	2	(1)
Total State-owned enterprises	10,140	586	(445)	7,874	840	(479)
Air New Zealand Limited	4,784	278	(105)	4,380	(50)	(162)
Total SOE’s and Air New Zealand Limited	14,924	864	(550)	12,254	790	(641)
Intra-segmental eliminations	(327)	(141)	—	(366)	17	—
Total per statement of segments	14,597	723	(550)	11,888	807	(641)
Crown Entities
Accident Compensation Corporation	4,200	(2,408)	—	3,684	(112)	—
Crown research institutes	644	21	—	594	8	—
District health boards (including the
Crown Health Funding Agency)	9,896	(24)	—	9,046	2	—
Earthquake Commission	439	107	—	215	16	—
Housing New Zealand Corporation	891	18	(13)	826	97	(20)
Museum of New Zealand Te Papa	44	(14)	—	46	(9)	—
New Zealand Fire Service Commission	296	3	—	282	14	—
Public Trust	124	(28)	—	105	4	—
Schools	5,403	52	—	4,487	33	—
Tertiary Education Commission	2,642	2	—	2,404	5	—
TEIs	—	225	—	—	108	—
Transit New Zealand	1,206	600	—	1,156	550	—
Television New Zealand	392	19	(10)	375	(8)	(15)
Other	4,925	47	(2)	4,918	410	(1)
Total Crown Entities	31,102	(1,380)	(25)	28,138	1,118	(36)
Intra-segmental eliminations	(2,089)	(146)	—	(1,938)	(95)	—
Total per statement of segments	29,013	(1,526)	(25)	26,200	1,023	(36)
Total Financial Interest in SOEs, Crown Entities and Air New Zealand Limited	43,610	(803)	(575)	38,088	1,830	(677)

Information on State-owned Enterprises and Crown Entities (continued)

	30 June 2008
	Purchase of PPE $m	Total PPE $m	Total assets $m	Total borrowings $m	Total liabilities $m	Equity $m	30 June 2007 Equity $m
State-owned enterprises
AgriQuality New Zealand Limited	(2)	—	—	—	—	—	25
Airways Corporation of New Zealand Limited	(17)	107	132	27	78	54	46
Asure New Zealand Limited	—	—	—	—	—	—	10
AsureQuality Limited	(2)	27	63	13	32	31	—
Electricity Corporation of New Zealand Limited	—	—	18	16	16	2	2
Genesis Power Limited	(218)	1,851	2,680	573	1,273	1,407	1,326
Landcorp Farming Limited	(131)	1,365	1,729	251	280	1,449	1,185
Meridian Energy Limited	—	6,433	7,189	1,114	2,984	4,205	4,402
Meteorological Service of New Zealand Limited	(7)	11	19	5	10	9	6
Mighty River Power Limited	(303)	3,499	4,038	865	1,782	2,256	1,694
New Zealand Post Limited	(45)	328	8,028	7,073	7,361	667	588
New Zealand Railways Corporation	(213)	11,799	11,907	223	282	11,626	10,549
Solid Energy New Zealand Limited	(55)	352	626	28	258	368	340
Timberlands West Coast Limited	—	6	32	—	10	22	43
Transpower New Zealand Limited	(321)	2,554	2,867	1,192	1,533	1,334	1,265
Kordia Group Limited	(37)	167	259	116	158	101	106
Animal Control Products Limited	(1)	2	6	—	1	5	4
Learning Media Limited	—	2	8	—	4	4	6
Quotable Value New Zealand	(2)	2	31	—	9	22	9
Total State-owned enterprises	(1,354)	28,505	39,632	11,496	16,071	23,562	21,606
Air New Zealand Limited	(238)	2,671	5,316	1,412	3,488	1,828	1,577
Total SOE’s and Air New Zealand Limited	(1,592)	31,176	44,948	12,908	19,559	25,390	23,183
Intra-segmental eliminations	(303)	(143)	(506)	(91)	(94)	(413)	(383)
Total per statement of segments	(1,895)	31,033	44,442	12,817	19,465	24,977	22,800
Crown Entities
Accident Compensation Corporation	(54)	64	13,186	29	21,163	(7,977)	(5,571)
Crown research institutes	(57)	472	668	38	177	490	450
District health boards (including the Crown Health Funding Agency)	(449)	4,173	6,846	2,968	4,696	2,150	2,014
Earthquake Commission	(3)	13	5,637	—	102	5,535	5,429
Housing New Zealand Corporation	(283)	15,177	15,493	1,833	3,197	12,296	11,591
Museum of New Zealand Te Papa	(17)	1,006	1,038	—	14	1,024	978
New Zealand Fire Service Commission	(48)	491	559	7	87	471	448
Public Trust	(1)	8	1,011	979	991	20	49
Schools	(109)	1,300	2,343	84	675	1,668	1,436
Tertiary Education Commission	(2)	6	161	20	145	16	21
TEIs	(478)	—	8,386	—	—	7,037	6,310
Transit New Zealand	(1,034)	20,956	21,164	—	195	20,969	19,418
Television New Zealand Limited	(16)	127	316	30	114	201	192
Other	(37)	184	1,723	43	948	778	858
Total Crown Entities	(2,588)	43,977	78,531	6,278	32,504	44,678	43,623
Intra-segmental eliminations	586	(318)	(3,193)	(1,573)	(1,543)	(301)	(297)
Total per statement of segments	(2,002)	43,659	75,338	4,705	30,961	44,377	43,326
Total Financial Interest in SOEs, Crown Entities and Air New Zealand Limited	(3,897)	74,692	119,780	17,522	50,426	69,354	66,126

Government Reporting Entity as at 30 June 2008

These financial statements are for the Government Reporting entity as specified in Part III of the Public Finance Act 1989.  This comprises Ministers of the Crown and the following entities:

Departments

Agriculture and Forestry

Archives New Zealand

Building and Housing

Conservation

Corrections

Crown Law Office

Culture and Heritage

Defence

Economic Development

Education

Education Review Office

Environment

Fisheries

Food Safety Authority

Foreign Affairs and Trade

Government Communications Security Bureau

Health

Inland Revenue

Internal Affairs

Justice

Labour

Land Information New Zealand

Maori Development

National Library of New Zealand

New Zealand Customs Service

New Zealand Defence Force

Office of the Clerk

Pacific Island Affairs

Parliamentary Counsel Office

Parliamentary Service

Police

Prime Minister and Cabinet

Research, Science and Technology

Security Intelligence Service

Serious Fraud Office

Social Development

State Services Commission

Statistics

Transport

Treasury

Women’s Affairs

Others

New Zealand Superannuation Fund

Reserve Bank of New Zealand

Offices of Parliament

Office of the Controller and Auditor-General

Office of the Ombudsmen

Parliamentary Commissioner for the Environment

State-owned enterprises

Airways Corporation of New Zealand Limited

Animal Control Products Limited

AsureQuality Limited

Electricity Corporation of New Zealand Limited

Genesis Power Limited

Kordia Group Limited

Landcorp Farming Limited

Learning Media Limited

Meridian Energy Limited

Meteorological Service of New Zealand Limited

Mighty River Power Limited

New Zealand Post Limited

New Zealand Railways Corporation

Quotable Value Limited

Solid Energy New Zealand Limited

Terralink Limited (in liquidation)

Timberlands West Coast Limited

Transpower New Zealand Limited

Air New Zealand Limited (included for disclosure purposes as if it were an SOE)

Organisations named or described in Schedule 4 of the Public Finance Act 1989

Agriculture and Marketing Research and Development Trust

Asia New Zealand Foundation

Fish and game councils (12)

Leadership Development Centre Trust

New Zealand Fish and Game Council

New Zealand Game Bird Habitat Trust Board

New Zealand Government Property Corporation

New Zealand Lottery Grants Board

Ngai Tahu Ancillary Claims Trust

Pacific Co-operation Foundation

Pacific Island Development Trust

Research and Education Advanced Network New Zealand Limited

Reserves boards (24)

Road Safety Trust

Sentencing Council

Crown entities

Accident Compensation Corporation

Accounting Standards Review Board

Alcohol Advisory Council of New Zealand

Arts Council of New Zealand Toi Aotearoa

Broadcasting Commission

Broadcasting Standards Authority

Career Services

Charities Commission

Children’s Commissioner

Civil Aviation Authority of New Zealand

Commerce Commission

Crown Health Financing Agency

Crown research institutes (9)

District health boards (21)

Drug Free Sport New Zealand

Earthquake Commission

Electoral Commission

Electricity Commission

Energy Efficiency and Conservation Authority

Environmental Risk Management Authority

Families Commission

Foundation for Research, Science and Technology

Government Superannuation Fund Authority

Guardians of New Zealand Superannuation

Health and Disability Commissioner

Health Research Council of New Zealand

Health Sponsorship Council

Housing New Zealand Corporation

Human Rights Commission

Independent Police Conduct Authority

Land Transport New Zealand

Law Commission

Legal Services Agency

Maritime New Zealand

Mental Health Commission

Museum of New Zealand Te Papa Tongarewa Board

New Zealand Antarctic Institute

New Zealand Artificial Limb Board

New Zealand Blood Service

New Zealand Film Commission

New Zealand Fire Service Commission

New Zealand Historic Places Trust (Pouhere Taonga)

New Zealand Lotteries Commission

New Zealand Qualifications Authority

New Zealand Symphony Orchestra

New Zealand Teachers Council

New Zealand Tourism Board

New Zealand Trade and Enterprise

New Zealand Venture Investment Fund Limited

Office of Film and Literature Classification

Pharmaceutical Management Agency

Privacy Commissioner

Public Trust

Radio New Zealand Limited

Retirement Commissioner

School boards of trustees (2,463)

Securities Commission

Social Workers Registration Board

Sport and Recreation New Zealand

Standards Council

Takeovers Panel

Te Reo Whakapuaki Irirangi (Te Mangai Paho)

Te Taura Whiri i te Reo Maori (Maori Language Commission)

Television New Zealand Limited

Tertiary Education Commission

Tertiary education institutions (31)

Testing Laboratory Registration Council

Transit New Zealand

Transport Accident Investigation Commission